     As filed with the Securities and Exchange Commission on October 18, 2002.
                                                   Registration No. 333-100402

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                 AMENDMENT NO. 1
                                 ---------------
                                       TO
                                       --
                                    FORM S-4
                                    --------

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 ---------------

                         TEXAS REGIONAL BANCSHARES, INC.
             (Exact name of registrant as specified in its charter)

              TEXAS                                 6022                        74-2294235
 (State or other jurisdiction of       (Primary Standard Industrial           (I.R.S. Employer
  incorporation or organization)        Classification Code Number)        Identification Number)

                                               ---------------

                                                                           GLEN E. RONEY
                                                         CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
     3900 NORTH 10TH STREET, 11TH FLOOR                             TEXAS REGIONAL BANCSHARES, INC.
            MCALLEN, TEXAS 78501                                  3900 NORTH 10TH STREET, 11TH FLOOR
               (956) 631-5400                                           MCALLEN, TEXAS 78501
(Address, including zip code, and telephone number,                         (956) 631-5400
    including area code, of registrant's               (Name, address, including zip code, and telephone number,
        principal executive offices)                            including area code, of agent for service)


                                 --------------

                                   Copies to:
                          WILLIAM A. ROGERS, JR., ESQ.
                            ROGERS & WHITLEY, L.L.P.
                         816 CONGRESS AVENUE, SUITE 1100
                               AUSTIN, TEXAS 78701
                                 (512) 328-8156

                                 ---------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable following the effective date of this registration statement and the effective time of the merger described in the Agreement and Plan of Reorganization attached as Appendix A to the proxy statement forming a part of this registration statement.


   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


                                               CALCULATION OF REGISTRATION FEE
====================================================================================================================================
 TITLE OF EACH CLASS OF SECURITIES     AMOUNT TO BE    PROPOSED MAXIMUM OFFERING     PROPOSED MAXIMUM AGGREGATE        AMOUNT OF
        TO BE REGISTERED               REGISTERED(1)      PRICE PER SHARE(2)             OFFERING PRICE (2)        REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
Class A voting common stock,             150,012                  N/A                        $4,613,835                  $1,103
   $1.00 par value per share
====================================================================================================================================

(1) Represents the maximum number of shares of Class A Voting Common Stock that Texas Regional may be required to issue to holders of common stock of San Juan Bancshares, Inc. upon consummation of the merger of San Juan Bancshares, Inc. with a wholly-owned subsidiary of Texas Regional.

(2) Calculated in accordance with Rule 457(f)(2) of Regulation C. Based on the book value per fully diluted share (computed as of August 31, 2002, the most recent date for which such information is available) of the common stock of San Juan Bancshares, Inc. to be exchanged in the merger.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this proxy statement is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

               SUBJECT TO COMPLETION, DATED _______________, 2002


SAN JUAN BANCSHARES, INC.                    TEXAS REGIONAL BANCSHARES, INC.
    PROXY STATEMENT                                     PROSPECTUS

               A MERGER PROPOSAL - YOUR VOTE IS VERY IMPORTANT

      On July 29, 2002, the board of directors of San Juan Bancshares, Inc. unanimously approved the merger of San Juan into Texas Regional Delaware, Inc., a subsidiary of Texas Regional Bancshares, Inc.. In the merger, San Juan shareholders will receive, unless adjusted, 150,012 shares of Texas Regional common stock in exchange for their shares of San Juan common stock. Holders of San Juan common stock will be entitled to receive 13.3475 shares of Texas Regional common stock for each share of San Juan common stock they own. The ratio may be adjusted as follows:

      o Texas Regional may decrease the number of shares issued in the merger if the net worth of San Juan, after adjustments specified in the merger agreement, is less than $4,400,000 at the time of the merger.

      o Texas Regional may decrease the number of shares issued in the merger if San Juan's expenses related to termination of data processing contracts, automated teller machine service contracts, employment contracts, employee or contractor severance agreements or policies, incentive compensation arrangements and other services contracts exceed $100,000.

      Texas Regional common stock is quoted on The Nasdaq Stock Market's National Market System under the trading symbol "TRBS." On _________ ___, 2002, Texas Regional common stock closed at $__________ per share.

      The board of directors of San Juan recommends that you vote "FOR" the approval of the merger agreement. The merger requires approval by the holders of at least two-thirds of the outstanding shares of San Juan common stock entitled to vote at the special meeting. In connection with the merger agreement, San Juan shareholders owning approximately 75% of the outstanding San Juan common stock have entered into agreements and irrevocable proxies under which they granted an irrevocable proxy to Travis P. Neely and Teresa N. Eoff, or either of them with full power of substitution, to vote all of their shares of San Juan common stock in favor of the merger agreement and the merger. As a result, approval of the merger agreement and merger is assured.

      PLEASE CAREFULLY CONSIDER THE RISKS OUTLINED UNDER "RISK FACTORS" BEGINNING ON PAGE 12.

      Please consider sending in your proxy, regardless of the number of shares you own or whether or not you plan to attend the special meeting. If you hold shares that are not bound by an agreement and irrevocable proxy, please complete, sign, date and return the accompanying proxy card. Returning the proxy does NOT deprive you of your right to attend the meeting and to vote your shares in person.


                                                  /s/ TRAVIS P. NEELY
                                              -----------------------------
                                                  Chairman of the Board

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT/ PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      THIS DOCUMENT ALSO SERVES AS THE PROSPECTUS FOR THE OFFERING OF TEXAS REGIONAL COMMON STOCK TO THE SAN JUAN SHAREHOLDERS IN EXCHANGE FOR THEIR SAN JUAN SHARES. YOU SHOULD NOTE THAT THE SECURITIES THAT TEXAS REGIONAL IS OFFERING THROUGH THIS PROXY STATEMENT ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK SUBSIDIARY OF TEXAS REGIONAL AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

      This proxy statement is dated _________________, 2002, and was first mailed or otherwise delivered to San Juan shareholders on or about _____________, 2002.

                            SAN JUAN BANCSHARES, INC.
                                235 W. 5TH STREET
                              SAN JUAN, TEXAS 78589

    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ___________, 2002

      To the shareholders of San Juan Bancshares, Inc.:

      Notice is hereby given that a special meeting of shareholders of San Juan Bancshares, Inc. will be held on _____________, 2002, at ___________________
a.m. San Juan, Texas time, at the offices of Texas Country Bank, 235 W. 5th Street, San Juan, Texas, 78589, for the following purposes:

      1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Reorganization, dated as of August 21, 2002, by and between Texas Regional Bancshares, Inc. and San Juan Bancshares, Inc., which provides for the merger of San Juan with and into Texas Regional Delaware, Inc., a subsidiary of Texas Regional. Holders of San Juan common stock will be entitled to receive 13.3475 shares of Texas Regional common stock for each share of San Juan common stock they own. The ratio may be adjusted as follows:

            o Texas Regional may decrease the number of shares available for exchange if the net worth of San Juan, after adjustments specified in the merger agreement, is less than $4,400,000 at the time of the merger.

            o Texas Regional may decrease the number of shares issued in the merger if San Juan's expenses related to termination of data processing contracts, automated teller machine service contracts, employment contracts, employee or contractor severance agreements or policies, incentive compensation arrangements and other services contracts exceed $100,000.

      2. To transact such other business as may properly come before the special meeting or any adjournment of the meeting.

      These items of business are described in the accompanying proxy statement. A copy of the Agreement and Plan of Reorganization, also referred to in the accompanying proxy statement as the merger agreement, is included as Appendix A.


      The San Juan board of directors has fixed the close of business on ___________, 2002, as the record date of the special meeting, and only San Juan shareholders of record at such time will be entitled to notice of, and to vote at, the special meeting or at any adjournment or postponement thereof. We cannot complete the merger unless at least two-thirds of the San Juan shares outstanding and entitled to vote thereon on the record date vote in favor of the merger agreement. As of the record date, 8,376 shares of San Juan common stock, representing approximately 75% of San Juan's outstanding common stock entitled to vote on the merger were bound by irrevocable proxies in the form included as Appendix B. Under these proxies, each San Juan shareholder who has executed this proxy has granted to Travis P. Neely and Teresa N. Eoff an irrevocable proxy to vote all the shares subject to this proxy in favor of the merger agreement and the merger. As a result, approval of the merger is assured.

      All San Juan shareholders entitled to notice of, and to vote at, the special meeting are cordially invited to attend the special meeting. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, PLEASE SUBMIT YOUR PROXY WELL IN ADVANCE OF THE SPECIAL MEETING. You may submit your proxy by mail if you promptly complete, sign, date and return the accompanying proxy card in the enclosed self-addressed, stamped envelope. This will not prevent you from voting in person. Any proxy may be revoked in writing at any time before it is voted, however, a holder whose shares are subject to an agreement and irrevocable proxy may not revoke the proxy.


                                    By Order of the Board of Directors
                                    of San Juan Bancshares, Inc.

                                    /s/ Travis P. Neely, Chairman of the Board
San Juan, Texas
_____________, 2002

--------------------------------------------------------------------------------
   WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE
     AND RETURN THE ACCOMPANYING PROXY OR VOTING INSTRUCTION IN THE ENCLOSED
                        SELF-ADDRESSED STAMPED ENVELOPE.
--------------------------------------------------------------------------------

                                TABLE OF CONTENTS


QUESTIONS AND ANSWERS ABOUT THE MERGER.......................................1

SUMMARY......................................................................3

TEXAS REGIONAL...............................................................3
SAN JUAN.....................................................................3
THE MERGER...................................................................4
AGREEMENT AND IRREVOCABLE PROXY..............................................7
RECENT DEVELOPMENTS..........................................................7
RECENT DEVELOPMENTS..........................................................7
TEXAS REGIONAL UNAUDITED THIRD QUARTER 2002 EARNINGS REPORT..................7

SELECTED FINANCIAL DATA.....................................................10

COMPARATIVE PER SHARE MARKET PRICE DATA.....................................11

RISK FACTORS................................................................12


FORWARD-LOOKING STATEMENTS..................................................15


SAN JUAN SPECIAL MEETING....................................................16

GENERAL.....................................................................16
DATE, TIME, AND PLACE OF THE SPECIAL MEETING................................16
PURPOSE OF THE SPECIAL MEETING..............................................16
RECORD DATE; SHARES ENTITLED TO VOTE; QUORUM................................16
VOTE OF SAN JUAN SHAREHOLDERS REQUIRED FOR ADOPTION OF THE MERGER AGREEMENT.16
VOTING INSTRUCTIONS; PROXIES................................................17
SOLICITATION OF PROXIES; EXPENSES...........................................17

THE MERGER..................................................................18

GENERAL.....................................................................18
BACKGROUND OF THE MERGER....................................................19
SAN JUAN'S REASONS FOR THE MERGER...........................................19
RECOMMENDATION OF THE SAN JUAN BOARD OF DIRECTORS...........................19
TEXAS REGIONAL'S REASONS FOR THE MERGER.....................................20
INTERESTS OF RELATED PERSONS IN THE MERGER..................................20
COMPLETION AND EFFECTIVENESS OF MERGER......................................20
STRUCTURE OF THE MERGER AND CONVERSION OF SAN JUAN COMMON STOCK.............20
EXCHANGE OF SAN JUAN STOCK CERTIFICATES FOR TEXAS REGIONAL STOCK
 CERTIFICATES...............................................................20
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER........21
ACCOUNTING TREATMENT OF THE MERGER..........................................22
REGULATORY APPROVALS........................................................22
RESTRICTIONS ON RESALES OF TEXAS REGIONAL COMMON STOCK......................22
LISTING ON THE NASDAQ NATIONAL MARKET SYSTEM OF STOCK TO BE ISSUED IN THE
MERGER......................................................................23
DISSENTERS' RIGHTS OF APPRAISAL.............................................23
THE MERGER AGREEMENT........................................................25
MANAGEMENT AFTER THE MERGER.................................................30

INFORMATION ABOUT SAN JUAN..................................................31

General.....................................................................29
Facilities..................................................................29
Competition.................................................................29
Employees...................................................................29
Legal Proceedings...........................................................29

DESCRIPTION OF TEXAS REGIONAL CAPITAL STOCK.................................32


BENEFICIAL STOCK OWNERSHIP BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS.........34

OWNERSHIP OF SAN JUAN CAPITAL STOCK.........................................34

OWNERSHIP OF TEXAS REGIONAL CAPITAL STOCK...................................35

COMPARISON OF RIGHTS OF HOLDERS OF SAN JUAN COMMON STOCK AND TEXAS REGIONAL
COMMON STOCK................................................................36

COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION WITH RESPECT TO TEXAS
REGIONAL COMMON STOCK AND SAN JUAN COMMON STOCK.............................41

EXPERTS.....................................................................42

LEGAL MATTERS...............................................................42

INDEMNIFICATION.............................................................42

WHERE YOU CAN FIND ADDITIONAL INFORMATION...................................42

INCORPORATION BY REFERENCE..................................................44


Appendices
      Appendix A   Agreement and Plan of Reorganization
      Appendix B   Form of Agreement and Irrevocable Proxy
      Appendix C   Texas Business Corporation Act, Articles 5.11, 5.12 and 5.13

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

      Q:    WHAT IS THE PROPOSED TRANSACTION?

      A: San Juan will merge into Texas Regional Delaware, Inc., a wholly-owned subsidiary of Texas Regional. As a result, San Juan will cease to exist and San Juan's shareholders will exchange their San Juan common stock for shares of Texas Regional common stock.

      Q: HOW CAN I OBTAIN DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT?

      A: THIS PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED IN OR DELIVERED WITH THIS PROXY STATEMENT. THESE DOCUMENTS ARE AVAILABLE WITHOUT CHARGE UPON REQUEST. YOU ARE ASKED TO MAKE THIS REQUEST BY __________, 2002, SO THAT TEXAS REGIONAL CAN FORWARD REQUESTED INFORMATION TO YOU IN A TIMELY MANNER. ANY REQUEST SHOULD BE DIRECTED TO JANIE SANDOVAL MORAN, CONTROLLER, TEXAS REGIONAL BANCSHARES, INC., 3900 NORTH 10TH STREET, 11TH FLOOR, MCALLEN, TEXAS 78501 (TELEPHONE: (956) 632-7735).

      Q:    WHAT DO I NEED TO DO NOW?

      A: After you have read and considered the information in this document, please indicate on your proxy card or voting instruction how you want to vote with respect to the merger agreement. If you hold shares of San Juan common stock that are not bound by the Agreement and Irrevocable Proxy, you should complete, sign and return the enclosed proxy card in the enclosed prepaid return envelope as soon as possible so that those shares may be represented and voted at the special meeting. If you sign and return your proxy without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger agreement and the merger.

            If you hold shares of San Juan common stock that are bound by the Agreement and Irrevocable Proxy, your vote shall be counted as a vote in favor of the merger agreement and the merger with no further action required on your part. You may not change your vote because the proxy you granted under the Agreement and Irrevocable Proxy is irrevocable.

      Q: CAN I CHANGE MY VOTE OR VOTING INSTRUCTION AFTER I HAVE MAILED IN MY SIGNED PROXY CARD OR VOTING INSTRUCTION?

      A: Yes. If you have submitted a proxy and are not bound by the Agreement and Irrevocable Proxy, you can change your vote at any time before your proxy is voted at the special meeting by following the instructions beginning on page 17. If you have submitted a voting instruction and are not bound by an Agreement and Irrevocable Proxy, you can change your voting instruction at any time no later than 3:00 p.m., San Juan, Texas time on the day before the special meeting by following the instructions beginning on page 17.

      Q:    AM I ENTITLED TO APPRAISAL RIGHTS?

      A: Yes, unless you have executed an Agreement and Irrevocable Proxy. Under Texas law San Juan shareholders are entitled to appraisal rights, but in order to exercise those rights they must carefully follow the procedure set forth in the law. To review your appraisal rights and the required procedures in greater detail, see "The Merger-Dissenters' Rights of Appraisal" beginning on page 23.

      Q:    SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

      A: No. After the merger is completed, you will be sent written instructions for exchanging your stock certificates.

      Q:    WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

      A: We expect the merger to be completed during the fourth quarter of 2002. We are working towards completing the merger as quickly as possible. To do so, the shareholders of San Juan must approve the merger agreement and the merger. TEXAS REGIONAL HAS NOT YET RECEIVED THE NECESSARY REGULATORY APPROVAL REQUIRED TO COMPLETE THE MERGER. AFTER APPROVAL IS OBTAINED, APPLICABLE REGULATIONS WILL REQUIRE TEXAS REGIONAL TO WAIT UNTIL THE EXPIRATION OF A FIFTEEN OR THIRTY DAY WAITING PERIOD TO COMPLETE THE MERGER. IT IS EXPECTED THAT THE MERGER WILL BE COMPLETED AS SOON AS PRACTICAL AFTER EXPIRATION OF THE WAITING PERIOD.

      Q:    WHOM SHOULD I CALL IF I HAVE QUESTIONS ABOUT THE MEETING OR THE
            MERGER?

      A: If you have any questions, you should contact Travis P. Neely at San Juan, telephone number (956) 787-2725.

      Q:    WHOM SHOULD I CALL IF I HAVE QUESTIONS ABOUT TEXAS REGIONAL?

      A: If you have any questions, you should contact Janie Sandoval Moran of Texas Regional, telephone number (956) 632-7735.

                                     SUMMARY

      THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY STATEMENT AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. FOR A MORE DETAILED DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD CAREFULLY READ THIS ENTIRE DOCUMENT, INCLUDING THE APPENDICES TO THIS DOCUMENT. IN ADDITION, WE INCORPORATE BY REFERENCE IMPORTANT BUSINESS AND FINANCIAL INFORMATION INTO THIS DOCUMENT. YOU MAY OBTAIN THE INFORMATION INCORPORATED BY REFERENCE WITHOUT CHARGE BY FOLLOWING THE INSTRUCTIONS IN THE SECTION ENTITLED "WHERE YOU CAN FIND ADDITIONAL INFORMATION." WHERE NECESSARY, WE HAVE INCLUDED PAGE REFERENCES TO DIRECT YOU TO A MORE DETAILED DESCRIPTION OF THE TOPICS IN THIS SUMMARY.

TEXAS REGIONAL

      Texas Regional is a Texas business corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Texas Regional was incorporated in Texas in 1983, and commenced active operations as a bank holding company in 1984. The address of Texas Regional's principal executive office is 3900 North 10th Street, 11th Floor, McAllen, Texas 78501, and its telephone number is (956) 631-5400. The main banking office of Texas State Bank is also located at 3900 North 10th Street, McAllen, Texas 78501.

      Texas Regional presently has 50,000,000 shares of Class A voting common stock authorized, and a total of 26,448,926 shares are issued and outstanding. Texas Regional has no other shares of common stock authorized, issued or outstanding; therefore, the shares of Class A voting common stock shall be referred to herein as common stock. Texas Regional has authorized 10,000,000 shares of preferred stock, but no shares of preferred stock are presently outstanding, and Texas Regional has no present commitment to issue any shares of preferred stock. The shares to be exchanged for shares of San Juan common stock as described in the Agreement are authorized but unissued shares of Texas Regional common stock.

      Texas Regional common stock is registered with the Commission pursuant to
Section 12 of the Securities Exchange Act of 1934, as amended. Texas Regional makes certain periodic reports to the Commission, as required by this act, and files financial and other information about Texas Regional with the Commission. Shares of Texas Regional common stock are traded on The Nasdaq Stock Market's National Market System under the symbol "TRBS."

      At June 30, 2002, Texas Regional and its subsidiaries had consolidated total assets of $3.5 billion, loans (net of allowance for loan losses) of $2.1 billion, total deposits of $3.0 billion and total shareholders' equity of $336.4 million. Texas Regional's primary activity is the commercial banking business of its wholly-owned subsidiary, Texas State Bank, in McAllen, Harlingen, Brownsville, other areas of the Rio Grande Valley and the Houston, Texas metropolitan area. At the present time, the only operating non-banking subsidiaries of Texas Regional are TSB Securities, Inc., a licensed securities broker-dealer, which provides securities transaction services, and TSB Properties, Inc., which holds certain real properties and other, generally foreclosed, assets. Texas Regional has elected to be a financial holding company under applicable Federal Reserve Board regulations. As a result, Texas Regional may in the future establish other non-banking subsidiaries to provide, or may itself provide, other services permitted of financial holding companies which cannot be provided by banks.

      If the merger is completed as planned, the banking locations formerly operated by Texas Country Bank in San Juan and Progreso, Texas will become branches of Texas State Bank.

SAN JUAN

      San Juan is a bank holding company headquartered in San Juan, Texas, which derives substantially all of its income from the operation of its wholly-owned bank subsidiary, Texas Country Bank. San Juan was formed in 1991 as a bank holding company for Texas Country Bank, which was chartered as San Juan State Bank in 1949. As of June 30, 2002, San Juan had consolidated total assets of $49.6 million, loans (net of allowance for loan losses) of $23.6 million, total deposits of $44.2 million and total stockholders' equity of $4.6 million.

      Texas Country Bank operates out of two locations, the main banking office in San Juan, Texas, and a branch bank facility in Progreso, Texas, through which the Bank offers both wholesale and retail banking services. The majority of Texas Country Bank's activity is providing retail and commercial banking products to individuals and businesses located in San Juan and Progreso and nearby communities.

THE MERGER

      The merger agreement is attached as Appendix A and is incorporated into this document by reference. You are encouraged to read the merger agreement in its entirety as it is the legal document that governs the merger.

   REASONS FOR THE MERGER (SEE PAGES 19 AND 20)

      TEXAS REGIONAL. The acquisition of San Juan will give Texas Regional a presence in two communities where it does not presently have branch facilities:
San Juan and Progreso. Texas Regional's board of directors considered various factors, including the following factors, in helping to make its determination to vote in favor of the merger agreement and the merger:

      o Strategic expansion opportunity which adds new markets to Texas State Bank's existing branch network;

      o     Attractive core deposit franchise; and

      o Financially attractive and accretive to earnings during initial year.

      SAN JUAN. The San Juan board of directors has concluded that San Juan's competitive position and value of its stock is best enhanced through the merger with Texas Regional. San Juan's board believes that San Juan shareholders will receive a marketable equity interest in a larger financial institution with attractive growth opportunities.

   RECOMMENDATION OF THE SAN JUAN BOARD OF DIRECTORS (SEE PAGE 19)

      The San Juan board believes that the merger is fair to you and in your best interests and unanimously recommends that you vote "FOR" approval of the merger and the related agreement and plan of reorganization.

   STRUCTURE OF THE MERGER (SEE PAGE 20)

      San Juan will be merged with and into Texas Regional Delaware, Inc., a Delaware corporation and a wholly-owned subsidiary of Texas Regional, with Texas Regional Delaware as the surviving corporation. The directors and officers of Texas Regional Delaware before the merger will continue to serve as the directors and officers of Texas Regional Delaware after the merger. After the merger is completed, Texas Regional intends to merge San Juan Delaware with and into Texas Regional Delaware and Texas Country Bank with and into Texas State Bank. As a result, the existing banking offices of Texas Country Bank will become banking offices of Texas State Bank. Texas Regional expects that most of the personnel of San Juan will become employees of Texas Sate Bank following the closing of the merger.

   INTERESTS OF OFFICERS AND DIRECTORS IN THE MERGER (SEE PAGE 20)

      The directors and executive officers of San Juan have interests in the merger that may be different from your interests, which includes their continued employment by a larger organization.

   MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (SEE PAGE 21)

      The merger has been structured to qualify as a reorganization for federal income tax purposes. Assuming the merger qualifies as a reorganization, you will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of San Juan common stock for Texas Regional common stock in the merger, except in connection with any cash that you may receive instead of a fractional share of Texas Regional common stock or cash received in connection with your exercise of dissenters' appraisal rights. Texas Regional has received an opinion from its tax advisors, KPMG LLP, that the merger will qualify as a reorganization for federal income tax purposes.

      THE FEDERAL INCOME TAX CONSEQUENCES DESCRIBED ABOVE MAY NOT APPLY TO ALL HOLDERS OF SAN JUAN COMMON STOCK. YOUR TAX CONSEQUENCES WILL DEPEND UPON YOUR PERSONAL SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.

   RESTRICTIONS ON YOUR ABILITY TO SELL TEXAS REGIONAL COMMON STOCK (SEE PAGE
22)

      All the shares of Texas Regional common stock you will receive in connection with the merger will be freely transferable unless you are considered an "affiliate" of San Juan under the Securities Act of 1933. After completion of the merger, shares of Texas Regional common stock held by former San Juan affiliates may only be sold pursuant to a registration statement or exemption from applicable registration requirements.

   YOU HAVE DISSENTERS' APPRAISAL RIGHTS (SEE PAGE 23)

      As a shareholder of San Juan, unless you have executed an Agreement and Irrevocable Proxy, you have the right to dissent from the merger and obtain an amount in cash equal to the appraised value of your shares of San Juan common stock when the merger is completed. However, you will only receive this cash payment if you dissent from the merger by exactly following the procedures outlined in Articles 5.11, 5.12, and 5.13 of the Texas Business Corporation Act, which are summarized under the heading "The Merger--Dissenters' Rights of Appraisal" beginning on page 23. A copy of Articles 5.11, 5.12, and 5.13 of the Texas Business Corporation Act is attached to this proxy statement as Appendix
C. Texas Regional and San Juan urge you to read Articles 5.11, 5.12, and 5.13 of the Texas Business Corporation Act in their entirety. If you hold shares that are bound by an Agreement and Irrevocable Proxy, you will not have dissenters' appraisal rights.

      It is a condition to Texas Regional's obligations to complete the merger that holders of not more than five percent of the issued and outstanding shares of San Juan common stock have exercised dissenters' rights.

   CONDITIONS TO COMPLETION OF THE MERGER (SEE PAGE 29)

      The merger will only be completed if the conditions set forth in the merger agreement are satisfied or, if permitted, waived. These conditions include:

      o the merger agreement and the related transactions are approved by the San Juan shareholders;

      o the Federal Reserve Board has approved the merger of San Juan and San Juan Delaware into Texas Regional Delaware, Inc., and the Texas Department of Banking has approved the merger of Texas Country Bank into Texas State Bank; and

      o no litigation, injunction or order preventing the completion of the merger is pending or in effect.

      Texas Regional will consummate the merger only if the following additional conditions are satisfied or waived:

      o San Juan's representations and warranties in the merger agreement are true and correct;

      o San Juan's data processing arrangements, automated teller machine service contracts and employment contracts, contractor severance agreements, salary continuation agreements, deferred compensation and incentive compensation agreements and other services contracts are terminated prior to or simultaneously with the consummation of the merger;

      o no material adverse change in the financial condition, results of operations, business or properties of San Juan has occurred since the date of the merger agreement;

      o the net worth of San Juan as of the time of closing is not less than $4,400,000, after accounting for specified adjustments as described in the merger agreement;

      o San Juan's counsel has delivered an opinion satisfactory to Texas Regional;

      o Texas Regional has received an opinion from its tax advisors that the merger will qualify as a reorganization for federal income tax purposes; and

      o holders of not more than five percent of the issued and outstanding shares of San Juan common stock have exercised dissenters' rights.

      San Juan will consummate the merger only if the following additional conditions are satisfied or waived:

      o Texas Regional's representations and warranties in the merger agreement are true and correct; and

      o Texas Regional's counsel has delivered an opinion with respect to the validity of the approvals of the merger by Texas Regional and Texas Regional Delaware.

   REGULATORY APPROVALS TEXAS REGIONAL MUST OBTAIN FOR THE MERGER

      The completion of the merger requires the approval of all applicable regulatory authorities. On September 4, 2002, Texas Regional sent its application for approval of the holding company merger to the Federal Reserve Board and sent its application for approval of the bank merger to the Texas Department of Banking.

   TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 30)

      The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after approval of the merger and merger agreement by San Juan shareholders:

      o by mutual consent of the boards of directors of San Juan and Texas Regional;

      o by either of the boards of directors of San Juan or Texas Regional, if:

            o the Federal Reserve Board or the Texas Department of Banking has denied approval of the merger and such denial has become final and nonappealable, or (as to Texas Regional) has approved the merger subject to conditions that are unacceptable to Texas Regional;

            o     the merger is not completed by February 14, 2003; or

            o the merger agreement fails to receive the requisite vote for adoption by the shareholders of San Juan at the San Juan special meeting;

      o by the board of directors of Texas Regional, if during the course of its continuing due diligence review prior to the closing date, Texas Regional in good faith determines that additional facts, events or circumstances that come to its attention will have a material adverse effect on the condition of San Juan and its subsidiaries, taken as a whole.

AGREEMENT AND IRREVOCABLE PROXY

      San Juan shareholders owning approximately 75% of the total outstanding shares of San Juan common stock executed irrevocable proxies in connection with the execution of the merger agreement. These shareholders, who are generally directors, executive officers or their respective affiliates, have agreed to vote their San Juan shares in favor of the transaction at the special shareholder meeting. The form of irrevocable proxy is included in this proxy statement as Appendix B.

RECENT DEVELOPMENTS


      On October 10, 2002, Texas Regional announced the completion of a definitive agreement for Texas Regional to acquire through merger Corpus Christi Bancshares, Inc. Corpus Christi Bancshares is the privately held bank holding company for The First State Bank of Bishop, which has banking locations in Corpus Christi and Bishop, Texas. As of June 30, 2002, Corpus Christi Bancshares had total assets of $35.4 million, loans of $21.2 million, deposits of $30.9 million and shareholders' equity of $2.7 million. The definitive agreement for the Corpus Christi Bancshares transaction calls for the exchange of 37,146 shares of Texas Regional common stock for all of the outstanding shares of Corpus Christi Bancshares not presently owned by Texas Regional in a transaction to be accounted for under the purchase method of accounting. The number of shares is subject to adjustment under certain circumstances, as described in the definitive agreement for the Corpus Christi Bancshares transaction. The proposed merger is subject to customary closing conditions, including receipt of required regulatory approvals and the approval of Corpus Christi Bancshares shareholders. The Boards of Directors of both Texas Regional and Corpus Christi Bancshares have approved the proposed merger and Corpus Christi Bancshares has delivered proxies in favor of the proposed merger transaction representing at least 36% of the shares of Corpus Christi Bancshares. Texas Regional presently owns approximately 32% of the shares of Corpus Christi Bancshares.

TEXAS REGIONAL UNAUDITED THIRD QUARTER 2002 EARNINGS REPORT

      On October 15, 2002, Texas Regional reported net income for the quarter ended September 30, 2002 of $14.3 million, or $0.54 per diluted common share compared to $10.1 million, or $0.41 per diluted common share for third quarter 2001. All per share amounts for prior periods have been adjusted for the three-for-two stock split effected as a 50 percent stock dividend distributed to shareholders of Texas Regional during second quarter 2002. Return on assets and return on shareholders' equity averaged 1.58 percent and 16.26 percent, respectively, for third quarter 2002, compared to 1.60 percent and 15.76 percent, respectively, for third quarter 2001. Beginning in 2002, new accounting standards eliminated the amortization of goodwill. The impact of goodwill amortization, net of tax, on third quarter 2001 decreased net income by $550,000 or $0.03 per diluted common share. No transitional impairment losses were recognized or expected.

      For the nine months ended September 30, 2002, net income totaled $39.9 million, or $1.53 per diluted share compared to $29.1 million, or $1.20 per diluted common share for the same period in 2001. Return on assets and return on shareholders' equity averaged 1.61 percent and 16.47 percent, respectively, compared to 1.58 percent and 15.96 percent, respectively, for the same period last year. The impact of goodwill amortization, net of tax, on net income was $1.6 million or $0.06 per diluted common share for the nine months ended September 30, 2001.

      FINANCIAL SUMMARY

      Net interest income, on a taxable equivalent basis, totaled $33.7 million for the third quarter 2002, reflecting an $8.1 million or 31.6 percent increase from the comparable prior year period. This increase in net interest income resulted largely from an increase of 43.9 percent in average interest-earning assets to $3.3 billion for the three months ended September 30, 2002 compared to $2.3 billion for the same period in 2001. The net yield on average interest-earning assets decreased by thirty-eight basis points to 4.06 percent for the three months ended September 30, 2002 compared to 4.44 percent for the comparable period in 2001.

      Net interest income, on a taxable equivalent basis, totaled $96.9 million for the nine months ended September 30, 2002, reflecting a $21.7 million or 28.8 percent increase from the comparable prior year period. This increase in net interest income resulted largely from an increase of 34.9 percent in average interest-earning assets to

$3.1 billion for the nine months ended September 30, 2002 compared to $2.3 billion for the same period in 2001. The net yield on average interest-earning assets decreased by twenty basis points to 4.25 percent for the nine months ended September 30, 2002 compared to 4.45 percent for the comparable period in 2001.

      Provision for loan losses increased $167,000 to $3.0 million and net charge-offs rose $133,000 to $2.6 million for third quarter 2002 compared to third quarter 2001. For the nine months ended September 30, 2002, provision for loan losses increased 51.6 percent to $8.7 million and net charge-offs rose 47.8 percent to $7.2 million compared to the comparable prior year period. Provision for loan losses totaled 0.56 percent of average loans for the nine months ended September 30, 2002 compared to 0.47 percent for the same period in 2001.

      Noninterest income of $11.3 million for third quarter 2002 increased by $3.3 million or 41.4 percent compared to $8.0 million for the same 2001 period. Net realized gains on sales of securities available for sale of $1.9 million for third quarter 2002 increased $1.2 million compared to $656,000 for third quarter 2001. Texas Regional continued to sell securities with unrealized gains that are likely to be called in the near future. Data processing fees totaled $1.7 million for third quarter 2002, increasing by $853,000 or 103.6 percent compared to the same period in 2001. Certain data processing contracts were acquired from a third party processor during first quarter 2002, which increased the number of data processing clients to 23 as of September 2002 compared to 8 as of September 30, 2001. Total service charges increased 17.0 percent to $6.5 million for third quarter 2002 compared to $5.5 million for third quarter 2001 mainly due to an increase in item charges resulting from deposit growth. Loan servicing fees dropped $360,000 from second quarter 2002 to $84,000 for third quarter 2002 as amortization of mortgage servicing rights increased $293,000 reflecting higher loan prepayment rates.

      For the nine months ended September 30, 2002, noninterest income totaled $30.2 million compared to $21.0 million for the same period in 2001, increasing by $9.1 million or 43.5 percent. Total service charges increased 27.0 percent to $18.6 million for the nine months ended September 30, 2002 compared to $14.7 million for same period in 2001 mainly due to an increase in item charges resulting from deposit growth, primarily resulting from the acquisition of Riverway Bank during first quarter 2002, and the introduction of two new products in June 2001. During the nine months ended September 30, 2002, data processing fees totaled $4.8 million, increasing by $2.4 million or 102.3 percent compared to the same period in 2001 due to the acquisition of data processing contracts referred to above. Net realized gains on sales of securities available for sale of $3.0 million increased $2.1 million during the nine months ended September 30, 2002 compared to the same prior year period. During the nine months ended September 30, 2002, trust service fees of $2.0 million increased by 9.3 percent, or $174,000 compared to the same prior year period. The increase in trust service fees is reflective of the increase in the average fair market value of assets managed by 16.8 percent during the nine months ended September 30, 2002 compared to the same period in 2001. The fair value of assets managed by the trust department was $470.8 million at September 30, 2002.

      Noninterest expense increased to $19.5 million for third quarter 2002 compared to $15.0 million for the third quarter in 2001, representing an increase of $4.5 million or 29.9 percent. During the nine months ended September 30, 2002, noninterest expense totaled $56.2 million, representing an increase of $11.7 million or 26.4 percent compared to the same period in 2001. Salaries and employee benefits, the largest category of noninterest expense, increased by $2.1 million or 28.8 percent and $6.4 million or 29.6 percent for the three and nine months ended September 30, 2002, respectively, compared to the same prior year periods. The increase in salaries and employee benefits resulted from increases in base salaries and higher levels of staff. The number of full-time equivalent employees of 1,099 at September 30, 2002 increased 16.4 percent from 944 at September 30, 2001. Amortization of goodwill decreased $574,000 and $1.7 million for the three and nine months ended September 30, 2002, respectively, compared to the same periods in 2001 due to adoption of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets." Other noninterest expense of $5.1 million for third quarter 2002 increased $1.7 million or 47.7 percent compared to $3.5 million for the same 2001 period. For the nine months ended September 30, 2002, other noninterest expense increased by $4.0 million or
36.3 percent to $15.0 million compared to $11.0 million for the nine months ended September 30, 2001. This increase was primarily attributable to expenses incurred at the Houston-Riverway location acquired during first quarter 2002. The efficiency ratio was 44.84 percent for third quarter 2002, compared to 45.06 percent for third quarter 2001.

      Assets totaled $3.6 billion at September 30, 2002, up from $2.6 billion at September 30, 2001, reflecting a 41.1 percent increase. Loans of $2.2 billion at September 30, 2002 increased $540.3 million or 32.8 percent compared to $1.6 billion at September 30, 2001. Deposits totaled $3.0 billion at September 30, 2002, up from $2.2 billion a year ago, reflecting a 35.2 percent increase. Excluding volumes acquired from business combinations, loans increased 11.7 percent and deposits increased 12.3 percent since September 30, 2001 solely from internal efforts. Shareholders' equity at September 30, 2002 totaled $360.1 million. The total risk-based, tier 1 risk-based and leverage capital ratios of 13.74 percent,
12.64 percent and 8.82 percent at period end, respectively, substantially exceeded regulatory requirements for a well-capitalized banking company.

      ASSET QUALITY

      At September 30, 2002, total loans of $2.2 billion included $17.2 million, or 0.78 percent, classified as nonperforming. The allowance for loan losses of $26.8 million represented 1.23 percent of loans and 156.39 percent of nonperforming loans at September 30, 2002. Net charge-offs for the nine months ended September 30, 2002 averaged 0.47 percent of average loans. Total nonperforming assets at September 30, 2002 of $27.4 million represented 1.25 percent of total loans compared to 1.24 percent of total loans at September 30, 2001. Accruing loans 90 days or more past due decreased by $5.8 million to $3.5 million at September 30, 2002 compared to $9.3 million at September 30, 2001.

                             SELECTED FINANCIAL DATA

      The following table summarizes certain consolidated historical financial data of Texas Regional. The historical data of Texas Regional as of and for the years ended December 31, 2001, 2000, 1999, 1998 and 1997 is derived from the audited consolidated financial statements of Texas Regional, and has been adjusted to reflect stock splits and stock dividends effected during the periods. The information presented as of and for the six months ended June 30, 2002 and 2001 has been derived from unaudited historical data, and has been adjusted to reflect stock splits and stock dividends effected during the periods.

      This information should be read in conjunction with the historical consolidated financial statements incorporated by reference in this proxy statement.



                                                           (Amounts In Thousands, Except Per Share Data)

                                    AS OF AND FOR THE
                                    SIX MONTHS ENDED                          AS OF AND FOR THE YEARS ENDED
                                        JUNE  30,                                     DECEMBER 31,
                               -------------------------   ------------------------------------------------------------------
                                   2002         2001          2001          2000         1999          1998          1997
                               -----------   -----------   -----------   -----------   ----------    ----------    ----------
                               (Unaudited)   (Unaudited)
TOTAL ASSETS                   $3,509,749    $2,501,672    $2,590,812    $2,426,097    $2,120,690    $1,762,332    $1,538,769

TOTAL DEPOSITS                  2,959,085     2,159,000     2,235,877     2,109,748     1,885,346     1,562,942     1,362,783

LONG-TERM DEBT                     55,000          --            --            --            --            --            --

TOTAL
SHAREHOLDERS'
EQUITY                            336,439       247,161       265,259       227,704       188,188       177,274       161,358

NET INTEREST INCOME                62,250        48,749        99,526        95,024        81,620        67,265        62,127

NET INCOME                         25,667        19,040        39,422        35,302        30,850        22,474        23,122

NET INCOME
PER COMMON SHARE (1)(2)              0.99          0.78          1.62          1.46          1.28          0.93          0.96

CASH DIVIDENDS PER
COMMON SHARE (2)                    0.217         0.200         0.400         0.355         0.312         0.285         0.245

SHAREHOLDERS'
EQUITY (BOOK VALUE)
PER COMMON SHARE (2)                12.82         10.23         10.89          9.43          7.85          7.46          6.79

WEIGHTED AVERAGE
NUMBER OF SHARES
OUTSTANDING (2)(3)                 25,936        24,341        24,381        24,220        24,129        24,138        24,092

NUMBER OF
COMMON SHARES
OUTSTANDING
AT END OF PERIOD (2)               26,249        24,165        24,354        24,135        23,965        23,767        23,754


-------------------------

(1) Net income per common share represents diluted earnings per share. The computation for diluted earnings per share is calculated by dividing net income available to common shareholders by the weighted average number of common shares outstanding, assuming the issuance of all dilutive potential common stock equivalents outstanding during the reporting period.

(2) Amounts were restated to retroactively give effect to the 10% stock dividend declared in December 2000 and distributed in January 2001 and the three-for-two stock split declared and distributed during second quarter 2002.

(3) Represents weighted average shares outstanding used to calculate diluted earnings per share.

                   COMPARATIVE PER SHARE MARKET PRICE DATA

      Texas Regional common stock is quoted on The Nasdaq Stock Market's National Market System under the symbol "TRBS." San Juan common stock is not traded or listed on any exchange and there is no active public trading market for such stock, although it is traded infrequently in private transactions about which San Juan's management has little information regarding price. The last sale of San Juan common stock of which San Juan's management is aware occurred on _________________, when ____ shares were sold for $_______ per share.


      The following table sets forth the historical price of Texas Regional common stock as of the date preceding the public announcement of the merger and as of the most recent date practicable preceding this proxy statement.


                                                TEXAS REGIONAL
                                         COMMON STOCK CLOSING PRICE ON
                                         NASDAQ STOCK MARKET'S NATIONAL
                                              MARKET SYSTEM SYSTEM

            August 20, 2002                         $34.36

            __________, 2002                        $_____

                                  RISK FACTORS

      EACH SAN JUAN SHAREHOLDER VOTING IN FAVOR OF THE MERGER WILL BE CHOOSING TO INVEST IN TEXAS REGIONAL COMMON STOCK. AN INVESTMENT IN TEXAS REGIONAL COMMON STOCK INVOLVES A NUMBER OF RISKS. IN ADDITION TO OTHER INFORMATION CONTAINED IN THIS PROXY STATEMENT, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN DECIDING HOW TO VOTE ON THE MERGER PROPOSAL.

                       RISK FACTORS RELATING TO THE MERGER

IF SAN JUAN FAILS TO MEET THE MINIMUM NET WORTH SET FORTH IN THE MERGER AGREEMENT, TEXAS REGIONAL MAY TERMINATE THE MERGER AGREEMENT OR DELIVER FEWER SHARES OF ITS COMMON STOCK TO SAN JUAN'S SHAREHOLDERS.

      The merger agreement provides that at the time of the merger the net worth of San Juan may not be less than $4,400,000, after accounting for several adjustments set forth in the merger agreement. If San Juan fails to meet this minimum net worth requirement, Texas Regional, in its sole discretion, may terminate the merger agreement or may reduce the number of shares of the common stock it issues to San Juan's shareholders in the merger by an amount equal to the product of $33.33 multiplied by the difference between $4,400,000 and the actual net worth amount at the time of the merger. As of June 30, 2002, San Juan's net worth was $4,566,000.

YOU WILL NOT KNOW THE VALUE OF THE TEXAS REGIONAL COMMON STOCK YOU WILL RECEIVE IN THE MERGER WHEN YOU VOTE ON THE MERGER.


      Because the market price of Texas Regional common stock varies, the value of the consideration to be received by San Juan shareholders at the time of the merger will depend upon the market price of Texas Regional common stock at that time and may be lower than the market price of Texas Regional common stock on the day the merger was announced. On August 20, 2002, the last trading day before the announcement of the merger, the closing price of Texas Regional common stock was $34.36. The merger exchange ratio was based on a value of $33.33 per share of Texas Regional common stock, the average closing price for the ten business days ending on June 27, 2002, adjusted for the three-for-two stock split effected as a stock dividend distributed by Texas Regional to its shareholders in June 2002. On ______________, 2002, the last trading day prior to the mailing of this proxy statement, the closing price of Texas Regional common stock was $____________.


You will have less influence as a shareholder of Texas Regional than as a shareholder of San Juan.

      The shareholders of San Juan currently have the right to control San Juan through their ability to elect the board of directors of San Juan and vote on other matters affecting San Juan. The merger will transfer control of San Juan to Texas Regional. After completion of the merger, San Juan shareholders will own less than 0.6% of Texas Regional's outstanding common stock. Consequently, the San Juan shareholders will exercise much less influence over the management and policies of Texas Regional than they currently exercise over the management and policies of San Juan.

Texas Country Bank's policies will no longer govern its operations and will be replaced by Texas State Bank's policies.

      In general, the policies and procedures for all banking locations, including the banking locations formerly operated as Texas Country Bank, will be Texas State Bank's policies and procedures. Specifically, following consummation of the merger,

      o all lending at Texas Country Bank will be conducted pursuant to Texas State Bank's policies and under the supervision of Texas State Bank's senior officers;

      o investments in securities will be managed by the investment division of Texas State Bank in accordance with Texas State Bank's investment policies; and

      o all data processing will be performed by Texas State Bank's data processing center.

                   RISK FACTORS RELATING TO TEXAS REGIONAL

TEXAS REGIONAL'S PROFITABILITY IS DIRECTLY LINKED TO ITS BANKING ACTIVITIES.

      Because Texas Regional's non-banking activities represent a very small portion of its business, its profitability will be directly attributable to the success of its subsidiary, Texas State Bank. Texas Regional's banking activities compete with other banking institutions on the basis of service, convenience and, to some extent, price. Due in part to both regulatory changes and consumer demands, banks have experienced increased competition from other financial entities offering similar products. Competition from both bank and non-bank organizations is expected to continue.

      Texas Regional relies on the profitability of Texas State Bank and dividends received from Texas State Bank for payment of its operating expenses and satisfaction of its obligations. As is the case with other similarly situated financial institutions, the profitability of Texas State Bank, and therefore of Texas Regional, will be subject to the fluctuating cost and availability of money, changes in the prime lending rate, changes in economic conditions in general and, because of the location of most of its branch facilities, changes in economic conditions in the Rio Grande Valley in particular. In addition, Texas State Bank is subject to capital adequacy guidelines promulgated from time to time by applicable regulatory authorities.

THE SUCCESS OF TEXAS REGIONAL RELIES HEAVILY ON A SPECIFIC GEOGRAPHIC AREA.

      Texas Regional's profitability is dependent on the profitability of its subsidiary bank, Texas State Bank, which operates principally in the Rio Grande Valley and (with its February 2002 acquisition of Riverway Bank) in the Houston, Texas metropolitan market. In addition to adverse changes in general conditions in the United States, unfavorable changes in economic conditions affecting Texas and the Rio Grande Valley, such as adverse effects of weather on agricultural production, adverse changes in United States-Mexico relations, and substantial Mexican peso devaluations and other adverse changes in the economic climate in Mexico, may have a significant adverse impact on operations of Texas Regional.

TEXAS REGIONAL RELIES HEAVILY ON ITS CHIEF EXECUTIVE OFFICER.

      Texas Regional has experienced substantial growth in assets and deposits during the past, particularly since Glen E. Roney became Chairman of the Board and Chief Executive Officer of Texas Regional in 1985. Although Mr. Roney is a substantial shareholder of Texas Regional, Texas Regional does not have an employment agreement with Mr. Roney and the loss of the services of Mr. Roney could have a material adverse effect on Texas Regional's business and prospects.

                           FORWARD-LOOKING STATEMENTS

      This document contains forward-looking statements that involve risks, uncertainties and assumptions that, if they never materialize or prove incorrect, could cause the results of Texas Regional and San Juan, and their respective consolidated subsidiaries, to differ materially from those expressed or implied by such forward-looking statements.

      All statements other than statements of historical fact are forward-looking statements, including: any projections of earnings, revenues or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new products, services or developments; any statements of belief; and any statements of assumptions underlying any of the foregoing.

      The risks, uncertainties and assumptions referred to above include those risks described in the section "Risk Factors" beginning on page 12, and other risks, assumptions and uncertainties that are described from time to time in Texas Regional's filings with the Commission, including but not limited to, Texas Regional's annual report on Form 10-K for the fiscal year ended December 31, 2001 and other subsequently filed reports.

      Moreover, the potential acquisition by Texas Regional of San Juan presents additional risks, uncertainties and assumptions, including the possibility that the merger may not be consummated; the challenge of integrating San Juan and its business; the possibility that the combined businesses may fail to achieve desired synergies; and that, after the acquisition, Texas Regional as a whole may fail to achieve revenue and profit expectations. Neither Texas Regional nor San Juan intends to update these forward-looking statements.

                            SAN JUAN SPECIAL MEETING

GENERAL


      San Juan is sending you this proxy statement to provide you with information concerning the Agreement and Plan of Reorganization, dated as of August 21, 2002 by and among Texas Regional and San Juan. This Agreement and Plan of Reorganization, or merger agreement, provides for the merger of San Juan with and into Texas Regional Delaware, a wholly-owned subsidiary of Texas Regional. San Juan's board of directors is soliciting your proxy for use at the special meeting for the purpose of approving the merger.


DATE, TIME, AND PLACE OF THE SPECIAL MEETING

      The special meeting of shareholders of San Juan is scheduled to be held as follows:

                             ________________, 2002
                       ________ a.m., San Juan, Texas time
                      At the offices of Texas Country Bank
                    235 W. 5th Street, San Juan, Texas 78589

PURPOSE OF THE SPECIAL MEETING

      At the special meeting, the shareholders of San Juan entitled to vote at the special meeting will consider and vote upon a proposal to approve and adopt the merger agreement and the merger and any other business that properly comes before the special meeting or any adjournment.

      THE SAN JUAN BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND THE MERGER AGREEMENT AND RECOMMENDS THAT HOLDERS OF SAN JUAN COMMON STOCK VOTE FOR THE MERGER AGREEMENT AND THE MERGER.

RECORD DATE; SHARES ENTITLED TO VOTE; QUORUM

      The San Juan board of directors has fixed the close of business on ___________, 2002, as the record date for determining holders entitled to notice of and to vote at the special meeting. As of the record date, there were 11,239 shares of San Juan common stock issued and outstanding, each of which entitles its holder to one vote. As of the date hereof, the San Juan shares were held of record by ____ persons.

      Each share entitles the holder to one vote on the merger and one vote as to any other proposal to be voted on at the special meeting of San Juan shareholders. However, if you hold shares that are bound by an Agreement and Irrevocable Proxy, those shares will be voted by the voting representative in favor of the merger agreement and the merger. The presence, either in person or by proxy, of the holders of a majority of the issued and outstanding shares of San Juan common stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting.

VOTE OF SAN JUAN SHAREHOLDERS REQUIRED FOR ADOPTION OF THE MERGER AGREEMENT

      The affirmative vote of the holders of two-thirds of the outstanding shares of San Juan common stock is required for approval of the merger agreement. Votes cast by proxy or in person at the special meeting will be tabulated by the election inspectors appointed for the meeting and the election inspectors will determine whether or not a quorum is present and if the merger agreement was approved.

      As of the record date, 8,376 shares of San Juan common stock, representing approximately 75% of San Juan's outstanding common stock, were bound by irrevocable proxies in favor of the merger agreement and the merger. These shares generally represent the shares of San Juan held by San Juan's directors, executive officers and their affiliates. As a result, approval of the merger agreement and the merger are assured.

VOTING INSTRUCTIONS; PROXIES

   PLEASE READ THIS SECTION AND THE FOLLOWING VOTING PROCEDURES CAREFULLY.

      Unless you have executed an Agreement and Irrevocable Proxy, you have received a proxy card and return envelope. You may directly vote your shares of San Juan common stock at the special meeting either in person or by proxy.

      All shares of San Juan common stock represented by properly executed proxies received before or at the special meeting, unless the proxies are revoked, will be voted in accordance with the instructions indicated thereon. If you properly execute your proxy but fail to indicate your voting preference on the proxy, your shares will be voted "FOR" approval of the merger agreement. You are urged to mark the box on the proxy to indicate how to vote your shares.

      If you return a properly executed proxy and have abstained from voting on approval of the merger agreement, the San Juan common stock represented by your proxy will be considered present at the special meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of adoption of the merger agreement.

      Both an abstention and the failure to submit a proxy or to otherwise vote at the special meeting will have the same effect as a vote against adoption of the merger agreement.

      San Juan does not expect that any matter other than adoption of the merger agreement will be brought before the special meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters, unless authority to do so is withheld in the proxy.

      If you wish to vote by proxy, you should complete, sign and date the enclosed proxy card and return the proxy card in the return envelope to the corporate secretary of San Juan at the address indicated below so that he receives it before the special meeting:

            Secretary
            San Juan Bancshares, Inc.
            235 W. 5th Street
            San Juan, Texas 78589

      Unless you have executed an Agreement and Irrevocable Proxy, you may revoke your proxy at any time before it is voted by:

      o notifying the Secretary of San Juan in writing at the address set forth above;

      o executing a subsequent proxy and submitting the new proxy to the Secretary of San Juan at the address set forth above; or

      o appearing in person at the special meeting and revoking your proxy by notifying San Juan's inspector of elections and voting at the special meeting. Attendance at the special meeting will not in and of itself constitute revocation of a proxy.

      Any shareholder who holds shares of San Juan common stock bound by an Agreement and Irrevocable Proxy need take no further action with respect to the voting of those shares bound by such agreement. The holder of the proxy will vote all of the shares bound by such agreement in favor of the merger agreement and the merger.

SOLICITATION OF PROXIES; EXPENSES

      Proxies will be solicited by mail, and may also be solicited personally, by telephone, facsimile transmission or other means by the directors, officers and employees of San Juan, with no special or extra compensation therefor, although such officers, directors and employees may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for the forwarding of soliciting material to the beneficial owners of San Juan common stock held of record by such persons, and San Juan may reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses that they incur in that regard. Expenses incurred in connection with the merger, including those attributable to the solicitation of proxies, will be paid by the party to the merger agreement incurring the expense.


      THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO SAN JUAN AND THE SHAREHOLDERS OF SAN JUAN. ACCORDINGLY, HOLDERS OF SAN JUAN COMMON STOCK ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.


      YOU SHOULD NOT SEND IN ANY STOCK CERTIFICATES WITH YOUR PROXY CARD. A TRANSMITTAL LETTER WITH INSTRUCTIONS FOR THE SURRENDER OF STOCK CERTIFICATES WILL BE MAILED TO YOU AS SOON AS PRACTICABLE AFTER COMPLETION OF THE MERGER.



                                   THE MERGER

      This section of the proxy statement describes material aspects of the proposed merger, including the merger agreement. While we believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement and the other documents that we refer to for more detailed information regarding the merger. In addition, Texas Regional incorporates by reference into this proxy statement important business and financial information. You may obtain the information incorporated by reference into this proxy statement by following the instructions in the section entitled "Where You Can Find Additional Information" that begins on page 42.


GENERAL

      The merger agreement provides for the merger of San Juan with and into Texas Regional Delaware, Inc., a wholly-owned subsidiary of Texas Regional. Texas Regional Delaware will be the surviving entity in the merger and the separate existence of San Juan will cease. After the effective time of the merger, the officers and directors of Texas Regional Delaware will continue as the officers and directors of the surviving entity.

      The merger agreement provides that each share of San Juan common stock issued and outstanding immediately prior to the effective time of the merger, other than dissenting shares, will be converted into and represent the right to receive shares of Texas Regional common stock, without interest, upon surrender of the certificate representing the San Juan common stock.

      As consideration for the merger, Texas Regional will issue to the holders of the shares of San Juan common stock 150,012 shares of the common stock of Texas Regional, subject to adjustment as described below.

      On the record date, 11,239 shares of San Juan common stock were issued and outstanding. If all conditions at closing are satisfied and there is no adjustment in the merger consideration, each shareholder of San Juan (except shareholders choosing to exercise their dissenters' rights) will be entitled to receive immediately following closing (and following receipt of the properly completed transmittal materials) 13.3475 shares of Texas Regional common stock for each share of San Juan common stock they own. The ratio may be adjusted as follows:

      o Texas Regional may decrease the number of shares available for exchange if the net worth of San Juan, after adjustments specified in the merger agreement, is less than $4,400,000 at the time of the merger.

      o Texas Regional may decrease the number of shares issued in the merger if San Juan's expenses related to termination of data processing contracts, automated teller machine service contracts, employment contracts, employee or contractor severance agreements or policies, incentive compensation arrangements and other services contracts exceed $100,000.

      Texas Regional will not issue fractional shares of Texas Regional common stock, but instead will pay cash to any shareholder otherwise entitled to receive a fractional share in an amount equal to the product of $33.33 multiplied by such fraction of a share.

      The merger will be effected as soon as practicable following the satisfaction or waiver of all conditions to the consummation of the merger. At the effective time of the merger, by operation of law, all holders of San Juan common stock will cease to be shareholders of San Juan. All shareholders of San Juan as of the record date (other than those shareholders who perfect their dissenters' rights) will become owners of Texas Regional common stock. After the effective time of the merger, all certificates for San Juan common stock (other than those held by shareholders who perfect their dissenters' rights) will represent the right to receive Texas Regional common stock pursuant to the merger agreement, but otherwise will be null and void after the effective time of the merger. After the effective time of the merger, all certificates for San Juan common stock held by shareholders who perfect their dissenters' rights will represent the right to receive cash pursuant to the exercise of their dissenters' rights, but otherwise will also be null and void after the effective time of the merger.

BACKGROUND OF THE MERGER

      Glen E. Roney, the Chairman and Chief Executive Officer of Texas Regional, contacted Travis P. Neely, Chairman of the Board of San Juan in May 2002 to explore a possible acquisition by Texas Regional of San Juan. At Mr. Roney's request, San Juan forwarded requested financial and business information to Texas Regional. In early June, Mr. Roney transmitted Texas Regional's initial offer letter to San Juan offering Texas Regional common stock to the shareholders of San Juan.

      San Juan's board, during a special meeting on June 6, 2002, approved negotiation of the Letter of Intent and, in the event of the successful negotiation of the letter of intent, directed Mr. Neely to negotiate a definitive agreement and instructed San Juan's outside counsel to assist in the preparation of the definitive agreement. On June 21, 2002, the parties executed a letter of intent, and by follow-up letter dated June 28, 2002, the parties agreed to the final number of Texas Regional shares to be issued in the transaction. During the following weeks, both parties continued to conduct due diligence. Texas Regional's outside counsel delivered a draft definitive agreement and the parties proceeded to negotiate the terms of the agreement.

      On July 29, 2002, the board of directors of San Juan, determined the merger to be in the best interests of San Juan and its shareholders and approved the terms of the Agreement and Plan of Reorganization and recommended approval by San Juan's shareholders of the merger and the Agreement and Plan of Reorganization. Effective as of August 21, 2002, Mr. Neely executed the Agreement and Plan of Reorganization on behalf of San Juan.

SAN JUAN'S REASONS FOR THE MERGER

      The San Juan board of directors has concluded that San Juan's competitive position and value of its stock is best enhanced through the merger with Texas Regional. San Juan's board believes that San Juan shareholders will receive a marketable equity interest in a larger financial institution with attractive growth opportunities.

RECOMMENDATION OF THE SAN JUAN BOARD OF DIRECTORS

      AFTER CAREFUL CONSIDERATION, SAN JUAN'S BOARD OF DIRECTORS UNANIMOUSLY DETERMINED THE MERGER TO BE FAIR TO YOU AND IN YOUR BEST INTERESTS. ACCORDINGLY, SAN JUAN'S BOARD OF DIRECTORS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT THE SAN JUAN SHAREHOLDERS VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.


      In considering the recommendation of the San Juan board of directors with respect to the merger agreement, you should be aware that certain directors and officers of San Juan have interests in the merger that are different from, or in addition to the interest of San Juan shareholders generally. Please see the section entitled "Interests of Related Persons in the Merger" on page 19 of this proxy statement.

TEXAS REGIONAL'S REASONS FOR THE MERGER

      Texas Regional's board of directors considered the following factors in helping to make its determination to vote in favor of the merger agreement and the merger:

      o The acquisition of San Juan gives Texas Regional a presence in both San Juan and Progreso, neither of which currently has a branch of Texas State Bank. As a result, the merger will bring branches of Texas State Bank to two new communities within the Rio Grande Valley.

      o San Juan's business represents an attractive core deposit franchise and the markets served, or which could be served, by San Juan represent attractive potential due to existing San Juan relationships.

      o Management believes that the transaction is accretive to Texas Regional earnings during the initial year.

      The aggregate amount to be paid to holders of San Juan shares resulted from negotiations which considered the historical earnings and dividends of Texas Regional and San Juan, the earnings potential and deposit base of San Juan, potential growth in the San Juan market, San Juan's asset quality and the effect of the merger on the shareholders, customers and employees of Texas Regional and San Juan.

INTERESTS OF RELATED PERSONS IN THE MERGER

      Certain executive officers of San Juan have interests in the merger that may be different from your interests. By way of example, executive officers of San Juan have the possibility of continued employment with a much larger organization, which may provide employee benefits and compensation packages not provided by San Juan.

COMPLETION AND EFFECTIVENESS OF MERGER

      The merger will be completed when all of the conditions to the completion of the merger are satisfied or waived, including adoption of the merger agreement by the shareholders of San Juan and receipt of all required banking and other regulatory approvals. The merger will become effective upon the filing of a certificate of merger in the State of Delaware and the filing of articles of merger in the State of Texas.

      San Juan and Texas Regional expect to complete the merger as quickly as possible after San Juan's special meeting, during the fourth quarter of 2002, or in any event no later than February 14, 2003.

STRUCTURE OF THE MERGER AND CONVERSION OF SAN JUAN COMMON STOCK

      San Juan will be merged with and into Texas Regional Delaware, a Delaware corporation, and the separate corporate existence of San Juan will cease. Texas Regional Delaware, a wholly-owned subsidiary of Texas Regional, will survive the merger.

      Upon completion of the merger, and assuming no adjustment in the aggregate merger consideration, each outstanding share of San Juan common stock will be automatically converted into the right to receive 13.3475 fully paid and nonassessable shares of Texas Regional common stock.

      No certificate representing fractional shares of Texas Regional common stock will be issued in connection with the merger. Instead, you will receive cash, without interest, in lieu of a fraction of a share of Texas Regional common stock in an amount equal to the product of $33.33 multiplied by the fraction of a share of Texas Regional common stock that would otherwise have been issued.

EXCHANGE OF SAN JUAN STOCK CERTIFICATES FOR TEXAS REGIONAL STOCK CERTIFICATES

      Texas Regional anticipates that, promptly after approval of the merger by the San Juan shareholders and by applicable regulatory authorities, transmittal forms will be sent to each shareholder of San Juan for use in forwarding his, her or its certificates for shares of common stock of San Juan to Texas Regional. For each share surrendered, Texas Regional's transfer agent and registrar will deliver or forward to the former San Juan shareholder 13.3475 shares of Texas Regional common stock representing the shares to be delivered at closing, unless adjusted as provided in the merger agreement. Because no fractional shares will be issued, any shareholder who would otherwise be entitled to a fractional share of Texas Regional common stock will receive cash in lieu of such fractional share, equal to the product of $33.33 multiplied by such fraction of a share.

      Until certificates representing common stock of San Juan are surrendered, Texas Regional will set aside shares for making the deliveries, but any dividends or other amounts payable to shareholders who surrender their share certificates after the effective time of the merger will not be payable until surrender of the shareholder's share certificate, nor will any amounts bear interest attributable to periods either before or after the effective time of the merger.

      After the effective date of the merger, the San Juan share certificates that theretofore represented ownership of the common stock of San Juan will be converted automatically into the right to receive shares of Texas Regional common stock (except for those San Juan shareholders who perfect their dissenters' rights, for whom the share certificate shall represent the right to receive the appraised value of their shares). No dividends on San Juan common stock will accrue with respect to such shares as are held by any shareholder after the effective date of the merger.

      SHAREHOLDERS OF SAN JUAN SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL
                       THEY RECEIVE TRANSMITTAL MATERIALS.



MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER


      The following discussion summarizes the material U.S. federal income tax consequences of the merger that are applicable to San Juan shareholders. The discussion is based on the Internal Revenue Code, applicable U.S. Treasury Regulations, judicial authority and administrative rulings and practice, all as of the date of this proxy statement and all of which are subject to change, including changes with retroactive effect. This discussion does not address any state, local or foreign tax consequences of the merger.


      The tax treatment of a shareholder may vary depending upon the shareholder's particular situation, and certain shareholders (including individuals who purchased their shares of San Juan common stock pursuant to the exercise of employee stock options or otherwise acquired shares as compensation, insurance companies, tax-exempt organizations, financial institutions or broker-dealers, persons who are neither citizens or residents of the United States, and persons who hold San Juan common stock as part of a hedge, straddle or conversion transaction) may be subject to special tax rules not discussed below. The following discussion assumes that San Juan common stock will be held as a capital asset at the effective time of the merger.

      TAX OPINION REGARDING THE MERGER. Neither Texas Regional nor San Juan has requested or will request an advance ruling from the Internal Revenue Service as to the tax consequences of the merger. Texas Regional has received an opinion from KPMG LLP that, for U.S. federal income tax purposes, the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that San Juan shareholders will not recognize gain or loss for U.S. federal income tax purposes to the extent they receive Texas Regional common stock solely in exchange for their San Juan common stock.

      San Juan shareholders should be aware that the opinion is not binding on the Internal Revenue Service or the courts. The tax opinion will be based upon specific facts, representations and assumptions included or referred to in the opinion and the continued accuracy and completeness of specific representations made by Texas Regional, Texas Regional Delaware and San Juan, including representations in certificates to be delivered to counsel by the management of each of Texas Regional, Texas Regional Delaware and San Juan which, if incorrect in material respects, would jeopardize the conclusions reached by counsel in its opinion.

      The following discussion assumes that the merger will constitute a reorganization under Section 368(a) of the Internal Revenue Code.

      TREATMENT OF HOLDERS OF SAN JUAN COMMON STOCK. Subject to the discussion below regarding fractional shares of Texas Regional common stock, each San Juan shareholder who receives solely Texas Regional common stock in the merger will not recognize any gain or loss as a result of the receipt of Texas Regional common stock pursuant to the merger. San Juan shareholders who exercise dissenters' rights and receive cash for their San Juan common stock will be treated as having received a distribution in redemption of their shares which will result in these shareholders recognizing income for federal income tax purposes.

      The aggregate tax basis of Texas Regional common stock received in the merger will be equal to the aggregate tax basis of the San Juan common stock surrendered in the exchange, decreased by any tax basis allocable to fractional shares exchanged for cash. The holding period of the Texas Regional common stock received will include the holding period of the San Juan common stock surrendered in the exchange.

      CASH IN LIEU OF FRACTIONAL SHARES. San Juan shareholders who receive cash instead of a fractional share of Texas Regional common stock will be treated as having received the fractional share in the merger and then as having the fractional share redeemed by Texas Regional. These holders will generally recognize gain or loss equal to the difference between the tax basis of the fractional share and the amount of cash received. The gain or loss generally will be a capital gain or loss. The capital gain or loss will be long-term capital gain or loss if the San Juan stock exchanged has been held for more than one year.

      THE PRECEDING SUMMARY IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT TO THE MERGER. ACCORDINGLY, SAN JUAN SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

ACCOUNTING TREATMENT OF THE MERGER

      Texas Regional anticipates accounting for the merger under the purchase method of accounting for financial reporting and for all other purposes. Under this accounting method, at the effective time of the merger, San Juan's assets and liabilities will be adjusted to fair market value, and added to Texas Regional's consolidated balance sheet. Income and other financial statements of Texas Regional issued after consummation of the merger will reflect the consolidated operations of San Juan and Texas Regional from the date of the merger.

REGULATORY APPROVALS

      Consummation of the merger is subject to approval by San Juan's shareholders, the receipt of required regulatory approvals from the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended, and the satisfaction or waiver of other conditions as described in the merger agreement. In addition, the merger of Texas Country Bank with and into Texas State Bank is subject to the approval of the Texas Department of Banking. It is expected that the Federal Reserve Board and the Texas Department of Banking will approve the transactions.

      A formal application under the Bank Holding Company Act of 1956 was sent to the Federal Reserve Board on September 4, 2002. Upon receipt of Federal Reserve Board approval (and provided that the Federal Reserve agrees to accelerate the applicable waiting period), the merger cannot be consummated until the expiration of 15 days following the date of approval, during which time the United States Department of Justice, pursuant to the Bank Holding Company Act of 1956, may bring an action to oppose the merger.

      In addition, applications for approval of the merger of Texas Country Bank with and into Texas State Bank were also sent to the Federal Reserve Board and to the Texas Department of Banking on September 4, 2002.

RESTRICTIONS ON RESALES OF TEXAS REGIONAL COMMON STOCK

      For San Juan shareholders who are not "affiliates" of San Juan, the Texas Regional common stock they receive in the merger may be freely traded following the merger.

      Although the shares of Texas Regional common stock to be issued in the proposed merger will have been registered under the Securities Act of 1933, as amended, any public reoffering or resale of such shares by any person who is an "affiliate" of San Juan at the time such merger is submitted to a vote of the shareholders of San Juan will require either:

      o the further registration under the Securities Act of the shares of Texas Regional common stock to be sold;

      o compliance with applicable provisions of Rules 144 and 145 promulgated under the Securities Act (permitting sales under certain circumstances); or

      o     the availability of an exemption from such registration.

      The foregoing restrictions will apply to all "affiliates" of San Juan and stop transfer instructions will be given to Texas Regional's transfer agent with respect to the shares of Texas Regional common stock received by them. An "affiliate" is defined for these purposes to include a "controlling person," which in this case would mean, generally, a principal shareholder or an executive officer or director of San Juan and may include certain related parties.

      Generally, Rules 144 and 145 will permit an "affiliate" of San Juan to sell within any three-month period a number of shares that does not exceed the greater of one percent (1%) of the then outstanding shares of Texas Regional common stock or the average weekly trading volume of such stock reported through The Nasdaq Stock Market's National Market System during the four calendar weeks preceding such sale, provided that Texas Regional has filed required periodic reports with the Commission and such sales are made in normal "brokers' transactions" or in transactions directly with a "market maker" without the solicitation of buy orders by the brokers or such affiliates. Texas Regional common stock is traded on The Nasdaq Stock Market's National Market System. If a present affiliate of San Juan ceases to be an affiliate for a period of at least three months, Rule 145 will permit that person to sell his or her Texas Regional securities, without limitation as to the amount of securities to be sold, after he or she has been the beneficial owner of the Texas Regional securities for at least two years as determined in accordance with paragraph (d) of Rule 144.

LISTING ON THE NASDAQ NATIONAL MARKET SYSTEM OF STOCK TO BE ISSUED IN THE
MERGER

      Texas Regional will use commercially reasonable efforts to have the shares of Texas Regional common stock issuable in the merger included for quotation on The Nasdaq Stock Market's National Market System, subject to official notice of issuance before the completion of the merger.

DISSENTERS' RIGHTS OF APPRAISAL


      BY FOLLOWING THE SPECIFIC PROCEDURES SET FORTH IN THE TEXAS BUSINESS CORPORATION ACT, SAN JUAN SHAREHOLDERS HAVE A STATUTORY RIGHT TO DISSENT FROM THE MERGER. IF THE MERGER IS APPROVED AND CONSUMMATED, ANY SAN JUAN SHAREHOLDER WHO PROPERLY PERFECTS HIS, HER OR ITS DISSENTERS' RIGHTS WILL BE ENTITLED, UPON COMPLETION OF THE MERGER, TO RECEIVE AN AMOUNT OF CASH EQUAL TO THE FAIR VALUE OF HIS, HER OR ITS SHARES OF SAN JUAN COMMON STOCK RATHER THAN RECEIVING THE CONSIDERATION IN THE MERGER AGREEMENT. THE FOLLOWING SUMMARY IS NOT A COMPLETE STATEMENT OF STATUTORY DISSENTERS' RIGHTS OF APPRAISAL, AND THIS SUMMARY IS QUALIFIED BY REFERENCE TO THE APPLICABLE PROVISIONS OF THE TEXAS BUSINESS CORPORATION ACT, WHICH ARE REPRODUCED IN FULL IN APPENDIX C TO THIS PROXY STATEMENT. A SHAREHOLDER MUST COMPLETE EACH STEP IN THE PRECISE ORDER PRESCRIBED BY THE STATUTE TO PERFECT HIS, HER OR ITS DISSENTERS' RIGHTS OF APPRAISAL.

      Any shareholder who desires to dissent from the merger must file a written objection to the merger with San Juan prior to the meeting at which the vote on the merger shall be taken, stating that the shareholder will exercise his, her or its right to dissent if the merger is effective and giving the shareholder's address to which notice of the completion of the merger shall be sent. A vote against the merger is not sufficient to perfect a shareholder's dissenters' rights of appraisal. If the merger is effected, each shareholder who sent notice to San Juan as described above and who did not vote in favor of the merger will be deemed to have dissented from the merger. Any person who perfects his or her dissenters' rights is sometimes referred to as a dissenting shareholder. Failure to vote against the merger will not constitute a waiver of the dissenters' rights of appraisal; on the other hand, a vote in favor of the merger will constitute such a waiver.

      Texas Regional Delaware, as the survivor in the merger, will be liable for discharging the rights of dissenting shareholders and shall, within 10 days of the effective time of the merger, notify the dissenting shareholders in writing that the merger has been effected. Each dissenting shareholder so notified must, within 10 days of the delivery or mailing of such notice, make a written demand on Texas Regional Delaware at 3900 North 10th Street, 11th Floor, McAllen, Texas 78501, for payment of the fair value of the dissenting shareholder's shares as estimated by the dissenting shareholder. Such demand shall state the number and class of shares owned by the dissenting shareholder. The fair value of the shares shall be the value thereof as of the date immediately preceding the date of the shareholder meeting at which the merger was approved, excluding any appreciation or depreciation in anticipation of the merger. Dissenting shareholders who failed to make a written demand within the 10 day period will be bound by the merger and lose their rights to dissent. Within 20 days after making a demand, the dissenting shareholder shall submit certificates representing his, her or its shares of San Juan common stock to Texas Regional for notation thereon that such demand has been made. Dissenting shareholders who fail to submit their certificates within such 20 day period will be bound by the merger and lose their rights to dissent.

      Within 20 days after receipt of a dissenting shareholder's demand letter as described above, Texas Regional Delaware shall deliver or mail to the dissenting shareholder written notice either:

      (1) stating that Texas Regional Delaware accepts the amount claimed in the demand letter and agrees to pay that amount within 90 days after the effective time of the merger upon surrender of the certificates of San Juan common stock duly endorsed by the dissenting shareholder, or

      (2) containing Texas Regional Delaware's written estimate of the fair value of the shares of San Juan common stock together with an offer to pay such amount within 90 days after the effective time of the merger if Texas Regional Delaware receives notice, within 60 days after the effective time of the merger, stating that the dissenting shareholder agrees to accept that amount and surrenders the relevant certificates of San Juan common stock duly endorsed by the dissenting shareholder.

      In either case, the dissenting shareholder shall cease to have any ownership interest in San Juan or Texas Regional following payment of the agreed value.

      If the dissenting shareholder and Texas Regional cannot agree on the fair value of the shares within 60 days after the effective time of the merger, the dissenting shareholder or Texas Regional may, within 60 days of the expiration of the initial 60 day period, file a petition in any court of competent jurisdiction requesting a finding and determination of the fair value of the dissenting shareholder's shares. If no petition is filed within the appropriate time period, then all dissenting shareholders who have not reached an agreement with Texas Regional Delaware on the value of their shares shall be bound by the merger and lose their rights to dissent. After a hearing concerning the petition, the court shall determine which dissenting shareholders have complied with the provisions of the Texas Business Corporation Act and have become entitled to the valuation of, and payment for, their San Juan shares, and shall appoint one or more qualified appraisers to determine the value of the San Juan shares in question. The appraiser shall determine such value and file a report with the court. The court shall then in its judgment determine the fair value of the shares of San Juan common stock, which judgment shall be binding on Texas Regional Delaware and on all dissenting shareholders receiving notice of the hearing. The court shall direct Texas Regional Delaware to pay such amount, together with interest thereon, beginning 91 days after the effective time of the merger to the date of judgment, to the dissenting shareholders entitled thereto. The judgment shall be payable upon the surrender to Texas Regional Delaware of certificates representing shares of San Juan common stock duly endorsed by the dissenting shareholders. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in Texas Regional, Texas Regional Delaware, San Juan or the San Juan common stock. All court costs and fees of the appraiser shall be allotted between the parties in a manner that the court determines is fair.

      Any dissenting shareholder who has made a written demand on Texas Regional Delaware for payment of the fair value of his, her or its San Juan common stock shall not thereafter be entitled to vote or exercise any other rights as a shareholder except the statutory right of appraisal as described herein and the right to maintain an appropriate action to obtain relief on the ground that the merger would be or was fraudulent. In the absence of fraud in the transaction, a dissenting shareholder's statutory right to appraisal is the exclusive remedy for the recovery of the value of his, her or its shares or money damages to the shareholder with respect to the merger.

      Any dissenting shareholder who has made a written demand on Texas Regional Delaware for payment of the fair value of his, her or its San Juan common stock may withdraw such demand at any time before payment for his, her or its shares or before a petition has been filed with an appropriate court for determination of the fair value of such shares. If a dissenting shareholder withdraws his, her or its demand or if the dissenting shareholder is otherwise unsuccessful in asserting his, her or its dissenters' rights of appraisal, such dissenting shareholder shall be bound by the merger and such shareholder's status as a shareholder shall be restored without prejudice to any corporate proceedings, dividends or distributions which may have occurred during the interim.

      It is a condition to Texas Regional's obligations under the merger agreement that San Juan shareholders owning not more than 5% of the outstanding shares of San Juan common stock shall have demanded or be entitled to demand payment of the fair value of the shares as dissenting shareholders. Texas Regional may terminate the merger agreement if this condition is not met.

      INCOME TAX CONSEQUENCES

      See "The Merger-Material United States Federal Income Tax Consequences of the Merger" on page 21 for a discussion on how the federal income tax consequences of your action will change if you elect to dissent from the merger.

THE MERGER AGREEMENT


      The following describes the material terms of the merger agreement. The complete text of the merger agreement is attached as Appendix A to this proxy statement and incorporated by reference into this document. We urge you to read the full text of the merger agreement.


      REPRESENTATIONS AND WARRANTIES. San Juan and Texas Regional each made a number of representations and warranties in the merger agreement regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the merger.

      The representations given by San Juan cover the following topics, among others, as they relate to San Juan and its subsidiaries:

      o     corporate organization and qualification to do business;

      o     capitalization;

      o     subsidiaries;

      o authorization of the merger agreement by San Juan, the required vote of its shareholders and other required consents;

      o     financial statements and regulatory reports;

      o     liabilities;

      o     tax matters;

      o     allowance for loan losses;

      o     regulatory matters;

      o     title to assets owned;

      o     compliance with applicable laws;

      o     employee benefit plans;

      o     material contracts and information relating to any defaults;

      o     legal proceedings;

      o     the absence of specified changes or events;

      o     insurance;

      o     the absence of adverse agreements or judgments;

      o     labor and other matters related to employees;

      o transactions with officers, directors, and other persons affiliated with San Juan;

      o     stock of affiliated corporations;

      o     environmental matters;

      o     information regarding loans;

      o     compliance with applicable fiduciary responsibilities;

      o     corporate action taken by San Juan with respect to the merger;

      o     indebtedness;

      o     brokers;

      o information supplied by San Juan in connection with the proxy statement and the registration statement of which it forms a part; and

      o     the accuracy of representations and warranties.

      The representations given by Texas Regional cover the following topics, among others, as they relate to Texas Regional and its subsidiaries:

      o     corporate organization and qualification to do business;

      o     subsidiaries;

      o     Texas Regional's capitalization;

      o     authorization of the merger agreement by Texas Regional;

      o     financial statements;

      o     Texas Regional's filings and reports with the Commission;

      o     regulatory matters;

      o     legal proceedings;

      o     tax matters;

      o     compliance with applicable laws;

      o     the absence of specified changes or events;

      o information supplied by Texas Regional in this proxy statement and the related registration statement of which it forms a part filed by Texas Regional;

      o     environmental matters; and

      o     brokers.

The representations and warranties contained in the merger agreement are not easily summarized. You are urged to carefully read the respective articles of the merger agreement setting forth the representations and warranties of Texas Regional and San Juan. A copy of the merger agreement is attached hereto as Appendix A.

      SAN JUAN'S CONDUCT OF BUSINESS BEFORE COMPLETION OF THE MERGER. The merger agreement includes specific provisions related to the conduct of San Juan's business pending the completion of the merger. Among other things, San Juan agreed that until completion of the merger it will, and will cause each of its subsidiaries, to:

      o operate and conduct their business in accordance with prudent banking practices and in substantially the same manner as conducted during the 18 months prior to the date of the merger agreement;

      o     preserve intact their assets and current business organizations;

      o use its best efforts to retain present officers and employees and maintain their relationships with customers;

      o     maintain their present insurance coverage;

      o     comply with all material contractual obligations;

      o     maintain their properties and assets in good repair;

      o not make or commit to make any capital expenditure outside the ordinary course of business or in excess of $20,000 in any single transaction and $50,000 in the aggregate;

      o use its best efforts to comply with all applicable laws and regulations and file all required regulatory reports;

      o maintain their books of account and records in the usual, regular and orderly manner consistent with generally accepted accounting principles, and maintain balances of loan loss reserves as provided in the merger agreement;

      o not issue or sell any additional shares of their stock or securities convertible into shares of their stock;

      o not hire any new personnel, or change the duties or job classifications of any personnel, without the prior written consent of Texas Regional;

      o not declare or pay any dividend or make any stock split or purchase any of their shares of stock, except for specified intracompany dividends;

      o not issue commitments for the future funding of loans at a fixed rate other than the prevailing market at the date of funding;

      o fully perform their respective liabilities, debts and obligations, including any liabilities and obligations for borrowed money indebtedness;

      o accrue as an expense a provision for loan losses that will cause the loan loss reserve of Texas Country Bank to be adequate in all respects to provide for all actual and reasonably anticipated losses on loans outstanding;

      o make a fully collateralized loan, nor commit to make a fully collateralized loan, in excess of $500,000 to any one borrower or in any one transaction or series of related transactions without the prior approval of Texas Regional, or make any other loan, nor commit to make any other loan, in excess of $100,000 to any one borrower or in any one transaction or series of related transactions without the prior consent of Texas Regional.

      o not acquire any United States Treasury or government agency bonds, or municipal securities, or make other investments in securities with fixed rates or with maturities of greater than three years from the date of the investment, unless the investment has been mutually approved by Texas Regional and San Juan; and

      o terminate all existing data processing contracts (including item processing service contracts) and automated teller machine system contracts.

      While the Agreement calls for the contribution of certain commercial real property in San Juan, Texas, presently held by Travis P. Neely as trustee for the benefit of San Juan and/or its shareholders, Texas Regional has elected to waive that requirement and will not require that the real property be contributed.

      San Juan also agreed that until the completion of the merger, San Juan will, unless it otherwise receives the written consent of Texas Regional, conduct its business in compliance with other specific restrictions, including those relating to the following:

      o incurring indebtedness or significant expenses, with specified exceptions;

      o     increasing compensation in excess of specified thresholds;

      o     the sale or disposal of property or assets;

      o     employee benefit plans and compensation; and

      o     amendment to San Juan's articles of incorporation and bylaws.

      Prior to closing, San Juan shall acquire extended reporting period coverage (sometimes referred to as "tail coverage") for San Juan's directors' and officers' insurance policy that is in effect as of the date of the merger agreement, or other continuation of such coverage, that covers a period of two
(2) years following closing.

      The agreements related to the conduct of San Juan's business in the merger agreement are not easily summarized. You are urged to carefully read the pertinent provisions of the merger agreement, a copy of which is attached hereto as Appendix A.

      ADDITIONAL COVENANTS AND AGREEMENTS. Each of San Juan and Texas Regional has agreed to cooperate with each other and to use their best efforts to take all actions, fulfill all conditions and obligations and do all things necessary under the merger agreement to complete the merger. In addition to the representations, warranties and covenants referenced above, San Juan and Texas Regional have, as applicable, agreed as follows:

      o each party will provide access to the other for purposes of conducting due diligence, and each has agreed to maintain the confidentiality of the other's nonpublic business information as described in the merger agreement;

      o each party will cooperate with the other in connection with the preparation and filing of the registration statement of which this proxy statement is a part and Texas Regional will further use its best efforts to have the registration statement declared effective as promptly as practicable;

      o San Juan has agreed to hold a special meeting of its shareholders for purposes of adopting the merger agreement and approving the merger;

      o San Juan has agreed to supply Texas Regional with information regarding real property owned or operated by San Juan, including any environmental tests or surveys made of such properties, and has agreed to cooperate with Texas Regional's reasonable requests related to site assessment or site review related to any environmental matter;

      o Texas Regional may conduct tests of real property used in connection with the business of San Juan and its subsidiaries in order to identify environmental hazards on such property;

      o Texas Regional has agreed to file, as promptly as practicable, all regulatory applications required in order to consummate the merger;

      o San Juan has agreed to terminate, prior to the completion of the merger, any existing employment contracts and employee benefit plans, except for the deferred compensation plans for the benefit of Travis Neely and Gilberto De Leon (each of whom is an officer of San Juan and/or Texas Country Bank) and others specifically approved for continuation by Texas Regional;

      o Texas Regional has agreed to file any application or notification required to notify The Nasdaq Stock Market's National Market System of the issuance of Texas Regional common stock pursuant to the merger agreement; and

      o Texas Regional has agreed to provide employee benefits to the employees of San Juan on terms and conditions which are substantially similar to those provided by Texas Regional and its subsidiaries to their similarly situated employees.

      CONDITIONS TO COMPLETION OF THE MERGER. The obligations of Texas Regional and San Juan to complete the merger and the other transactions contemplated by the merger agreement are dependent on the satisfaction or waiver of the following conditions:

      o San Juan's shareholders have approved and adopted the merger agreement and the merger;

      o the merger has been approved, as applicable, by the Federal Reserve Board, the Texas Department of Banking, the FDIC, or other regulatory authorities whose approval is required for the merger and such approvals may not be contested by any governmental authority or any other third party by formal proceeding;

      o the absence of any litigation, investigation, inquiry or proceeding pending or threatened in or by any court or governmental agency which might prohibit the consummation of the merger;

      o the registration statement to register the shares of Texas Regional common stock to be issued in the merger has been declared effective and no stop order suspending the effectiveness of the registration statement is in effect; and

      o the shares of Texas Regional common stock to be issued pursuant to the merger to the shareholders of San Juan have been approved for listing on The Nasdaq Stock Market's National Market System.

      Texas Regional's obligations to complete the merger and other transactions contemplated by the merger agreement are further subject to the satisfaction or waiver of each of the following additional conditions:

      o San Juan's representations and warranties are true and correct in all material respects as of the date the merger is completed except to the extent any such representations or warranties are made as of a specified date;

      o San Juan has performed or complied in all material respects with all of its obligations required to be performed by it under the merger agreement;

      o no event or events has occurred after the signing of the merger agreement which have caused, or which would reasonably be expected to cause, a material adverse change in the condition of San Juan and any of its subsidiaries, taken as a whole;

      o holders of not more than five percent of the issued and outstanding shares of San Juan have exercised dissenters' rights with respect to the merger;

      o Texas Regional has received an opinion of San Juan's counsel, with respect to:

            o the valid existence and good standing of San Juan and its subsidiaries;

            o     the capital stock of San Juan and its subsidiaries; and

            o the validity of the merger under the articles of incorporation and bylaws of San Juan and its subsidiaries.

      o Texas Regional has received all necessary consents, approvals and estoppel certificates and other assurances, from any party to an agreement with San Juan or any of its subsidiaries, or by which San Juan or any of its subsidiaries is bound as a result of any legal requirement;

      o the net worth of San Juan is not less than $4,400,000, calculated as described in the merger agreement, after accounting for the after-tax effect of any costs incurred by San Juan and its subsidiaries contemplated by the merger agreement or incurred in anticipation of the consummation of the transactions described in the merger agreement;

      o Texas Regional has received financial statements as of the month the merger is completed, of San Juan and Texas Country Bank prepared in accordance with the merger agreement, reflecting no changes in the condition of San Juan and Texas Country Bank that would constitute a material adverse effect on the condition of San Juan and its subsidiaries, taken as a whole;

      o San Juan has not paid any dividends or made any distributions in respect of its capital stock prior to the closing date;

      o Texas Regional has received an opinion from its tax advisor that the merger will constitute a "tax-free reorganization" under the Internal Revenue Code; and

      o San Juan and its subsidiaries have terminated all data processing and automated teller machine services contracts simultaneously with the closing date.

      San Juan's obligations to complete the merger and the other transactions contemplated by the merger agreement are further subject to the satisfaction or waiver of each of the following additional conditions:

      o Texas Regional's representations and warranties are true and correct in all material respects as of the date of the merger except to the extent any such representations or warranties are made as of a specified date;

      o Texas Regional and Texas Regional Delaware performed or complied, in all material respects, with all of their respective obligations required to be performed by each under the merger agreement; and

      o San Juan has received an opinion of Texas Regional's counsel with respect to the validity of the approvals of the merger by the board of directors of Texas Regional and the board of directors and shareholders of Texas Regional Delaware.

      TERMINATION OF THE MERGER AGREEMENT. The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after approval of the merger and merger agreement by San Juan shareholders:

      o by mutual consent of the boards of directors of San Juan and Texas Regional;

      o by either of the boards of directors of San Juan or Texas Regional, if:

            o the Federal Reserve Board, the FDIC or the Texas Department of Banking has denied approval of the merger and such denial has become final and nonappealable, or has approved the merger subject to conditions that are unacceptable to Texas Regional;

            o     the merger is not completed by February 14, 2003; or

            o the merger agreement fails to receive the requisite vote for adoption by the shareholders of San Juan at the San Juan special meeting; or

      o by the board of directors of Texas Regional, if during the course of its continuing due diligence review prior to the closing date, Texas Regional in good faith determines that additional facts, events or circumstances that come to its attention will have a material adverse effect on the condition of San Juan and its subsidiaries, taken as a whole.

MANAGEMENT AFTER THE MERGER


      Neither the board of directors nor the executive officers of Texas Regional will change as a result of the merger. Information about Texas Regional's directors and executive officers, including biographical information, executive compensation and relationships and related transactions between management and the company, can be found in Texas Regional's proxy statement for the 2002 annual meeting of shareholders and annual report on Form 10-K for the fiscal year ended December 31, 2001, both of which are filed with the Commission and incorporated by reference into this proxy statement. For more details about how you can obtain copies of Texas Regional's annual meeting proxy statement and Form 10-K, see "Where You Can Find Additional Information" on page 42.



                           INFORMATION ABOUT SAN JUAN

GENERAL

      San Juan is a bank holding company headquartered in San Juan, Texas, which derives substantially all of its income from the operation of its wholly-owned bank subsidiary, Texas Country Bank. San Juan was formed in 1991 as a bank holding company for the Bank, which was chartered as San Juan State Bank in 1949. The name of the Bank was changed to Texas Country Bank in 1995. As of June 30, 2002, San Juan had consolidated total assets of $49.6 million, loans (net of allowance for loan losses) of $23.6 million, total deposits of $44.2 million and total stockholders' equity of $4.6 million. San Juan is the only independent bank holding company headquartered in San Juan, and Texas Country Bank is the only locally owned bank headquartered in San Juan or located in Progreso.

      Texas Country Bank operates out of two banking offices, the main bank at 235 W. 5th Street, San Juan, Texas, and a branch office on FM 1015 (one block north of Military Highway 281) in Progreso, Texas. The majority of Texas Country Bank's activity is retail in nature and involves primarily the providing of banking services to individuals and businesses located in reasonable proximity to its banking offices.

FACILITIES

      San Juan conducts business at its main banking facility located at 235 W. 5th Street in San Juan. The main bank facility has approximately 11,700 square feet of space, and additional adjacent and nearby facilities. Property held by San Juan and its subsidiary include 14 lots in Block 29 of the San Juan Original Townsite (in the 200 and 500 block of West 6th Street), 3 additional blocks in Block 30 of the San Juan Original Townsite (in the 500 block of South Standard Street) and several undeveloped lots purchased for future expansion in North San Juan. San Juan also conducts business at its 26,000 square foot branch banking facility located on FM 1015, one block north of Military Highway 281, in Progreso, Texas.

COMPETITION

      The banking business is highly competitive, and San Juan's profitability depends principally on its ability to compete in the greater San Juan market. San Juan competes with other commercial banks, savings banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms, asset-based non-bank lenders and certain other nonfinancial entities, including certain governmental organizations which may offer more favorable financing than San Juan.

EMPLOYEES

      As of June 30, 2002, San Juan had 30 full-time employees, nine of whom were officers of Texas Country Bank, and three part-time employees. San Juan provides medical, dental, life and hospitalization insurance to its full-time employees, and also provides its employees with access to a 401(k) plan. San Juan considers its relations with employees to be excellent. Neither San Juan nor Texas Country Bank is a party to any collective bargaining agreement.

Legal PROCEEDINGS

      San Juan and Texas Country Bank from time to time are parties to or otherwise involved in legal proceedings arising in the normal course of business. San Juan does not believe that there is any pending or threatened proceeding against San Juan or Texas Country Bank which, if determined adversely, would have a material effect on the business, results of operations or financial position of San Juan or Texas Country Bank.

                 DESCRIPTION OF TEXAS REGIONAL CAPITAL STOCK

      Texas Regional is authorized to issue common stock and preferred stock. A total of 50,000,000 shares of common stock and 10,000,000 shares of preferred stock are authorized. As of the date of this proxy statement, ________________ shares of Texas Regional common stock are issued and outstanding, and no preferred shares are issued or outstanding.


      Texas Regional shareholders do not have preemptive rights for the acquisition of additional Texas Regional shares. Each holder of Texas Regional common stock is entitled to one vote for each share held on all matters submitted to common shareholders, including election of directors; however, the holders of Texas Regional common stock do not have cumulative voting rights in the election of directors. The Texas Regional share certificates issued to San Juan shareholders in connection with the merger will bear legends describing the fact that the Texas Regional Articles of Incorporation, as amended, deny preemptive rights and do not allow cumulative voting in the election of directors.

      Texas Regional presently has several stock option plans, under the terms of which Texas Regional has granted options to purchase a total of ___________ shares of its common stock to certain key employees for purchase, and pursuant to which Texas Regional could grant options to purchase a total of __________ additional shares of its common stock. Further issuance of shares of Texas Regional common stock after the effective time of the merger would have the effect of reducing the former San Juan shareholders' proportionate interest in Texas Regional.

      Texas Regional has adopted for the benefit of its employees the Texas Regional Bancshares, Inc. Amended and Restated Employee Stock Ownership Plan (with 401(k) provisions). As of June 30, 2002, a total of 970,090 shares of Texas Regional common stock was held for the benefit of Texas Regional employees pursuant to this plan. Upon consummation of the merger with San Juan, it is anticipated that employees of San Juan who become employees of Texas Regional and who otherwise qualify will become participants in this plan.

      Holders of Texas Regional common stock are entitled to dividends as and when declared by the Texas Regional board of directors out of legally available funds. Texas Regional has paid the following dividends on its common shares since January 1, 1998. The dividends declared per share were restated to retroactively give effect to the 10% stock dividend distributed by Texas Regional during January 2001 and the three-for-two stock split accounted for as a stock dividend distributed by Texas Regional to its shareholders in June 2002.

                                                AGGREGATE         DIVIDENDS
                                                DIVIDENDS         DECLARED
   APPLICABLE TIME PERIOD                        DECLARED         PER SHARE
   ----------------------                       ----------        ---------
                                         (Dollars in Thousands)

   January 1, 1998 to December 31, 1998           6,769             $0.285
   January 1, 1999 to December 31, 1999           7,437              0.312
   January 1, 2000 to December 31, 2000           8,541              0.355
   January 1, 2001 to December 31, 2001           9,701              0.400
   January 1, 2002 to ___________, 2002          ______             __.___


Texas Regional's board of directors intends to maintain its present policy of paying regular quarterly cash dividends. However, the declaration and amount of future dividends will depend on circumstances existing at the time, including Texas Regional's earnings, financial condition and capital requirements, as well as regulatory limitations and such other factors as Texas Regional's board of directors deems relevant.

      The principal asset and source of income for Texas Regional consists of its investment in Texas State Bank, which is a separate legal entity. Federal and state banking regulations applicable to Texas Regional and Texas State Bank require minimum levels of capital which limits the amounts available for payment of dividends by Texas State Bank.

      All shares of Texas Regional common stock now outstanding are, and the shares of Texas Regional common stock to be issued in the merger will be, fully paid and nonassessable with no personal liability attaching to the ownership thereof.

      In the event of liquidation, after payment of all creditors and after payment of the liquidation preference applicable to any then-outstanding series of preferred shares, the holders of Texas Regional common stock will be entitled to receive pro rata any assets remaining for distribution to shareholders.

      Texas Regional has the authority to issue up to 10,000,000 preferred shares, $1.00 par value per share, although no shares of preferred stock are presently outstanding. Texas Regional's board of directors has the authority to adopt resolutions establishing and designating one or more series of preferred shares, and to issue the preferred shares with such rights, privileges and limitations as the Board may deem appropriate, without approval of the holders of Texas Regional common stock. Upon issuance, the preferred shares may have dividend rights, liquidation preference or other rights superior to the holders of shares of Texas Regional common stock.

                 BENEFICIAL STOCK OWNERSHIP BY MANAGEMENT AND
                             PRINCIPAL SHAREHOLDERS

OWNERSHIP OF SAN JUAN CAPITAL STOCK


      The following table sets forth certain information regarding the beneficial ownership of San Juan common stock as of the date of this proxy statement by (1) directors and executive officers of San Juan, (2) each person who is known by San Juan to own beneficially 5% or more of the San Juan common stock and (3) all directors and executive officers as a group. Also included is the number of shares and percentage of Texas Regional common stock to be owned by such persons and by the directors and executive officers as a group upon the exchange of San Juan common stock for Texas Regional common stock pursuant to the merger, assuming there are no dissenting shareholders. Unless otherwise indicated, based on information furnished by such shareholders, management of San Juan believes that each person has sole voting and dispositive power with respect to all shares of which he is the beneficial owner and the address of such shareholder is the same address as San Juan's address.


                                                                                                     PRO FORMA          PRO FORMA
                                                            OWNERSHIP OF         PERCENT OF           AMOUNT        PERCENT OF TEXAS
                                                              SAN JUAN         SAN JUAN COMMON   OF TEXAS REGIONAL   REGIONAL COMMON
      NAME                           POSITION              COMMON STOCK(1)        STOCK(2)          COMMON STOCK         STOCK(3)
    -------                         ----------            -----------------    ----------------  ------------------  ---------------
James Best                       Director                        860                7.65%              11,478               *

Rene De La Garza                 Senior Vice President           ---                 ---                ---                 *


Gilbert De Leon                  Director; Executive Vice        13                   *                 173                 *
                                 President

J. D. Dreibelbis                 Director                        183                1.63%              2,442                *

Teresa N. Eoff                   Sr. V.P. / Cashier              10                   *                 133                 *

Juan A. Garza                    Director                        175                1.56%              2,335                *

Raul C. Garza                    Director                        210                1.87%              2,802                *

Joel A. Gonzalez                 Sr. V.P.                        ---                 ---                ---                 *

David L. Hetrick                 Director                      1,668              14.84%              22,263                *

Joe Hetrick                      Director                      2,234              19.88%              29,818                *

William L. Lemen                 Director                        405                3.60%              5,405                *

Travis P. Neely                  Chairman, President             466                4.15%              6,219                *

Butler Family Revocable Trust    ---                             575                5.12%              7,674                *

Bertie Charlotte Hancock         ---                           1,712              15.23%              22,850                *

Gloria K. Lewellyn               ---                             775                6.90%             10,344                *


All Directors and Executive
Officers as a Group (12
individuals).................                                  6,224              55.38%              83,075                *


------------------------------------------------------------------------
*  Indicates ownership of less than 1.0%.

(1) All amounts represent voting and beneficial ownership of the whole number of shares of San Juan stock indicated.

(2) The percentage of San Juan common stock beneficially owned was calculated based on 11,239 shares of San Juan common stock issued and outstanding.

(3) The pro forma percentage of Texas Regional common stock beneficially owned was calculated based on 26,448,926 shares of Texas Regional common stock issued and outstanding and assumes the issuance of 13.3475 shares of Texas Regional common stock in exchange for each share of San Juan common stock and also assumes the issuance of a total of 150,012 shares of Texas Regional common stock upon consummation of the merger and payment of cash in lieu of any fractional shares in connection with the merger.



OWNERSHIP OF TEXAS REGIONAL CAPITAL STOCK


      Information concerning the ownership of Texas Regional capital stock by management and principal shareholders is contained in Texas Regional's proxy statement for the 2002 annual meeting of shareholders filed with the Commission on March 18, 2002, and is incorporated by reference into this proxy statement. See "Where You Can Find Additional Information" on page 42.

           COMPARISON OF RIGHTS OF HOLDERS OF SAN JUAN COMMON STOCK
                         AND TEXAS REGIONAL COMMON STOCK

      Both Texas Regional and San Juan are incorporated in the State of Texas as Texas business corporations. If the merger is completed, holders of San Juan common stock will become holders of Texas Regional common stock and the rights of former San Juan shareholders will be governed by Texas law and Texas Regional's articles of incorporation, as amended, and amended and restated bylaws. The rights of San Juan shareholders under San Juan's articles of incorporation and bylaws differ in limited respects from the rights of Texas Regional shareholders under Texas Regional's articles of incorporation, as amended, and amended and restated bylaws. The material differences are summarized in the table below. To review all provisions and differences of such documents in full detail, please read these documents and the Texas Business Corporation Act (the "TBCA"). Copies of Texas Regional's articles of incorporation, as amended, and amended and restated bylaws are on file with the Commission. Copies of San Juan's articles of incorporation and bylaws may be obtained from San Juan's corporate secretary upon written request.


                            SAN JUAN SHAREHOLDER RIGHTS                           TEXAS REGIONAL SHAREHOLDER RIGHTS
                            ---------------------------                           ---------------------------------
Corporate             The rights of San Juan shareholders are               The rights of Texas Regional shareholders are
Governance:           currently governed by Texas law and the               currently governed by Texas law and the articles of
                      articles of incorporation and bylaws of San           incorporation, as amended, and the amended and
                      Juan.                                                 restated bylaws of Texas Regional.

                      Upon consummation of the merger, the rights of        Upon consummation of the merger, the rights of
                      San Juan shareholders will be governed by Texas       Texas Regional shareholders will remain governed by
                      law and the articles of incorporation, as             Texas law and the articles of incorporation, as
                      amended, and the amended and restated bylaws of       amended, and  the amended and restated bylaws of
                      Texas Regional.                                       Texas Regional.


Authorized            The authorized capital stock of San Juan              The authorized capital stock of Texas Regional
Capital Stock:        consists of 1,000,000 shares of common stock.         consists of and will remain at 50,000,000 shares of
                                                                            common stock and 10,000,000 shares of preferred stock.


Number of             San Juan's bylaws provide that the authorized         Texas Regional's amended and restated bylaws state
Directors:            number of directors will be not less than 1 and       that the number of directors comprising the board
                      not more than 25, as determined by the board of       of directors shall be not less than 5 but not more
                      directors.  San Juan's board of directors             than 25, as determined by the board of directors at
                      currently consists of 9 directors.                    the time.  Texas Regional's board of directors
                                                                            currently consists of 10 directors.


                            SAN JUAN SHAREHOLDER RIGHTS                           TEXAS REGIONAL SHAREHOLDER RIGHTS
                            ---------------------------                           ---------------------------------
Shareholder           San Juan's bylaws provide that shareholder            Texas Regional's amended and restated bylaws do not
Nomination of         proposals intended to be presented at the             include specific provisions for nomination of
Directors and         annual meeting of shareholders, including             directors.  Under the procedure utilized by Texas
Other Shareholder     nominations for director, must be received by         Regional in the recent past, the Board of Directors
Proposals:            San Juan no later than December 1 of the prior        nominates a slate of directors, and the company
                      year.                                                 permits nominations from the shareholders on the
                                                                            floor at the annual Texas Regional shareholder
                                                                            meeting.  Texas Regional specifies in its proxy
                                                                            statement each year the date by which shareholder
                                                                            proposals must be received to be considered at the
                                                                            next annual meeting of the shareholders.

Election of           Holders of San Juan's common stock have               Texas Regional's articles of incorporation, as
Directors:            exclusive voting power.  Cumulative voting is         amended, provide that holders of its common stock
                      not permitted.  Holders of its common stock           have voting power for election of directors.
                      currently elect San Juan's board of directors.        Holders of preferred shares issued in the future
                                                                            may or may not be granted voting rights identical
                                                                            to those of holders of Texas Regional common
                                                                            stock.  Cumulative voting is not permitted.  Texas
                                                                            Regional shareholders shall not have preemptive rights.


Classification of     San Juan's bylaws do not provide for the              Texas Regional's amended and restated bylaws do not
Board of              division of the board of directors into classes.      provide for the division of the board of directors
Directors:                                                                  into classes.


Removal of            Under San Juan's bylaws, any director may be          Under Texas Regional's amended and restated bylaws,
Directors:            removed, with or without cause, at any special        a director may be removed by the shareholders of
                      or annual meeting of shareholders if notice of        Texas Regional at any time with or without cause.
                      the intention to act in such matter is properly
                      given and the meeting is otherwise duly called
                      and held for such purpose by a vote of the
                      holders of a majority of shares then entitled
                      to vote for the election of directors.  Removal
                      of directors with or without cause may also be
                      accomplished by unanimous written consent of
                      the shareholders without a meeting.


Shareholder           San Juan's bylaws and Texas law provide that          According Texas Regional's amended and restated
Action Without        action may be taken by the shareholders without       bylaws, action may be taken by the shareholders
a Meeting:            a meeting if each shareholder entitled to vote        without a meeting if each shareholder entitled to
                      signs a written consent to the action.                vote signs a written consent to the action and such
                                                                            consents are filed with Texas Regional's corporate
                                                                            secretary.


                            SAN JUAN SHAREHOLDER RIGHTS                           TEXAS REGIONAL SHAREHOLDER RIGHTS
                            ---------------------------                           ---------------------------------
Special Meetings      According to San Juan's bylaws, San Juan may          According to Texas Regional's amended and restated
of Shareholders:      call a special shareholders meeting for any           bylaws, special meetings of the shareholders may be
                      purpose at the request of the president, the          called at any time by the president, by the board
                      board of directors or the holders of not less         of directors, by the chairman of the board of
                      than one-tenth of all shares entitled to vote         directors, or by the holders of not less than
                      at the meeting.                                       one-tenth of all the outstanding shares of Texas
                                                                            Regional stock.


Amendment of          Under Texas law, San Juan's articles of               Under Texas law, Texas Regional's articles of
Articles of           incorporation may be amended by the affirmative       incorporation may be amended by the affirmative
Incorporation and     vote or written consent of at least two-thirds        vote of at least two-thirds of the outstanding
Bylaws:               of the outstanding voting stock of San Juan.          voting stock of Texas Regional.



                      The power to alter, amend or repeal San Juan's        Under Texas law, the power to alter, amend or
                      bylaws is vested in its board of directors            repeal Texas Regional's amended and restated bylaws
                      (provided that notice of the proposed action is       is vested in its board of directors, subject to the
                      contained in the notice of the meeting),              power of the shareholders to alter, amend or repeal
                      subject to repeal or change at any meeting of         the bylaws, acting by the affirmative vote of the
                      San Juan's shareholders at which a quorum is          holders of at least 50% of the outstanding voting
                      present by majority vote (provided that notice        stock of Texas Regional.
                      of the proposed alteration, amendment or repeal
                      is contained in the notice of the meeting).



Voting Stock:         The outstanding voting securities of San Juan         Generally, the outstanding voting securities of
                      are the shares of San Juan common stock.              Texas Regional are the shares of Texas Regional
                      Holders of San Juan common stock have one vote        common stock. However, holders of shares of a
                      per share held by them.                               series of preferred stock issued in the future may
                                                                            have the right to vote should the board of
                                                                            directors adopt resolutions to that effect.
                                                                            Holders of Texas Regional common stock have one
                                                                            vote per share held by them.


                            SAN JUAN SHAREHOLDER RIGHTS                           TEXAS REGIONAL SHAREHOLDER RIGHTS
                            ---------------------------                           ---------------------------------
Authorization and     San Juan's articles of incorporation do not           Texas Regional shareholders do not have preemptive
Issuance of           limit or deny preemptive rights.  As a result,        rights to acquire newly issued shares of Texas
Additional Capital    San Juan's shareholders have preemptive rights        Regional's capital stock.
Stock                 as provided under Texas law.  Under Texas law,
                      shareholders have a preemptive right to acquire       Texas Regional's board of directors is authorized
                      shares of San Juan, except for (1) shares             to issue 10,000,000 shares of preferred stock and
                      issued to employees under a plan approved by          can determine the class and rights attached to any
                      the shareholders and (2) shares not sold for          share of preferred stock.  The shares of preferred
                      cash.                                                 stock may be divided into and issued in series.
                                                                            The board of directors has the authority to
                                                                            establish series of unissued shares of preferred
                                                                            stock by fixing and determining the relative rights
                                                                            and preferences of the shares of any series so
                                                                            established.  Texas Regional previously created a
                                                                            series of preferred stock for 63,000 shares.  That
                                                                            series was eliminated by board resolution and the
                                                                            shares are now authorized but unissued shares of
                                                                            preferred stock, subject to being included by the
                                                                            board of directors in a future series of preferred
                                                                            stock as provided in the articles of incorporation,
                                                                            as amended.  The voting, liquidation and dividend
                                                                            rights of holders of shares of common stock may be
                                                                            affected upon issuance of additional shares of
                                                                            preferred stock.


Liquidation           Holders of San Juan common stock are treated          Under Texas Regional's articles of incorporation,
Rights:               equally in terms of liquidation rights.               as amended, holders of Texas Regional common stock
                                                                            are treated equally in terms of liquidation rights.



Conversion            Holders of San Juan common stock are treated          Under Texas Regional's articles of incorporation,
Rights:               equally in terms of conversion rights.                as amended, holders of Texas Regional common stock
                                                                            are treated equally in terms of conversion rights.


Redemption            Holders of San Juan common stock are treated          Under Texas Regional's articles of incorporation,
Rights:               equally in terms of redemption rights.                as amended, holders of Texas Regional common stock
                                                                            are treated equally in terms of redemption rights.


Dividend              Holders of San Juan common stock are treated          Under Texas Regional's articles of incorporation,
Rights:               equally in terms of dividend rights.                  as amended, holders of Texas Regional common stock
                                                                            are treated equally in terms of dividend rights.

                            SAN JUAN SHAREHOLDER RIGHTS                           TEXAS REGIONAL SHAREHOLDER RIGHTS
                            ---------------------------                           ---------------------------------
Appraisal Rights:     San Juan shareholders have dissent and                Because the approval of Texas Regional's
                      appraisal rights under Articles 5.11, 5.12 and        shareholders is not required to complete the
                      5.13 of the TBCA.  Under these provisions,            merger, they are not entitled to exercise their
                      shareholders of San Juan may dissent from             appraisal rights under the TBCA in connection with
                      certain corporate actions proposed by San             the merger.  However, in connection with future
                      Juan's management and receive the fair value of       transactions that may require a vote by Texas
                      their shares of San Juan common stock as of or        Regional's shareholders, the Texas Regional
                      immediately prior to the effective time of the        shareholders may, under specified circumstances,
                      proposed corporate action.                            have dissent and appraisal rights under Articles
                                                                            5.11, 5.12 and 5.13 of the TBCA.


                      Please read "The Merger-Dissenters' Rights of
                      Appraisal" on page 23 for a more complete description of San Juan shareholders' dissenters' rights of appraisal in connection with the merger.

   COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION WITH RESPECT TO TEXAS
               REGIONAL COMMON STOCK AND SAN JUAN COMMON STOCK

      Texas Regional common stock is quoted under the symbol "TRBS" on The Nasdaq Stock Market's National Market System.

      The following table sets forth for the periods indicated (1) the high and low sales prices for Texas Regional common stock reported through the consolidated trading system as published in The Wall Street Journal and (2) the dividends declared by Texas Regional per share of Texas Regional common stock. The prices shown do not include retail mark-ups, mark-downs or commissions. All share values have been rounded to the nearest 1/100th of one dollar and have been adjusted to reflect stock dividends declared by Texas Regional in December 2000 and distributed in January 2001, and the three-for-two stock split effected as a stock dividend declared and distributed during June 2002.

                                                               TEXAS REGIONAL
                                        TEXAS REGIONAL          COMMON STOCK
                                         COMMON STOCK        DIVIDEND PER SHARE
                                     ---------------------  -------------------
                                        HIGH        LOW
                                       -------     ------
      2000:
        First Quarter............      17.50       13.22            0.085
        Second Quarter...........      17.54       14.93            0.085
        Third Quarter............      17.43       14.17            0.085
        Fourth Quarter...........      23.50       15.95            0.100

      2001:
        First Quarter............      25.15       18.63            0.100
        Second Quarter...........      27.40       20.55            0.100
        Third Quarter............      26.85       21.57            0.100
        Fourth Quarter...........      25.32       21.80            0.100

      2002:
        First Quarter............      29.17       24.05            0.107
        Second Quarter...........      34.97       29.49            0.110
        Third Quarter............      36.50       27.42            0.110
        Fourth Quarter
          (through _____, 2002)..       ____       ____             ____



      On August 20, 2002, the last trading day immediately preceding the announcement of the proposed transaction, the last reported sale price for Texas Regional common stock was $34.36. On _________, 2002, the most recent date practicable preceding the date of this proxy statement, the last reported sale price of Texas Regional common stock as quoted on The Nasdaq Stock Market's National Market System was $______.


      There are certain limitations on the payment of dividends to Texas Regional by its banking subsidiary, Texas State Bank. As a Texas-chartered banking association, the amount of dividends that Texas State Bank may declare in one year is subject to certain limitations imposed by both the Federal Reserve Board and the Texas Department of Banking. Under applicable laws and regulations, at June 30, 2002, approximately $64.2 million was available for payment of dividends to Texas Regional by Texas State Bank.

      San Juan common stock is not traded on any exchange, and there is no active public trading market for its stock. Transactions in San Juan's common stock are infrequent and negotiated privately between persons involved in those transactions. The last sale of San Juan's common stock of which San Juan's management is aware occurred on December 17, 2001, when 10 shares were sold for $215.00 per share. San Juan has never paid a cash dividend on its common stock and, until the merger is completed or the merger agreement is terminated, San Juan is prohibited from making, declaring or paying any dividend on its capital stock without first obtaining Texas Regional's consent.

Regardless of this restriction, San Juan does not intend, consistent with past practice, to declare a dividend in the third or fourth quarter of 2002.



                                     EXPERTS

      The consolidated financial statements of Texas Regional Bancshares, Inc. and subsidiaries as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

      The discussions included under the heading "Material United States Federal Income Tax Consequences of the Merger" were prepared for the Company by KPMG LLP, independent accountants, and have been included herein upon the authority of said firm as experts in tax matters.



                                  LEGAL MATTERS

      Rogers & Whitley, L.L.P. has rendered an opinion concerning the validity of the securities being offered pursuant to this proxy statement and certain other matters. Certain legal matters relating to the merger will be passed upon for San Juan by Jenkens & Gilchrist, a Professional Corporation.



                                 INDEMNIFICATION

      Texas Regional's amended and restated bylaws include provisions authorizing Texas Regional to indemnify its officers, directors, employees and agents to the full extent permitted by law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Texas Regional pursuant to the foregoing provisions, Texas Regional has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.



                  WHERE YOU CAN FIND ADDITIONAL INFORMATION

      Texas Regional has filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act of 1933, as amended, for the registration of the Texas Regional common stock proposed to be issued and exchanged in the merger. This proxy statement was filed as part of the registration statement.

      This proxy statement does not contain all of the information set forth in the registration statement, since certain parts are permitted to be omitted by the rules and regulations of the Commission. For further information pertaining to Texas Regional, the Texas Regional common stock, and related matters, reference is made to the registration statement, including the exhibits filed as a part of the registration statement, which may be obtained from the Commission's web site, WWW.SEC.GOV, or which may be inspected at the public reference rooms of the Commission referred to below.

      Texas Regional is subject to the information requirements of the Securities Exchange Act of 1934, as amended, and, accordingly, files reports, proxy statements and other information with the Commission. The Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding Texas Regional and other issuers that file electronically with the Commission. The Commission's home page on the Internet is WWW.SEC.GOV. Texas Regional also provides information through its home page on the Internet at WWW.TRBSINC.COM.



      You may also read and copy any document Texas Regional files at the Commission's public reference rooms at the following locations:


   Public Reference Room            New York Regional Office            Chicago Regional Office
  450 Fifth Street, N.W.                 233 Broadway                        CitiCorp Center
         Room 1024                    New York, NY 10279                 500 West Madison Street
  Washington, D.C. 20549                                                       Suite 1400
                                                                         Chicago, IL 60661-2511


      Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms.


      All information contained in this document concerning Texas Regional and its subsidiaries, including Texas Regional Delaware and Texas State Bank, has been furnished by Texas Regional. All information contained in this document concerning San Juan and its subsidiaries, including San Juan Delaware Financial Corporation (referred to as San Juan Delaware), and Texas Country Bank has been furnished by San Juan.

                           INCORPORATION BY REFERENCE

      The following documents previously filed by Texas Regional with the Commission are incorporated herein by reference:

      (1) Annual Report on Form 10-K for the year ended December 31, 2001 (Commission File No. 0-14517);

      (2) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002 (Commission File No. 0-14517);

      (3) Current Report on Form 8-K filed with the Commission on August 21, 2002 (Commission File No. 0-14517);

      (4) Proxy Statement dated March 18, 2002, relating to its annual meeting of shareholders held on April 22, 2002
            (Commission File No. 0-14517); and

      (5) The description of the Texas Regional common stock contained in Form 10, as amended by subsequent filings with the Commission, including Form 10-K for the year ended December 31, 1997 and Form 10-Q for the quarter ended September 30, 1997 (Commission File No. 0-14517).


      All documents filed by Texas Regional pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the date of the meeting of the shareholders of San Juan herein described, are incorporated herein by reference, and shall be deemed a part hereof from the date of filing of such documents.


      Any statement contained in a document incorporated or deemed incorporated herein by reference, or contained in this proxy statement, shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this proxy statement, except as so modified or superseded.

      No person has been authorized to give any information or to make any representations other than those contained in this proxy statement, and, if given or made, such information or representations must not be relied upon as having been authorized by Texas Regional, Texas Regional Delaware, Texas State Bank, San Juan, San Juan Delaware, Texas Country Bank, or their respective affiliates. This proxy statement does not constitute an offer to sell or exchange, or solicitation of an offer to sell or exchange, any securities other than the Texas Regional common stock offered hereby, nor does it constitute an offer to exchange or sell, or solicitation of an offer to exchange or sell, such securities in any state or other jurisdiction to any person to whom such an offer or solicitation would be unlawful.

      Neither the delivery of this proxy statement nor any distribution of securities made hereunder shall under any circumstances create any implication that there has been no change in the affairs of Texas Regional, Texas Regional Delaware, Texas State Bank, San Juan, San Juan Delaware, Texas Country Bank, or their respective affiliates since the date of this proxy statement.

                                                                      APPENDIX A


                      AGREEMENT AND PLAN OF REORGANIZATION


      This Agreement and Plan of Reorganization (hereinafter called the "Agreement"), dated as of August 21, 2002, is executed by and between Texas Regional Bancshares, Inc., McAllen, Texas, a Texas corporation ("Texas Regional") and San Juan Bancshares, Inc., a Texas corporation ("San Juan Bancshares").

      Texas Regional indirectly owns a commercial banking business in Texas through its wholly owned subsidiary, Texas Regional Delaware, Inc., a Delaware corporation ("TRD") which owns all of the capital stock of Texas State Bank, a Texas state banking association ("Texas State Bank").

      San Juan Bancshares indirectly owns a commercial banking business in Texas through its wholly owned subsidiary, San Juan Delaware Financial Corporation, a Delaware corporation ("San Juan Delaware"), which owns all of the authorized, issued and outstanding capital stock of Texas Country Bank ("Texas Country Bank"), formerly known as San Juan State Bank.

      As used in this Agreement, any reference to the subsidiaries of San Juan Bancshares includes any and all direct or indirect subsidiaries of San Juan Bancshares, including specifically but without limitation San Juan Delaware and Texas Country Bank.

      Each of the shareholders of San Juan Bancshares listed on Annex A (the "Principal Shareholders") has of even date herewith executed a Shareholders' Agreement and Irrevocable Proxy, in the form attached hereto as Annex B, for the limited purpose of evidencing such shareholder's consent to and approval of the transaction herein described and pursuant to which each has agreed to vote for the transaction at the San Juan Bancshares shareholders meeting and to support and recommend the transaction to the other shareholders of San Juan Bancshares.


                              W I T N E S S E T H:

      This Agreement provides for the merger of San Juan Bancshares and San Juan Delaware with and into TRD, a direct wholly-owned subsidiary of Texas Regional, pursuant to the terms of this Agreement and Plan of Reorganization. Both as of the date hereof and as of the date of Closing, the aggregate outstanding number of San Juan Bancshares shares is and shall be 11,239 shares of common stock. As a result of the merger, the shareholders of San Juan Bancshares (other than any shareholder exercising dissenters' rights of appraisal) will receive shares of Texas Regional Class A Voting Common stock in exchange for their shares of San Juan Bancshares common stock. With the closing of the transaction, San Juan Bancshares and San Juan Delaware shall each be merged with and into TRD, and each will cease its separate existence. After the merger, Texas Country Bank will be merged with and into Texas State Bank.

      As a result of the merger of San Juan Bancshares and San Juan Delaware with and into TRD, all rights, privileges, immunities, powers and franchises of each of TRD, San Juan Bancshares and San Juan Delaware shall be merged into TRD as the surviving corporation. Without any other action, at the Effective Time, TRD shall be vested with all property, real, personal and mixed, of the merging corporations and shall thereafter possess all of the interests, both public and private, of each of the merging corporations and all claims of creditors of each of TRD, San Juan Bancshares and San Juan Delaware shall survive and any liens shall be preserved unimpaired in TRD as the surviving corporation. All of the foregoing shall be effected pursuant to and as set forth in this Agreement and in Articles of Merger (the "Articles of Merger") to be executed by and among TRD, San Juan Bancshares and San Juan Delaware in the form required by the Secretary of State of Texas, and a Certificate of Merger (the "Certificate of Merger") to be executed by and among TRD, San Juan Bancshares and San Juan Delaware in the form required by the Secretary of State of Delaware.

      In addition, following the Effective Time of the merger of San Juan Bancshares and San Juan Delaware into TRD, it is anticipated that Texas Country Bank will be merged with and into Texas State Bank, and all rights, privileges, immunities, powers and franchises of each of Texas State Bank and Texas Country Bank shall be merged into Texas

State Bank as the surviving banking association. Without any other action, at the Effective Time, Texas State Bank shall be vested with all property, real, personal and mixed, of Texas Country Bank and Texas State Bank and shall thereafter possess all of the interests, both public and private, of each of Texas Country Bank and Texas State Bank, and all claims of creditors of each of Texas State Bank and Texas Country Bank shall survive and any liens shall be preserved unimpaired in Texas State Bank as the surviving banking association. All of the foregoing shall be effected pursuant to and as set forth in Articles of Merger to be executed in the form required by the Texas Banking Department by and among Texas State Bank and Texas Country Bank.

      For Federal income tax purposes, the Merger is intended to qualify as a tax-free reorganization pursuant to Section 368 of the Internal Revenue Code of 1986, as amended.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:


                                    ARTICLE 1

                                 PLAN OF MERGER

      1.1 THE MERGER. Following approval of the merger transaction by applicable regulatory authorities and the shareholders of San Juan Bancshares, and the fulfillment of other conditions precedent to such merger transaction as herein described, TRD, San Juan Bancshares and San Juan Delaware shall each execute and deliver a Certificate of Merger (the "Certificate of Merger") in the form required for filing with the Secretary of State of Delaware and Articles of Merger (the "Articles of Merger") in the form required for filing with the Secretary of State of Texas. At the Effective Time of the Merger, the rights of the shareholders of San Juan Bancshares shall, without the requirement of further action on the part of the shareholders, immediately be converted into the right to receive shares of Texas Regional Class A Voting Common stock as herein provided, and each such shareholder shall cease to be a shareholder of San Juan Bancshares and his, her or its share certificate shall for all purposes be deemed only to represent a right to receive shares of Texas Regional Class A Voting Common stock pursuant to this Agreement.

      1.2   CONSIDERATION TO SAN JUAN BANCSHARES SHAREHOLDERS.

            1.2.1 At the Effective Time, the shares of San Juan Bancshares capital stock held by each shareholder (other than any shareholder validly exercising his or her dissenters' rights of appraisal) shall be automatically converted without any further action on the part of the holder thereof, into the right to receive shares of Texas Regional Class A Voting Common stock, as follows:

                  (a) Each San Juan Bancshares shareholder shall be entitled to receive 13.3475 shares (the "Closing Exchange Ratio") of Texas Regional Class A Voting Common stock, issued pursuant to an effective registration statement, for each share of San Juan Bancshares held, subject to adjustment as hereafter described, which shares shall be distributed to the shareholders of San Juan Bancshares by the Texas Regional transfer agent and registrar as soon as practical following receipt of properly completed transmittal materials from the San Juan Bancshares shareholders following the Closing. Transmittal materials and accompanying instructions shall be mailed by Texas Regional or by Texas Regional's transfer agent to shareholders of record of San Juan Bancshares within five (5) business days following the Closing. An aggregate of 150,012 shares of Texas Regional Class A Voting Common stock (collectively, the "Closing Shares"), subject to adjustment as hereafter described, shall be distributed to San Juan Bancshares shareholders pursuant to this section, less any shares that would otherwise be distributed to San Juan Bancshares shareholders who exercise dissenters' rights of appraisal. The Closing Exchange Ratio and the aggregate number of Closing Shares to be issued in consideration of the Merger are each subject to adjustment as provided in this Agreement, including sections 5.9 and
5.10 below.

                  (b) For purposes of this Agreement, the aggregate number of Closing Shares as stated in section (a) above (including for these purposes any shares that would be distributed to San Juan Bancshares shareholders but for their exercise of dissenters' rights of appraisal), prior to any adjustment pursuant to sections 5.9 or 5.10 hereof is referred to as the "Aggregate Maximum Number of Shares."

                  (c) Fractional shares shall not be issued under section (a) above, or otherwise, and any amount otherwise attributable to fractional shares shall be paid in cash in an amount equal to the product of $33.33 multiplied by the fraction of a Texas Regional share that would otherwise have been issued.

                  (d) Amounts payable in respect of shareholders exercising dissenters' rights shall be payable by the surviving corporation in the merger transaction in such amounts and at such times as may be required under applicable provisions of law respecting the exercise of dissenters' rights.

                  (e) The aggregate maximum number of Closing Shares to be delivered at Closing to the shareholders of San Juan Bancshares in exchange for their shares of San Juan Bancshares shall in no event exceed 150,012 shares, less any shares attributable to fractional shares, less any shares attributable to shareholders that have exercised dissenters' rights in connection with the transactions, and less any reduction in the number of shares in the event of an adjustment pursuant to sections 5.9 or 5.10.

            1.2.2 Certificates evidencing the Texas Regional shares to which each shareholder becomes entitled shall be delivered by Texas Regional's transfer agent and registrar to each San Juan Bancshares shareholder following receipt of properly completed transmittal materials. The Closing Shares to which a shareholder may be entitled shall be issued upon surrender of such shareholder's share certificate or certificates evidencing shares of San Juan Bancshares stock. Texas Regional share certificates shall be delivered at the time of Closing to shareholders who have surrendered their San Juan Bancshares share certificates at or prior to the date of Closing, either (i) by mailing the same to the shareholder at the shareholder's address as stated on the stock transfer records of San Juan Bancshares, or (ii) by such other arrangements as may be mutually agreed by and between such former San Juan Bancshares shareholder and Texas Regional or Texas Regional's transfer agent. Any delivery of Texas Regional share certificates to shareholders who surrender their San Juan Bancshares share certificates following the date of Closing shall be mailed to the former San Juan Bancshares shareholder within a reasonable period of time (not to exceed 30 calendar days) following receipt of the shareholder's San Juan Bancshares share certificate. The stock transfer records of San Juan Bancshares shall for all purposes be closed as of the Effective Time, and no transfer of record of any of the shares of San Juan Bancshares capital stock shall take place thereafter.

            1.2.3 Any Texas Regional share certificate that would otherwise have been delivered pursuant to section 1.2.2 to any shareholder of San Juan Bancshares who has exercised his, her or its dissenters' rights of appraisal pursuant to applicable provisions of law shall be retained by Texas Regional until the earlier of (i) such time as the shareholder relinquishes his, her or its right of dissent, at which time the provisions of section 1.2.2 shall apply, except that the time for delivery of such Texas Regional share certificate shall be extended to a reasonable period of time following the date of relinquishment of such dissenters' rights; or (ii) the time of settlement or judicial or other resolution of such shareholder's dissenters' rights action, at which time Texas Regional's obligation to issue or deliver shares to such shareholder shall cease and be of no further force or effect.

            1.2.4 Any dividends (including stock dividends) or other amounts payable to shareholders who surrender their share certificates after the date of Closing shall not be payable until surrender of the shareholder's San Juan Bancshares share certificate, accompanied by properly completed transmittal materials, nor shall any such amounts bear interest attributable to periods either before or after the date of Closing.

      1.3 CLOSING. The closing ("Closing") of the transactions contemplated by this Agreement shall be effected on the latest of the following dates, or as promptly thereafter as reasonably practicable (the "Closing Date"):

            1.3.1 The month end next following expiration of any required waiting period following the date of approval by the Federal Reserve Board as required by Section 7.02 herein; or

            1.3.2 Such date as may be prescribed by the Federal Reserve Board, the Texas Banking Department or by any other federal or state agency or authority pursuant to an applicable federal or state law, order, rule or regulation, prior to which consummation of the transactions provided herein may not be effected; or

            1.3.3 If the transactions contemplated by this Agreement are being contested in any legal proceeding and Texas Regional, pursuant to this Agreement (including Section 5.4 hereof), has elected to contest the same, then the date that such legal proceeding has been brought to a conclusion favorable, in the judgment of Texas Regional, to the consummation of the transactions contemplated hereby; or

            1.3.4 Such other date as San Juan Bancshares and Texas Regional may select by mutual agreement.

The Closing shall take place at the offices of Texas Regional, 3900 North 10th Street, Suite 1100, McAllen, Texas, on the Closing Date, or at such other place as shall be mutually agreeable.

      1.4 EFFECTIVE TIME. The parties hereto agree to take, on or prior to the Closing Date, all such action, and to execute and deliver all such instruments and documents, as may be necessary or advisable, on the advice of counsel, to cause the Articles of Merger, to become effective on the Closing Date. The merger shall become effective (herein referred to as the "Effective Time") upon issuance of a Certificate of Merger by the Office of Secretary of State of Delaware, pursuant to which San Juan Bancshares and San Juan Delaware are merged with and into TRD.

      1.5 EFFECT OF MERGER. As a result of the merger, the assets, liabilities and business of each of San Juan Bancshares and San Juan Delaware, including ownership of all of the capital stock of Texas Country Bank, shall be acquired by TRD, free and clear of any and all liens, claims or encumbrances other than those described in Schedule 1.5.

      1.6 BANK MERGER. San Juan Bancshares and San Juan Delaware shall take, in advance of the Effective Time, any action requested by Texas Regional to facilitate the merger of Texas Country Bank with and into Texas State Bank, including execution and delivery of Articles of Merger, any requested certificates of officers, and such other documents as may be required to cause such merger to become effective in a timely manner.

      1.7 SAN JUAN BANCSHARES SHAREHOLDER REPRESENTATIVE. San Juan Bancshares hereby designates Travis P. Neely (the "San Juan Shareholder Representative") as representative of the San Juan shareholders, to act on behalf of them to facilitate the consummation of the transactions herein described and to facilitate distribution of consideration to the San Juan Bancshares shareholders. Texas Regional shall be entitled to rely upon the San Juan Shareholder Representative's authority to act on behalf of San Juan Bancshares and the San Juan Bancshares shareholders. In the event that the person named as the San Juan Shareholder Representative shall die, become incapacitated or resign from his position as the San Juan Shareholder Representative, then San Juan Bancshares shareholders holding a majority in interest of the San Juan Bancshares capital stock immediately prior to Closing shall appoint a substitute San Juan Shareholder Representative. Any substituted San Juan Shareholder Representative shall only be effective following receipt and acknowledgment by Texas Regional of written notice of such substitution.


                                    ARTICLE 2

             REPRESENTATIONS AND WARRANTIES OF SAN JUAN BANCSHARES

      San Juan Bancshares and San Juan Delaware hereby jointly and severally represent and warrant to, and covenant and agree with, Texas Regional as follows:

      2.1 ORGANIZATION AND OPERATION OF SAN JUAN BANCSHARES. San Juan Bancshares is a Texas corporation, duly organized, validly existing and in good standing under the laws of the State of Texas, and has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own its properties and to engage in the business and activities now conducted by it. San Juan Bancshares directly owns all of the issued and outstanding capital stock of San Juan Delaware and thereby indirectly owns all of the issued and outstanding capital stock of Texas Country Bank. San Juan Bancshares is duly registered as a bank holding company with the Federal Reserve Board and is operated in compliance with applicable Federal Reserve Board regulations in all material respects. True and complete copies of the Articles of Incorporation and Bylaws of San Juan Bancshares as amended to date, have been delivered to Texas Regional. San Juan Bancshares is not a reporting company under the Securities Exchange Act of 1934, as amended (the "1934 Act"). The only business of San Juan Bancshares is its ownership and operation of its subsidiary, San Juan Delaware, and ancillary activities directly related thereto. San Juan

Bancshares has no assets other than its ownership of all of the capital stock of San Juan Delaware. San Juan Bancshares has no liabilities, liquidated or unliquidated, fixed or contingent, other than its obligations as described in
Schedule 2.1. There is presently no default, and no event or circumstance which with the passage of time or the giving of notice could constitute a default, by San Juan Bancshares or any other person under the terms of any instrument describing or securing the obligations of San Juan Bancshares or its subsidiaries. All of the indebtedness and other obligations of San Juan Bancshares have been created and incurred (including any offering or sale of San Juan Bancshares obligations) in compliance with all applicable regulatory requirements in all material respects, including required approvals of the Federal Reserve Board, and all other requirements of law, including compliance with applicable securities laws and regulations in all material respects. San Juan Bancshares is not a member of any joint venture or partnership and San Juan Bancshares does not own the securities of any other entity other than as herein described.

      2.2 ORGANIZATION AND OPERATION OF SAN JUAN DELAWARE. San Juan Delaware is a Delaware corporation, duly organized, validly existing and in good standing under the laws of the state of Delaware, and has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own its properties and to engage in the business and activities now conducted by it. San Juan Delaware directly owns all of the issued and outstanding capital stock of Texas Country Bank. San Juan Delaware is duly registered as a bank holding company with the Federal Reserve Board and is operated in compliance with applicable Federal Reserve Board regulations in all material respects. True and complete copies of the Certificate of Incorporation and Bylaws of San Juan Delaware, as amended to date, have been delivered to Texas Regional. San Juan Delaware is not a reporting company under the 1934 Act. The only business of San Juan Delaware is the ownership and operation of its wholly owned subsidiary, Texas Country Bank, and ancillary activities directly related thereto. San Juan Delaware has no liabilities, liquidated or unliquidated, fixed or contingent, and has no assets other than its ownership of all of the capital stock of Texas Country Bank. Without limiting the generality of the foregoing, San Juan Delaware is not a member of any joint venture or partnership and San Juan Delaware does not own the securities of any other entity other than as herein described.

      2.3 ORGANIZATION AND OPERATION OF TEXAS COUNTRY BANK. Texas Country Bank is a Texas state banking association, duly organized and existing under the laws of the State of Texas, and has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own its properties and to engage in the business and activities now conducted by it, including specifically its commercial banking business. Texas Country Bank has a single branch bank facility, located in the town of Progreso, Texas, and holds a valid branch license for operation of a branch at that location. No license applications are pending for establishment of any other or additional branch facilities. True and complete copies of the Articles of Association and Bylaws of Texas Country Bank, as amended to date, have been delivered to Texas Regional. Texas Country Bank (i) is duly authorized to conduct a general banking business, in accordance with its charter, subject to the supervision of the Texas Banking Department and its primary federal regulator, the Federal Deposit Insurance Corporation, and other applicable regulatory authorities; (ii) is an insured bank as defined in the Federal Deposit Insurance Act; and (iii) has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to engage in the business and activities now conducted by it. All books and records related to the business of Texas Country Bank are true, correct and complete. Texas Country Bank's banking and other business activities are in full compliance with sound banking practices and applicable provisions of law, including the Texas Banking Code, the Federal Reserve Act and the regulations of the Texas Banking Department and the Federal Reserve Board in all material respects. Except as disclosed in Schedule 2.3, Texas Country Bank has no subsidiaries or affiliates, owns no voting securities of any other corporation, and is not a member of any joint venture or partnership.

      2.4 CAPITALIZATION AND OWNERSHIP. The authorized capital stock of San Juan Bancshares consists of 1,000,000 shares of common stock, par value $1.00 per share, of which a total of 11,239 shares (the "Common Shares") are outstanding, all of which have been validly issued and outstanding, are fully paid, nonassessable, and are owned beneficially and of record by the persons named in the shareholder list previously delivered by San Juan Bancshares to Texas Regional. No shares of preferred stock are presently authorized, issued or outstanding, and in fact no shares of preferred stock have ever been issued by San Juan Bancshares. The Common Shares have not been issued in violation of the preemptive rights of any stockholder. The authorized capital stock of San Juan Delaware consists of 1,000 shares of common stock, par value $0.01 per share, all of which are duly authorized, validly issued and outstanding, fully paid, nonassessable, and are owned beneficially and of record by San Juan Bancshares. The authorized capital stock of Texas Country Bank consists of 25,000 shares of capital stock, par value $10.00 per share, all of which are duly authorized, validly issued and outstanding, fully paid, nonassessable, and owned beneficially and of record by San Juan Delaware.

There are no outstanding options, warrants, conversion rights, calls or commitments of any kind obligating San Juan Bancshares, San Juan Delaware or Texas Country Bank to issue, directly or indirectly, additional shares of capital stock, and there are no outstanding stock appreciation rights or similar rights to participate in the appreciation of the value of the capital stock of San Juan Bancshares, and no authorization for any of the foregoing has been given. There are, and as of Closing there will be, no bonus agreements, incentive compensation agreements, rights or other agreements of any kind outstanding pursuant to which San Juan Bancshares or any subsidiary is obligated to pay any person any amount calculated with respect to the value (including any appreciation in value) of the capital stock of San Juan Bancshares. Neither San Juan Bancshares, San Juan Delaware nor Texas Country Bank has any outstanding commitment or obligation to repurchase, reacquire or redeem any of its outstanding capital stock.

      2.5   FINANCIAL STATEMENTS AND RECORDS.

            2.5.1 San Juan Bancshares has delivered to Texas Regional (i) the unaudited parent company only balance sheet of San Juan Bancshares, (ii) the unaudited parent company only balance sheet of San Juan Delaware and (iii) the uaudited internally prepared balance sheet of Texas Country Bank, in each case as of December 31, 2001, 2000 and 1999, and the related unaudited consolidated statements of income for each of the years then ended, and the unaudited statements of changes in stockholders' equity and cash flows for the each of the years then ended for each of San Juan Bancshares and San Juan Delaware, accompanied by the compilation report thereon of the independent certified public accountant who prepared such statements (collectively, the "San Juan Year End Financial Statements"). The San Juan Year End Financial Statements fairly present the financial position of San Juan Bancshares and its subsidiaries as of the dates thereof and the results of its operations for the periods indicated in conformity with generally accepted accounting principles applied on a consistent basis. In addition, San Juan Bancshares has delivered to Texas Regional the unaudited balance sheet and regulatory report of condition of San Juan Bancshares as of June 30, 2002, and unaudited balance sheet and regulatory report of condition of Texas Country Bank as of June 30, 2002 and the related unaudited statements of income for the six-month period then ended (collectively, the "San Juan Interim Financial Statements"). The Balance Sheet included within the San Juan Interim Financial Statements is herein referred to as the "San Juan Current Balance Sheet." In the opinion of the management of San Juan Bancshares, the San Juan Interim Financial Statements also fairly present the financial position of San Juan Bancshares and Texas Country Bank as of the date thereof and the results of their respective operations for the period indicated in conformity with generally accepted accounting principles applied on a consistent basis. The San Juan Year End Financial Statements and the San Juan Interim Financial Statements are collectively referred to hereinafter as the "San Juan Financial Statements." The San Juan Financial Statements do not, as of the dates thereof, include any material assets or omit to state any material liability, absolute or contingent, or other fact, the inclusion or omission of which renders such financial statements, in light of the circumstances under which they were made, materially misleading. Without limiting the generality of the foregoing, San Juan Bancshares specifically represents to Texas Regional that San Juan Bancshares and its subsidiaries have no liabilities, either accrued, contingent or otherwise, which, individually or in the aggregate, are material, which have not been reflected in the San Juan Financial Statements, except (a) deposit liabilities and other current liabilities incurred in the ordinary course of business since the date of the balance sheets included therein, and (b) in the case of interim financial statements, normal recurring year-end adjustments, none of which are or will be material. As of the time of Closing, any material liabilities, accrued, contingent or otherwise, which have been incurred since June 30, 2002, will have been fully disclosed to Texas Regional.

            2.5.2 Except as heretofore disclosed in writing to Texas Regional, since December 31, 2000, there have not been any changes which would have a Material Adverse Effect (as hereafter defined) on the financial condition, results of operations, business or prospects of San Juan Bancshares and its subsidiaries, nor have there been any other events or conditions of any character which individually or in the aggregate have or could have a Material Adverse Effect on the financial condition, results of operations, business or prospects of San Juan Bancshares or its subsidiaries.

            2.5.3 The books and records of San Juan Bancshares and its subsidiaries reflect the transactions to which they are or were a party or by which their properties are or were bound, and, to the extent applicable, such books and records are and have been properly kept and maintained in accordance with the law and with generally accepted accounting principles consistently applied. As of the date hereof and as of the Closing, all of the minute books of San Juan Bancshares and its subsidiaries are and will be complete, accurate and current.

            2.5.4 Texas Country Bank conducts no business activities that require trust powers.

      2.6   LOANS.

            2.6.1 All loans included in the assets of San Juan Bancshares and its subsidiaries, including specifically Texas Country Bank, and all commitments to make loans (which includes mortgage loan and leasing transactions, and off balance sheet lending transactions such as letters of credit, and which constitutes all of the lending business of San Juan Bancshares), have been made in the ordinary course of business of San Juan Bancshares and are adequately reserved pursuant to the Loan Loss Reserve (as hereafter defined) of Texas Country Bank.

            2.6.2 All loans to directors, officers and beneficial owners of 5% or more of the outstanding capital stock of San Juan Bancshares and loans to any person or company related to or affiliated with any such person, are listed on the related party transaction list provided to Texas Regional by San Juan Bancshares (and marked for identification by Texas Regional and San Juan Bancshares), which listing is herein called the "Related Party Transaction List". In the reasonable opinion of the management of San Juan Bancshares, the loans listed on the Related Party Transaction List do not present more than the normal risk of uncollectibility or other unfavorable features.

            2.6.3 The reserves for loan losses of Texas Country Bank (which constitute the total reserves of San Juan Bancshares) have been calculated in accordance with all applicable rules and regulations. In the reasonable opinion of the management of San Juan Bancshares, the reserve for loan losses shown on the San Juan Current Balance Sheet (the "Loan Loss Reserve") is adequate in all respects to provide for all losses (including both actual and reasonably anticipated losses) on loans outstanding as of the date of the San Juan Current Balance Sheet and the Loan Loss Reserve as shown on the balance sheet delivered immediately prior to Closing will be adequate in all respects to provide for all actual and reasonably anticipated losses on loans outstanding as of that date.

      2.7 PROPERTIES. Except as set forth on Schedule 2.7, San Juan Bancshares and its subsidiaries, including Texas Country Bank, have good and indefeasible title to all real estate and good and marketable title to all other assets and properties, whether real or personal, tangible or intangible, which they purport to own, including without limitation, all assets and properties reflected on the San Juan Current Balance Sheet or acquired subsequent thereto (except to the extent such assets and properties have been disposed of for fair value in the ordinary course of business since the date of the San Juan Current Balance Sheet), subject to no liens, mortgages, security interests, encumbrances, easements, title imperfections, or charges of any kind except (i) as noted in the San Juan Current Balance Sheet or the notes to the San Juan Bancshares Financial Statements, (ii) statutory liens not yet delinquent, (iii) security interests granted incident to borrowings by Texas Country Bank from Federal Reserve Banks and the Federal Home Loan Bank of Dallas or to secure deposits of funds by federal, state or other governmental agencies, and (iv) minor defects and irregularities in title and encumbrances which do not materially impair the use thereof for the purposes for which they are held and such liens, mortgages, security interests, encumbrances, easements, restrictions, other matters and charges as are not, in the aggregate, material to the assets and properties of San Juan Bancshares. To the best knowledge of San Juan Bancshares, all improvements, buildings and structures located on real estate owned by San Juan Bancshares and its subsidiaries, and the use by San Juan Bancshares and its subsidiaries of such real estate, together with such improvements, buildings and structures, in the manner heretofore and currently used by San Juan Bancshares and its subsidiaries, conform in all material respects to applicable federal, state and local laws and regulations (including applicable environmental laws and regulations), zoning and building ordinances and health and safety ordinances. To the best knowledge of San Juan Bancshares, such improvements, buildings and structures located on real estate owned by Texas Country Bank, and all of the material, tangible personal property owned by San Juan Bancshares and its subsidiaries, are in good operating condition and repair, reasonable wear and tear excepted. Listed on Schedule 2.7 are all policies of title insurance covering such properties.

      2.8 ENVIRONMENTAL MATTERS. To the best knowledge of San Juan Bancshares, neither any Environmental Hazards nor any Hazardous Materials Contamination exist on any real property owned by San Juan Bancshares and its subsidiaries, including Texas Country Bank (including any owned by and used in connection with the business of Texas Country Bank and any foreclosed properties owned by Texas Country Bank), or on any real property used by Texas Country Bank in connection with the business of Texas Country Bank or on any immediately adjacent property, as a result of any Environmental Hazards on or emanating from the Real Property, including specifically but without limitation the bank premises, any branch facilities, any foreclosed property and the Trust Property (as hereafter defined). The real properties described in the preceding sentence are sometimes collectively referred to as the "Real Property." Included on Schedule 2.8 is a list of any environmental survey or report related to any of the Real Property, true, correct and complete copies of which have been provided to Texas Regional. As used in this Agreement, the term

"Environmental Hazards" shall mean (i) any "hazardous waste" as defined by the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901 et seq.), as amended from time to time, and regulations promulgated thereunder; (ii) any "hazardous substance" as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et seq.) ("CERCLA"), as amended from time to time, and regulations promulgated thereunder; (iii) any toxic substance regulated by the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), as amended from time to time, and regulations promulgated thereunder; (iv) gasoline, diesel fuel or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or non-friable; (vi) polychlorinated biphenyls; (vii) radon gas; (viii) any solid waste or petroleum waste; and (ix) any other substance which any governmental authority requires special handling or notification of any federal, state or local governmental entity in its collection, storage, treatment, or disposal or which is identified or classified to be hazardous or toxic under applicable state or federal law or regulation or the common law, or any other applicable laws. As used in this Agreement, the term "Hazardous Materials Contamination" shall mean the contamination of the improvements, facilities, soil, groundwater, air or other elements on or of the Real Property by Hazardous Materials, or the contamination of the buildings, facilities, soil, groundwater, air or other elements on or of any other property as a result of Hazardous Materials at any time before the date of this Agreement emanating from the Real Property.

      2.9 LITIGATION. Except as described in Schedule 2.9, no claims have been asserted and no relief has been sought against San Juan Bancshares or any of its subsidiaries, including Texas Country Bank, in any pending litigation or governmental proceedings or otherwise which might could reasonably be expected to result in a judgment, decree or order having or that could have a Material Adverse Effect on the financial condition, results of operations, business or prospects of San Juan Bancshares or any of its subsidiaries. To the best knowledge of San Juan Bancshares, San Juan Bancshares and its subsidiaries have complied with, and are presently in compliance with, all laws and regulations pertaining to consumer credit and truth in lending. The management of San Juan Bancshares and its subsidiaries is not aware of any material violation by San Juan Bancshares or any subsidiary of San Juan Bancshares of any of the foregoing. To the best knowledge of San Juan Bancshares, San Juan Bancshares and its subsidiaries are in substantial compliance with all other laws, all rules and regulations of governmental agencies and authorities and any judgments, orders or decrees which by their terms apply to any of them. To the best knowledge of San Juan Bancshares, all permits, concessions, grants, franchises, licenses and other governmental authorizations and approvals necessary for the conduct of the business of San Juan Bancshares and its subsidiaries have been duly obtained and are in full force and effect, and there are no proceedings pending or, to San Juan Bancshares' and its subsidiaries' knowledge, threatened which may result in the revocation, cancellation, suspension or adverse modification of any thereof. The consummation of the transactions contemplated hereby will not result in any such revocation, cancellation, suspension or modification.

      2.10 TAXES. San Juan Bancshares and its subsidiaries have filed with the appropriate governmental agencies all material federal, state and local income, franchise, excise, real and personal property and other tax returns and reports which are required to be filed, and neither San Juan Bancshares nor any subsidiary of San Juan Bancshares is delinquent in the payment of any taxes shown on such returns or reports. San Juan Bancshares has no examination pending by the Internal Revenue Service, the Texas Comptroller of Public Accounts, or any other taxing authority, nor has San Juan Bancshares been notified of any proposed examination. There are included in the San Juan Current Balance Sheet, or reflected in the Notes to the San Juan Bancshares Financial Statements, reserves adequate in the reasonable opinion of management for the payment of all accrued but unpaid federal, state and local taxes of San Juan Bancshares and its subsidiaries, including all income, franchise, ad valorem and other taxes, and all interest and penalties, whether or not disputed, for the six-month period ended June 30, 2002, for the year ended December 31, 2001, and for all fiscal years prior thereto. Neither San Juan Bancshares nor any subsidiary of San Juan Bancshares has executed or filed with the Internal Revenue Service, the Comptroller of Public Accounts of the State of Texas or any other taxing authority any agreement extending the period for assessment and collection of any tax, nor is San Juan Bancshares nor any subsidiary a party to any action or proceeding by any governmental authority for assessment or collection of taxes, nor has any claim for assessment or collection of taxes been asserted against any of them. Neither San Juan Bancshares nor any of its subsidiaries has filed a consent pursuant to Section 341(f) of the Internal Revenue Code or otherwise.

      2.11 CONTRACTS. Except as set forth in Schedule 2.11 and as contemplated by Section 4.9 of this Agreement, neither San Juan Bancshares nor any subsidiary thereof is a party to or bound by any written or oral (i) employment contracts (including without limitation any collective bargaining contracts or union agreements); (ii) commission, bonus, deferred compensation, profit-sharing, life insurance, health insurance, salary continuation, severance pay, pension or retirement plans or arrangements whether or not legally binding and whether or not funded;

(iii) material leases or licenses with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee; (iv) contracts or commitments for capital expenditures in excess of $10,000 for any one project;
(v) contracts or options to purchase or sell any real or personal property otherwise than in the ordinary course of business or pursuant to this Agreement;
(vi) agreements or instruments relating to any commitments to loan money or to extend credit, except for commitments to extend credit in the ordinary course of business in amounts of less than $500,000 on any fully collateralized loan (whether in one transaction and or in a series of related transactions) or $100,000 on any other loan (whether in one transaction or in a series of related transactions); (vii) agreements to which any director, officer or holder of 5% or more of the outstanding capital stock of San Juan Bancshares, or any person or company related to or affiliated with any such person, is a party; (viii) contracts relating to the purchase or sale of financial or other futures, or put or call options relating to cash, securities or any commodities whatsoever; or
(ix) material contracts, other than the foregoing, not made in the ordinary course of business. San Juan Bancshares and its subsidiaries have in all material respects performed all obligations required to be performed by them to date. Neither San Juan Bancshares nor any of its subsidiaries is in default, and no event has occurred which, with notice or the lapse of time or action by a third party, could result in a default by San Juan Bancshares or any of its subsidiaries, (a) under any outstanding indenture, mortgage, contract, lease or other agreement to which it is a party or by which it is bound; (b) under any provision of its Articles of Incorporation or Bylaws or other organizational documents which might result in a Material Adverse Effect on the financial condition, results of operations, business or prospects of San Juan Bancshares and its subsidiaries; or (c) under any agreement with federal or state regulatory authorities. San Juan Bancshares and its subsidiaries do not have outstanding any power of attorney, except routine powers of attorney relating to representation before governmental agencies or given in connection with qualification to conduct business in another jurisdiction.

      2.12 APPROVALS; VALIDITY OF AGREEMENT. The Board of Directors of San Juan Bancshares has approved the form, terms and provisions of this Agreement and the transactions contemplated hereby, including the merger of San Juan Bancshares and San Juan Delaware with and into TRD. The merger of San Juan Bancshares and San Juan Delaware with and into TRD has been fully approved by both the Board of Directors of San Juan Delaware and by San Juan Bancshares as the sole shareholder on behalf of San Juan Delaware. Shareholders holding voting common stock of San Juan Bancshares are the only persons with the power to consider and vote upon the transactions herein described, on behalf of San Juan Bancshares, including the right to vote on the merger of San Juan Bancshares and San Juan Delaware with and into TRD. The Principal Shareholders of San Juan Bancshares have each executed a Shareholders Agreement and Irrevocable Proxy to evidence their consent to and written approval of the transaction herein described, and to evidence their agreement to vote for and support the approval of the transaction at the special shareholders' meeting to be called to consider the merger and have further agreed to take such actions as may be reasonably requested by Texas Regional in connection with preparation for and consummation of the transactions herein described. The Principal Shareholders own beneficially and of record not less than 70% of the outstanding common stock of San Juan Bancshares. Provided required approval is obtained as and to the extent required from applicable regulatory authorities, including the Federal Reserve Board and the Texas Banking Department, the execution, delivery and performance of this Agreement and the consummation of the merger contemplated herein, and the merger of Texas Country Bank with and into Texas State Bank, will not conflict with, result in the breach of, constitute a default under or accelerate the performance provided by, (i) the terms of any law, order, rule or regulation of any governmental agency or authority or any judgment, order or decree of any court or other governmental agency to which San Juan Bancshares or any subsidiary thereof may be subject; (ii) any contract, agreement or instrument to which San Juan Bancshares or any subsidiary thereof is a party or pursuant to which San Juan Bancshares or any subsidiary is bound; or (iii) the Articles of Incorporation or Bylaws of San Juan Bancshares or the Certificate of Incorporation or Bylaws of San Juan Delaware, or the Articles of Association or Bylaws of Texas Country Bank. Provided required approval is obtained (as and to the extent required) from applicable regulatory authorities, including the Federal Reserve Board and the Texas Banking Department, and provided that the shareholders of San Juan Bancshares vote to approve the merger of San Juan Bancshares with and into TRD, no consent or approval or other action by any party (including specifically but without limitation any party to a contract to which San Juan Bancshares, San Juan Delaware or Texas Country Bank is subject) is required for the execution, delivery and performance of this Agreement and consummation of the transaction herein described or for the merger of Texas Country Bank with and into Texas State Bank, as herein contemplated. The execution, delivery and performance of this Agreement and the consummation of the transactions herein described, and the merger of Texas Country Bank with and into Texas State Bank, will not constitute an event which with the lapse of time or action by a third party could result in a default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon any of the assets or properties of San Juan Bancshares or its subsidiaries or upon any of the stock of San Juan Bancshares or its subsidiaries. This Agreement constitutes the legal, valid and binding obligation of San Juan Bancshares and San Juan Delaware, enforceable against each of San Juan Bancshares and San Juan Delaware respectively, in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

      2.13 INSURANCE. San Juan Bancshares and its subsidiaries have insurance coverage with reputable insurers in amounts, types and risks insured as set forth in Schedule 2.13. Texas Country Bank's accounts are insured by the Federal Deposit Insurance Corporation ("FDIC") to the extent permitted by law, and Texas Country Bank has paid all premiums required to be paid and is in compliance with the applicable regulations of the FDIC in all material respects.

      2.14 ABSENCE OF ADVERSE AGREEMENTS. Neither San Juan Bancshares nor any subsidiary thereof is a party to any agreement or instrument, nor is San Juan Bancshares or any subsidiary subject to any judgment, order, decree, rule or regulation of any court or other governmental agency or authority which materially and adversely affects or in the future may materially and adversely affect the financial condition, results of operations, business or prospects of San Juan Bancshares or any subsidiary of San Juan Bancshares.

      2.15 ABSENCE OF CERTAIN CHANGES. Except as set forth in Schedule 2.15, since December 31, 2001, San Juan Bancshares and its subsidiaries have not (i) issued or sold any capital stock of San Juan Bancshares or any of its subsidiaries, or any debt or other obligations (except deposit accounts certificates of deposit, letters of credit, cashier's checks, acknowledgments of indebtedness incident to borrowings from the Federal Reserve Bank and other documents and instruments issued in the ordinary course of banking business of Texas Country Bank); (ii) granted any options for the purchase of its capital stock; (iii) declared or set aside or paid any dividend or other distribution in respect of its capital stock, or directly or indirectly, purchased, redeemed or otherwise acquired any shares of such stock; (iv) incurred or assumed any obligations or liabilities (absolute or contingent), except obligations or liabilities incurred in the ordinary course of business, or mortgaged, pledged or subjected to lien or encumbrances (other than statutory liens not yet delinquent) any of its assets or properties; (v) discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities included in the San Juan Current Balance Sheet, current liabilities incurred since the date thereof in the ordinary course of business and liabilities incurred in carrying out the transactions contemplated by this Agreement; (vi) sold, exchanged or otherwise disposed of any of its capital assets other than in the ordinary course of business; (vii) forgiven or canceled any debts or claims, or waived any rights;
(viii) made any general wage or salary increase, entered into any employment contract with any officer or salaried employee or instituted any employee welfare, bonus, stock option, profit-sharing, retirement or similar plan or arrangement; (ix) suffered any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting its business, property of assets or waived any rights of value which in the aggregate are material; (x) except in the ordinary course of business, entered into or agreed to enter into any agreement or arrangement granting any preferential rights to purchase any of its assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such assets, properties or rights; (xi) made any material change in the conduct of its business, whether entered into or made in the ordinary course of business or otherwise; (xii) granted to any director or officer, or any employee, any increase in compensation in any form in excess of the amount thereof in effect as of December 31, 2001 or any severance or termination pay, or entered into any written employment agreement, trust, fund or other arrangement for the benefit of any such director, officer or employee, whether or not legally binding; (xiii) suffered any loss of officers, employees, suppliers or customers that materially and adversely affects the business, operations or prospects of San Juan Bancshares or any of its subsidiaries; or
(xiv) entered into any transaction outside the ordinary course of business except as expressly contemplated by this Agreement. Since June 30, 2002, there has been no change in the financial condition or business prospects of San Juan Bancshares, San Juan Delaware or Texas Country Bank which might result in any Material Adverse Effect on such financial condition or business prospects.

      2.16 AGREEMENTS WITH DIRECTORS, OFFICERS AND STOCKHOLDERS. The name of each director and executive officer of San Juan Bancshares and each of its subsidiaries, and the name of each holder of five percent (5%) or more of the outstanding capital stock of San Juan Bancshares, together with the name of each "affiliate" of each of such persons, as such term is defined in the rules and regulations under the Securities Act of 1933, as amended (the "1933 Act"), is listed in Schedule 2.16. Except as set forth in the Related Party Transaction List, no such director, executive officer, stockholder or affiliate has during the period from January 1, 2002 to the date of this Agreement been a party to any transaction with San Juan Bancshares or any subsidiary (including Texas Country Bank). All transactions with directors, executive officers, 5% stockholders and affiliates are fully and appropriately summarized on the Related Party Transaction list. None of the transactions have been outside of the ordinary course of business, and, except as set forth on the Related Party Transaction List, neither San Juan Bancshares nor any subsidiary thereof has any commitments, written or oral, to lend any funds to any such person.

      2.17 AFFILIATED CORPORATIONS. Except for the Trust Property described on
Schedule 2.17, all of which is to be transferred to San Juan Bancshares prior to Closing pursuant to Section 4.5.4 hereof, San Juan Bancshares knows of no arrangement whereby the stock of any corporation or any other asset is or has been held in trust (whether express, constructive, resulting or otherwise) for the benefit of San Juan Bancshares or for the shareholders of San Juan Bancshares.

      2.18 REGULATORY MATTERS AND EXAMINATION REPORTS. San Juan Bancshares and each of its subsidiaries has filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the Federal Reserve Board, (ii) the Federal Deposit Insurance Corporation; and (iii) the Texas Department of Banking. To the best of San Juan Bancshares' knowledge, as of their respective dates, each of such reports and documents, as amended, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as disclosed in writing to Texas Regional, neither San Juan Bancshares nor any of its subsidiaries has any formal or informal agreements, arrangements or understandings with the Federal Reserve Board, the Federal Deposit Insurance Corporation, the Texas Department of Banking, or any other regulatory authority (collectively, the "Regulatory Authorities"), nor does San Juan Bancshares or any subsidiary have any examination pending by any applicable Regulatory Authorities nor has San Juan Bancshares or any subsidiary been notified of any proposed examination by any Regulatory Authorities. To the extent permitted by law, San Juan Bancshares has provided to Texas Regional complete and correct copies of (i) all examination reports by Regulatory Authorities forwarded to San Juan Bancshares or any subsidiary thereof during the calendar years 2001 and to date 2002; (ii) any correspondence between San Juan Bancshares (or any subsidiary of San Juan Bancshares) and such agencies during such periods, and
(iii) any agreements, arrangements or understandings between San Juan Bancshares (or any subsidiary of San Juan Bancshares) and such agencies, including any agreements, arrangements or understandings arising out of or related to any such examinations.

      2.19 COMPLIANCE WITH APPLICABLE LAW. San Juan Bancshares and its subsidiaries and the conduct of their respective business are not in violation in any material respect of any applicable law, statute, order, rule or regulation promulgated by, or judgment entered by, any federal, state, or local court or governmental authority relating to the operation, conduct or ownership of the business and property of San Juan Bancshares or any subsidiary, which violation might have a Material Adverse Effect on the condition, business, prospects, properties or assets of San Juan Bancshares or its subsidiaries.

      2.20 DISCLOSURE. Neither the San Juan Year End Financial Statements, nor the San Juan Interim Financial Statements, nor any representation or warranty contained herein, nor any information delivered or to be delivered by San Juan Bancshares pursuant to this Agreement, contains or shall contain an untrue statement of a material fact, nor do the San Juan Year End Financial Statements, nor the San Juan Interim Financial Statements, nor any of the representations, warranties or other information omit to state, nor will they omit to state, any material fact necessary in order to make the statements made not misleading.

      2.21 FINDERS. Neither San Juan Bancshares nor any subsidiary has engaged or directly or indirectly obligated itself to anyone acting as a broker, finder, or in any other similar capacity in connection with the transactions contemplated by this Agreement.

      2.22 STATEMENTS FOR PROXY STATEMENT TRUE AND CORRECT. None of the information supplied or to be supplied by San Juan Bancshares for inclusion in
(i) the registration statement and the proxy statement referred in to Section
5.2 hereof, (ii) any other applications or documents to be filed with the Securities and Exchange Commission ("SEC"), the Nasdaq Stock Market, Inc. ("Nasdaq"), the Federal Reserve Board and any other regulatory authority seeking approval or providing notification of the transactions herein described, or
(iii) any other filing with any banking, securities regulatory or other authority in connection with the transactions contemplated hereby, will, at the respective times such applications, notices or documents are filed, and, in the case of such registration statement, when it becomes effective, and with respect to such proxy statement, when first mailed to the stockholders of San Juan Bancshares, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. All information concerning San Juan Bancshares or its subsidiaries, or for which it is responsible, that is included in documents that Texas Regional is responsible for filing with the SEC, Nasdaq or any other regulatory authority in connection with the transactions contemplated hereby, will, to the best of San Juan Bancshares' knowledge, comply in all material respects with the provisions of applicable law and any rules and regulations thereunder.


                                    ARTICLE 3

               REPRESENTATIONS AND WARRANTIES OF TEXAS REGIONAL


      Texas Regional and TRD hereby jointly and severally represent and warrant to, and covenant and agree with, San Juan Bancshares as follows:

      3.1 ORGANIZATION. Texas Regional is a business corporation duly organized, validly existing and in good standing under the laws of the State of Texas with all necessary power to carry on its business as it is now being conducted. Texas Regional is duly registered with the Federal Reserve Board as a bank holding company under the Bank Holding Company Act of 1956, as amended. TRD is a business corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with all necessary power to carry on its business as it is now being conducted.

      3.2 APPROVALS. The Board of Directors of Texas Regional has approved this Agreement and the transactions contemplated hereby. Texas Regional is a reporting company under the 1934 Act, and the rules and regulations promulgated thereunder.

      3.3 ORDERS AND DECREES. Provided required approval is obtained from applicable regulatory authorities, including the Federal Reserve Board and the Texas Banking Department, the execution, delivery and performance by Texas Regional of this Agreement and of the obligations imposed upon it hereunder will not violate any provision of, or result in any breach of, (i) any law, order, rule or regulation of any governmental agency or authority or any judgment, order or decree of any court or governmental agency to which Texas Regional may be subject, (ii) the Articles of Incorporation or Bylaws of Texas Regional, or
(iii) any contract or agreement to which Texas Regional is a party or by which it is bound.

      3.4 FINDERS. Texas Regional has not engaged and is not directly or indirectly obligated to anyone acting as a broker, finder, or in any other similar capacity in connection with the transactions contemplated by this Agreement.

      3.5   COMMON STOCK.

            (a) As of June 30, 2002, the only issued and outstanding capital stock of Texas Regional is shares of Class A Voting Common stock, par value $1.00 per share. Pending Closing, it is anticipated that the number of issued and outstanding shares will be increased by the number of shares issued upon exercise of stock options between June 30, 2002, and the date of Closing and by the number of shares issued in connection with other registered public offerings of shares by Texas Regional, including shares issued in other business combination transactions. All of the issued and outstanding shares of Texas Regional's Class A Voting Common stock are duly and validly issued and outstanding and are fully paid and non-assessable. None of the outstanding shares of Texas Regional's Class A Voting Common stock has been issued in violation of any preemptive rights of the current or past stockholders of Texas Regional.

            (b) The shares of Texas Regional's Class A Voting Common stock to be issued to the San Juan Bancshares shareholders pursuant to the Merger have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued and outstanding, fully paid and nonassessable, with no personal liability attaching to the ownership thereof and may be traded subject to compliance with applicable securities laws and regulations.

      3.6 FINANCIAL INFORMATION. The audited consolidated balance sheets of Texas Regional and its subsidiaries as of December 31, 2000 and 2001 and related audited consolidated statements of income, changes in stockholders' equity and cash flows for the three years ended December 31, 2001, together with the notes thereto, included in Texas Regional's Form 10-K for the year ended December 31, 2001, as filed by Texas Regional with the SEC, and the unaudited consolidated balance sheet of Texas Regional and its subsidiaries as of June 30, 2002 and the related unaudited consolidated income statements and statements of changes in shareholders' equity and cash flows for the six months then ended included in Texas Regional's Quarterly Report on Form 10-Q for the quarter then ended, as filed by Texas Regional with the SEC (together, the "Texas Regional Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position and the consolidated results of operations, changes in stockholders' equity and cash flows of Texas Regional and its consolidated subsidiaries as of the dates and for the periods indicated (subject, in the case of interim financial statements, to normal recurring year-end adjustments, none of which will be material).

      3.7 ABSENCE OF CHANGES. Since December 31, 2001, there has not been any material adverse change in the financial condition, results of operations or business of Texas Regional and its subsidiaries taken as a whole, nor have there been any events or transactions having such a Material Adverse Effect which should be disclosed in order to make the Texas Regional Financial Statements not misleading.

      3.8 LITIGATION. There is no litigation, claim or other proceeding pending or, to the knowledge of Texas Regional, threatened, against Texas Regional or any of its subsidiaries, or of which the property of Texas Regional or any of its subsidiaries is or would be subject which is material to Texas Regional and its subsidiaries taken as a whole.

      3.9 TAXES. Texas Regional and its subsidiaries have filed with the appropriate governmental agencies all material federal, state and local income, franchise, excise, real and personal property and other tax returns and reports which are required to be filed, and neither Texas Regional nor any subsidiary of Texas Regional is delinquent in the payment of any taxes shown on such returns or reports. Texas Regional has no examination pending by the Internal Revenue Service, the Texas Comptroller of Public Accounts, or any other taxing authority, nor has Texas Regional been notified of any proposed examination. There are included in the Texas Regional Financial Statements, or reflected in the Notes to the Texas Regional Financial Statements, reserves adequate in the reasonable opinion of management for the payment of all accrued but unpaid federal, state and local taxes of Texas Regional and its subsidiaries, including all income, franchise, ad valorem and other taxes, and all interest and penalties, whether or not disputed, for the six-month period ended June 30, 2002, for the year ended December 31, 2001, and for all fiscal years prior thereto. Neither Texas Regional nor any subsidiary of Texas Regional has executed or filed with the Internal Revenue Service, the Comptroller of Public Accounts of the State of Texas or any other taxing authority any agreement extending the period for assessment and collection of any tax, nor is Texas Regional nor any subsidiary a party to any action or proceeding by any governmental authority for assessment or collection of taxes, nor has any claim for assessment or collection of taxes been asserted against any of them. Neither Texas Regional nor any of its subsidiaries has filed a consent pursuant to
Section 341(f) of the Internal Revenue Code or otherwise.

      3.10 REPORTS. Texas Regional and each of its significant subsidiaries has filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC,
(ii) the Federal Reserve Board, and (iii) the Texas Department of Banking. To the best of Texas Regional's knowledge, as of their respective dates, each of such reports and documents, as amended, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      3.11 COMPLIANCE WITH THE LAW. Texas Regional and its significant subsidiaries have all licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses in all material respects and are in compliance in all material respects with all applicable laws and regulations.

      3.12 STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by Texas Regional for inclusion in (i) the registration statement and the proxy statement referred in to section 5.2 hereof (ii) any other applications or documents to be filed with the SEC, Nasdaq, the Federal Reserve Board and any other regulatory authority seeking approval or providing notification of the transactions herein described, or (iii) any other filing with any banking, securities regulatory or other authority in connection with the transactions contemplated hereby, will, at the respective times such applications, notices or documents are filed, and, in the case of such registration statement, when it becomes effective, and with respect to such proxy statement, when first mailed to the stockholders of San Juan Bancshares, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. All information concerning Texas Regional or its subsidiaries, or for which it is responsible, that is included in documents that Texas Regional is responsible for filing with the SEC, Nasdaq or any other regulatory authority in connection with the transactions contemplated hereby will, to the best of Texas Regional's knowledge, comply in all material respects with the provisions of applicable law and any rules and regulations thereunder.


                                    ARTICLE 4

                                SPECIAL COVENANTS

      4.1 STOCKHOLDER APPROVAL BY SAN JUAN BANCSHARES. Subsequent to the execution and delivery of this Agreement, the Board of Directors of San Juan Bancshares agrees to cause San Juan Bancshares to submit this Agreement and the merger transaction herein described to the stockholders of San Juan Bancshares, for their authorization and approval, in accordance with applicable provisions of law. The Board of Directors of San Juan Bancshares agrees to recommend this Agreement and the transactions contemplated thereby to the San Juan Bancshares stockholders.

      4.2 REPORTS AND PROXY STATEMENT INFORMATION. San Juan Bancshares agrees to provide any and all information as may be required by Texas Regional for purposes of (i) preparation of any report, including reports on Forms 8-K, 10-Q and 10-K, required by applicable SEC regulations to be filed with the SEC, or required by Texas Regional's agreements with Nasdaq or required by the rules or regulations of any other governmental or regulatory authority, (ii) preparation of a registration statement for the registration of the Texas Regional Class A Voting Common stock to be issued in the connection with the transaction herein described, (iii) communications with shareholders of Texas Regional pending the Closing, and (iv) preparation of the proxy statement related to obtaining the approval by San Juan Bancshares shareholders of the transaction herein described (collectively, the "San Juan Information"). San Juan Bancshares hereby represents and warrants that the San Juan Information shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

      4.3 ACCESS. From and after the date of this Agreement, San Juan Bancshares and Texas Country Bank shall afford to the officers, employees, attorneys, accountants, agents and other authorized representatives of Texas Regional full and free access to the properties, books, contracts, commitments and records of such party and its subsidiaries, and permit such persons access to the physical facilities of San Juan Bancshares and Texas Country Bank, at all reasonable times during usual banking hours, and under San Juan Bancshares and Texas Country Bank personnel supervision and with an effort to minimize to the extent practical (i) any disruption to their daily operations, and (ii) any concern to their customers and employees.. Representatives of Texas Regional shall be furnished with true and complete copies of records and information reasonably requested concerning the affairs of San Juan Bancshares and its subsidiaries.

      4.4 ENVIRONMENTAL INSPECTION. San Juan Bancshares expressly agrees to supply Texas Regional with historical and operational information regarding the real properties owned or operated by, or used in connection with the operation of the business of, San Juan Bancshares and its subsidiaries, including Texas Country Bank, and any premises heretofore used in connection with the operation of such business, and any other properties included in the Real Property, including (but not limited to) any environmental tests or surveys made of such properties. San Juan Bancshares agrees to cooperate (and to cause its subsidiaries to cooperate) with any reasonable request of Texas Regional related to site assessment or site review related to any environmental matter or investigation, including making available such personnel of San Juan Bancshares and Texas Country Bank as Texas Regional may reasonably request. At Texas

Regional's discretion, Texas Regional may arrange, at its cost, for one or more independent contractors to conduct tests of the Real Property and any other premises now or heretofore used in connection with the business of San Juan Bancshares and its subsidiaries in order to identify any presence of, or present or past release or threatened release of, any waste materials or any chemical substances, including, without limitation, any Environmental Hazards. Initial environmental testing under this provision shall be done within thirty (30) days following the date of execution hereof. The follow-up testing (if any is deemed necessary) may be done at any time, or from time to time, upon reasonable notice and under reasonable conditions, which do not impede the performance of the tests. Such tests may include both above and below ground testing for environmental damages or the presence of Environmental Hazards or Hazardous Material Contamination or such other tests as Texas Regional may deem reasonably necessary. In the event such tests indicate the presence of Hazardous Material Contamination, the cost of removing such Hazardous Material Contamination shall be paid by Texas Regional, or, as an alternative, Texas Regional shall be entitled to terminate this Agreement without further liability hereunder. As a condition of Texas Regional's obligations hereunder, any such Hazardous Material Contamination shall be cleaned up to the satisfaction of Texas Regional prior to the Closing.

      4.5   ACTION BY SAN JUAN BANCSHARES PRIOR TO CLOSING.

            4.5.1 From and after the date of this Agreement until the Closing Date, San Juan Bancshares will (and San Juan Bancshares will cause its subsidiaries, including Texas Country Bank, to):

            (i) carry on its business in accordance with prudent banking practices and in substantially the same manner as conducted during the eighteen (18) months immediately preceding the date hereof;

            (ii) maintain and keep its properties in as good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty, and not make or commit to make any capital expenditure outside of the ordinary course of business and not make or commit to make any capital expenditure (whether or not in the ordinary course of business) in excess of $20,000 in any single transaction and $50,000 in the aggregate;

            (iii) maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it;

            (iv) perform all of its obligations under contracts, leases and documents relating to or affecting its assets, properties and business;

            (v) use its best efforts to maintain and preserve its business organization intact, to retain its present officers and employees and to maintain its relationships with customers;

            (vi) use its best efforts to fully comply with and perform all obligations and duties imposed upon it by all federal and state laws and all rules, regulations and orders imposed by federal or state governmental authorities;

            (vii) maintain its books of account and records in the usual, regular and orderly manner consistent with generally accepted accounting principles and practices, consistently applied, and prudent banking practices (herein collectively referred to as "GAAP"), and in particular to (a) fully accrue all expenses as required by GAAP, and (b) expense such items as are required to be expensed and not capitalized in accordance with GAAP;

            (viii) not issue or sell any additional shares of its stock or securities convertible into shares of such stock or options or other commitments for the issuance of shares of such stock or securities;

            (ix) not change in any manner the compensation of any of its directors, officers, employees or other personnel, without the prior written consent of Texas Regional, or pay or agree to pay any pension or retirement allowance not required by an existing plan or agreement, to any such persons, or commit itself to any pension, retirement or profit-sharing plan or arrangement or employment agreement for the benefit of any officer, employee or other person;

            (x) not hire any new personnel, or change the duties or job classifications of any personnel, without the prior written consent of Texas Regional;

            (xi) not declare or pay any dividend or make any stock split or purchase or otherwise acquire for value any of its shares, except for intercompany dividends paid by Texas Country Bank to San Juan Delaware and intercompany dividends paid by San Juan Delaware to San Juan Bancshares;

            (xii) not issue commitments for the future funding of loans at a fixed rate other than the then prevailing market at the date of funding;

            (xiii) fully perform, according to the terms thereof, their respective liabilities, debts and obligations, including any liabilities and obligations for borrowed money indebtedness; and

            (xiv) accrue as an expense a provision for loan losses (after accounting for losses incurred prior to Closing as required by GAAP), that will cause the Loan Loss Reserve as shown on the balance sheet delivered immediately prior to Closing to be adequate in all respects to provide for all actual and reasonably anticipated losses on loans outstanding as of that date.

            4.5.2 Without limiting the foregoing, between the date hereof and the date of Closing, San Juan Bancshares specifically covenants and agrees that San Juan Bancshares will not incur (and will not permit its subsidiaries to incur) any indebtedness other than deposit liabilities owed to deposit customers in the ordinary course of business and trade accounts payable incurred in the ordinary course of business, or significant expenses outside of the ordinary course of business, unless San Juan Bancshares first obtains the prior written consent of Texas Regional to the specific proposed transaction. In addition, neither San Juan Bancshares nor any subsidiary of San Juan Bancshares will increase expenses in any material way (either individually or in the aggregate), nor will San Juan Bancshares nor any subsidiary of San Juan Bancshares make any changes in its capital structure unless San Juan Bancshares first obtains the prior written consent of Texas Regional to the specific proposed transaction.

            4.5.3 Provided that seeking such approvals is in accordance with applicable banking law and regulations, San Juan Bancshares covenants that neither it nor any of its subsidiaries will make a fully collateralized loan, nor commit to make a fully collateralized loan, in excess of $500,000 to any one borrower or in any one transaction or series of related transactions without the prior approval of Texas Regional, and neither it nor any of its subsidiaries will make any other loan, nor commit to make any other loan, in excess of $100,000 to any one borrower or in any one transaction or series of related transactions without the prior consent of Texas Regional.

            4.5.4 Without limiting the generality of the foregoing, from and after the date of this Agreement until the Closing Date, San Juan Bancshares covenants that neither it nor any of its subsidiaries will sell or otherwise dispose of any of their real or personal property without the prior written consent of Texas Regional other than as permitted pursuant to section 4.5.1 hereof. In addition, subject to obtaining regulatory approvals which, in the reasonable discretion of Texas Regional, are required, San Juan Bancshares shall, immediately prior to Closing, acquire the commercial real property in San Juan, Texas, presently held by Travis P. Neely as trustee for the benefit of San Juan Bancshares and/or its shareholders (the "Trust Property"), upon which real property Bill's Dollar Store is currently operated. Texas Regional shall be responsible for obtaining any required regulatory approvals for the acquisition of the Trust Property. The purchase of such property shall be at no cost or expense to San Juan Bancshares, and shall be accounted for as a contribution to the capital of San Juan Bancshares by the shareholders, in an amount equal to the fair value of such property, currently estimated to be $75,000.00. The fair value of the Trust Property shall be properly accounted for and reflected as an special contribution to the capital of San Juan Bancshares in the financial accounting records of San Juan Bancshares.

            4.5.5 Without limiting the generality of the foregoing, from and after the date of this Agreement until the Closing Date, San Juan Bancshares agrees that, other than reasonable, necessary and appropriate expenses incident to this transaction (all of which shall be fully paid or accrued prior to closing), no unusual expenses shall be charged to San Juan Bancshares or Texas Country Bank, and no material contracts, and no other obligations outside of the ordinary course of business, shall be entered into or incurred by San Juan Bancshares or Texas Country Bank prior to closing without Texas Regional's prior written consent.

            4.5.6 Without limiting the generality of the foregoing, from and after the date of this Agreement until the Closing Date, San Juan Bancshares specifically covenants and agrees neither it nor any of its subsidiaries will acquire any United States Treasury or government agency bonds, or municipal securities, or make other investments in securities, with fixed rates or with maturities of greater than three years from the date of investment unless San Juan Bancshares first obtains the prior written consent of Texas Regional to the specific proposed transaction. In addition, San Juan Bancshares covenants and agrees that neither it nor any of its subsidiaries will enter into any forward commitment to acquire any such securities unless San Juan Bancshares first obtains the prior written consent of Texas Regional to the specific proposed transaction.

            4.5.7 From and after the date of this Agreement until the Closing Date, San Juan Bancshares will not, and will not permit any of its subsidiaries to, (i) permit any change to be made in the Articles of Incorporation or Bylaws of San Juan Bancshares or any subsidiary thereof, or (ii) take any action described in section 2.11 herein, without the prior written consent of Texas Regional.

            4.5.8 San Juan Bancshares and Texas Country Bank shall terminate all existing data processing contracts, if any (including item processing service contracts) and automated teller machine system contracts, in each case effective upon the Closing of the transaction or on such date as is mutually acceptable to San Juan Bancshares and Texas Regional. All costs and expenses related to such termination shall be fully paid or accrued by Texas Country Bank and San Juan Bancshares prior to Closing.

            4.5.9 Prior to Closing, San Juan Bancshares shall obtain extended reporting period coverage (sometimes referred to as "tail coverage") for the San Juan Bancshares directors' and officers' insurance policy that is in effect as of the date of this Agreement (which policy provides limits of liability in the amount of $1,000,000 per occurrence and $1,000,000 in the aggregate), or other continuation of such coverage, for a period of two (2) years following Closing. The full amount of the premium and other cost thereof shall be fully paid or accrued by Texas Country Bank and San Juan Bancshares prior to Closing.

      4.6 EMPLOYEE BENEFITS. Each former San Juan Bancshares (or Texas Country
Bank) employee who becomes an employee of Texas Regional or Texas State Bank at the time of Closing (each a "Continuing Employee") will be given credit for any period of service with Texas Country Bank for purposes of the Texas Regional Employee Stock Ownership Plan (with 401(k) provisions) and therefore will be eligible to participate in such Plan on the same basis as similarly situated employees of other Texas Regional subsidiaries, provided, however, that any compensation base for purposes of determining contributions on such Continuing Employee's behalf will only include compensation paid by Texas State Bank following the date of Closing. All such participation shall be subject to the terms of such plans as may be in effect from time to time and this section 4.6 is not intended to give Continuing Employees any rights or privileges superior to those of other employees of Texas Regional subsidiaries. Texas Regional may terminate or modify the Plan or any other employee benefit plan, in its discretion (subject to applicable limitations provided by law), and Texas Regional's obligation under this section 4.6 shall not be deemed or construed to provide duplication of similar benefits. Each Continuing Employee shall also receive other employee benefits offered by Texas Regional from time to time to other employees of Texas Regional with comparable years of service, including vacation, medical coverage, and dental coverage (if any).


      4.7 REGULATORY APPROVALS AND REGISTRATION STATEMENT. Texas Regional shall file all regulatory applications required in order to consummate the Merger, including but not limited to the necessary applications for the prior approval of the Federal Reserve Board. Texas Regional shall keep San Juan Bancshares reasonably informed as to the status of such applications and make available to San Juan Bancshares, upon reasonable request by San Juan Bancshares from time to time, copies of such applications and any supplementary filed materials at Texas Regional's expense. Texas Regional shall file with the SEC a registration statement (the "Registration Statement") relating to the shares of Texas Regional Class A Voting Common stock to be issued to the shareholders of San Juan Bancshares pursuant to this Agreement, and shall use its best efforts to cause the Registration Statement to become effective. San Juan Bancshares and its shareholders shall cooperate fully with Texas Regional in connection with the registration of the shares and shall be provided an opportunity to review and provide comments, prior to their filing, on any registration statement prepared in connection with the registration of the shares to be distributed to San Juan Bancshares shareholders by Texas Regional in connection with the merger. San Juan Bancshares specifically agrees to provide any information Texas Regional or its advisors may reasonably require in connection with registration of the shares, including a description of the business of San Juan Bancshares and its subsidiaries. San Juan Bancshares agrees to use the proxy statement included within the registration statement for purposes of solicitation of proxies in connection with the special meeting of the San Juan Bancshares shareholders called to consider the merger transaction. At the time the Registration Statement becomes effective, the Registration Statement shall comply in all material respects with applicable provisions of the Securities Act of 1933, as amended, and the published rules and regulations thereunder, and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and, at the time of mailing thereof to the shareholders of San Juan Bancshares, at the time of the shareholders' meeting of San Juan Bancshares and at the Effective Time, the proxy statement included as part of the Registration Statement, as amended or supplemented by any amendment or supplement, shall not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading. Texas Regional shall timely file all documents required to obtain all necessary blue sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, shall pay all expenses incident thereto and shall use its best efforts to obtain such permits and approvals on a timely basis. Texas Regional shall promptly and properly prepare and file at Texas Regional's expense (i) any application or notification required by Nasdaq to notify
Nasdaq of the issuance of shares of Texas Regional Class A Voting Common stock pursuant to this Agreement, and (ii) any filings required under the 1934 Act relating to the transactions contemplated herein.


      4.8 CONSUMMATION OF AGREEMENT. Texas Regional shall use its best efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to effect the Merger in accordance with the terms and conditions of this Agreement.

      4.9 TERMINATION OF EMPLOYMENT CONTRACTS AND EMPLOYEE BENEFIT PLANS. Prior to Closing, San Juan Bancshares will terminate (without liability or penalty to San Juan Bancshares, any subsidiary of San Juan Bancshares, Texas Regional, any subsidiary of Texas Regional, or any other person or entity, or if there is a liability or penalty, which liability or penalty has been fully accrued and accounted for by San Juan Bancshares) any existing employment contracts, employee or contractor severance agreements or policies, salary continuation agreements, deferred compensation and incentive compensation agreements, and other services contracts, and any other contracts with employees, and any vacation benefit or other employee benefit plan, except for (i) those specifically approved for continuation in writing by Texas Regional, and (ii) the existing deferred compensation plans for the benefit of Travis P. Neely and Gilberto De Leon (the "Existing Deferred Compensation Plans"). The Existing Deferred Compensation Plans shall not be terminated. As of the Closing Date, the full amount of both the liability and the related expense shall be reflected on the financial statements of San Juan Bancshares and subsidiaries, as required by generally accepted accounting principles. Without limiting the generality of the foregoing, at or prior to Closing Texas Country Bank and San Juan Bancshares shall terminate and discharge by payment or otherwise any accrued and unused vacation pay or benefit to which any employee of Texas Country Bank or San Juan Bancshares may be entitled, so that there shall be no accrued vacation liability as of the date of Closing. All costs and expenses related to any of the foregoing shall be fully paid or accrued by Texas Country Bank or San Juan Bancshares prior to Closing.

      4.10 ACCESS TO INFORMATION. Texas Regional shall disclose and make available to San Juan Bancshares all information regarding Texas Regional and its subsidiaries and their business activities or prospects in which San Juan Bancshares may have a reasonable legitimate interest in furtherance of the transactions contemplated by this Agreement. San Juan Bancshares will hold any such information which is nonpublic in strictest confidence and will not disclose the same without the prior written consent of Texas Regional, except to the extent that such disclosure is required by applicable law or a court of competent jurisdiction.

      4.11 CONFIDENTIALITY. In order to assist each of Texas Regional and San Juan Bancshares in evaluating the other and as a part of the preparation for and consummation of the transactions herein described, Texas Regional and San Juan Bancshares (each a "Disclosing Party") may disclose, reveal, or furnish to the other party, or to any person acting on behalf of such Party (collectively, the "Receiving Party") and its directors, officers, employees, consultants, investment bankers, professional advisors and other representatives or agents (collectively called "Representatives") either orally, in writing, or by inspection, confidential or proprietary information or documents relating to the business or affairs of the Disclosing Party that would be helpful to the Receiving Party in such discussions and evaluation (such documents and information are herein referred to as "Confidential Information").

The Confidential Information to be disclosed, revealed, or furnished might include, but is not limited to, financial statements, information regarding securities portfolios, cost and expense data, loan information, employee lists, customer or client lists, marketing and customer data and such other information as has been or may be disclosed, revealed or furnished before or after the date hereof by the Disclosing Party to a Receiving Party or its Representatives. Confidential Information does not include, however, information which the Receiving Party can show by written document to be or have been (a) generally available to the public other than as a result of a disclosure by Receiving Party or its Representatives, (b) available to the Receiving Party from a person other than the Disclosing Party who, to such Receiving Party's knowledge, is neither otherwise bound by a confidentiality agreement with the Disclosing Party, or is otherwise prohibited from transmitting the information to the Receiving Party, or (c) known to the Receiving Party prior to its disclosure by the Disclosing Party. In consideration of the disclosure of the Confidential Information, Texas Regional and San Juan Bancshares agree as follow:

            (a) NO DISCLOSURE. Except as otherwise described in this paragraph
      (a) and except as required by law, the Receiving Party will treat the Confidential Information as proprietary and confidential, and (i) will not in any way disclose, reveal, or furnish the Confidential Information to any person or entity other than the Receiving Party's Representatives and others who are directly participating in the evaluation of the Confidential Information or the evaluation, negotiation, documentation and consummation of the Transaction and related regulatory and securities registration activities, (ii) will not use the Confidential Information for its benefit or for any purpose other than in connection with the evaluation, negotiation, documentation and consummation of the Transaction and related regulatory and securities registration activities, and (iii) will not without the prior written consent of the Disclosing Party, directly or indirectly, in any manner, request, influence, or induce any employee of the Disclosing Party to leave his or her employment with the Disclosing Party, or employ any such employee. The Receiving Party further agrees (i) to disclose Confidential Information only to its Representatives and others who need to know the Confidential Information for the purpose of assisting the Receiving Party in evaluating the Disclosing Party or its business or otherwise for purposes related to the transactions herein described, and (ii) that the Receiving Party will use commercially reasonable efforts to cause all of such Representatives to act in accordance herewith and be bound by this Agreement.

            (b) COMPELLED DISCLOSURE. In the event that the Receiving Party becomes legally compelled to disclose the Confidential Information, or any portion thereof, the Receiving Party will provide the Disclosing Party with prompt notice of any legal actions compelling or seeking to compel disclosure or threats of such action, so that the disclosing party may seek a protective order or other appropriate remedy or waive compliance, with the provisions of this Section 4.11. In the event that such protective order or other remedy is not obtained or the Disclosing Party waives compliance with the provisions of this Section 4.11, the Receiving Party will furnish or cause to be furnished only that portion of the Confidential Information which it is legally required to furnish, and will exercise its best efforts to obtain reliable assurances that confidential treatment will be accorded the Confidential Information so furnished. In any event, notwithstanding the foregoing, the Receiving Party shall be entitled to disclose Confidential Information as part of any required applications to regulatory authorities, pursuant to which the Receiving Party is requesting approvals that are required as conditions to the consummation of the transactions herein described. To the extent permitted by applicable regulatory authorities, the Receiving Party will submit Confidential Information in connection with any regulatory application separately bound and labeled as confidential, as allowed pursuant to the Freedom of Information Act or the Texas Open Records Act as applicable

            (c) RETURN OF CONFIDENTIAL INFORMATION. In the event that this Agreement is terminated and the proposed transaction herein described not consummated, each Receiving Party, as soon as practicable thereafter, and upon the Disclosing Party's request, shall promptly either destroy or deliver to the Disclosing Party any and all Confidential Information, including, without limitation, all copies, summaries, analyses, or extracts thereof or based thereon in the possession of the Receiving Party or the Receiving Party's Representatives.

      4.12 PUBLIC ANNOUNCEMENT. The press release issued to announce the execution hereof, and any subsequent press release shall be prepared and issued by Texas Regional, but will be subject to the prior review and comment of San Juan Bancshares, to the extent reasonably practicable under the circumstances. If it is not practicable to permit prior review by San Juan Bancshares of any such press release, Texas Regional shall nonetheless use its best efforts to provide prompt notification of the issuance of such press release to San Juan Bancshares. San Juan Bancshares shall not issue any press release or otherwise make any public statement about the transaction herein described without the express prior written consent of Texas Regional.

      4.13 ACTION BY TEXAS REGIONAL PRIOR TO CLOSING. Texas Regional will, and will cause its subsidiaries to, conduct their respective business operations prior to Closing in a manner generally consistent with past practices.


                                    ARTICLE 5

                  CONDITIONS TO OBLIGATIONS OF TEXAS REGIONAL

      In addition to any other condition herein described as a condition to the obligations of Texas Regional under this Agreement, the obligations of Texas Regional under this Agreement are subject, in the discretion of Texas Regional, to the satisfaction at or prior to the Closing Date of each of the following conditions:

      5.1 COMPLIANCE WITH REPRESENTATIONS AND COVENANTS. The representations and warranties made by San Juan Bancshares in this Agreement shall have been true in all material respects when made and, except for changes as contemplated herein, shall be true in all material respects at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and San Juan Bancshares shall have performed or complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing. Texas Regional shall have been furnished with a certificate, signed by the President of San Juan Bancshares in his capacity as such and dated the Closing Date, a certificate, signed by the President of San Juan Delaware, and a certificate, signed by the President of San Juan Bancshares in his capacity as such and dated the Closing Date, in each case to the foregoing effect.

      5.2 SHAREHOLDER APPROVAL. The shareholders of San Juan Bancshares shall have approved the transaction at a duly called meeting of the shareholders and San Juan Bancshares shall have delivered to Texas Regional a certificate signed by the President and Secretary of San Juan Bancshares in his or her capacity as such, confirming the approval of this transaction by the requisite vote of the shareholders of San Juan Bancshares.

      5.3 DISSENTERS. Shareholders holding an aggregate of not greater than five percent (5%) of the issued and outstanding shares of San Juan Bancshares shall have taken steps set forth in Article 5.12.A(1)(a) of the Texas Business Corporation Act in an effort to exercise dissenters' rights of appraisal with respect to the transaction, excluding for these purposes shareholders who have subsequently abandoned (including abandonment as a result of a failure to comply with applicable procedures) their dissenters' rights of appraisal.

      5.4 REGULATORY APPROVALS. Texas Regional shall have received approval of the transactions contemplated by this Agreement including the merger of San Juan Bancshares and San Juan Delaware with and into TRD, and the merger of Texas Country Bank with and into Texas State Bank, from all necessary governmental agencies and authorities, including the Texas Banking Department and the Federal Reserve Board, and such approvals and transactions contemplated hereby shall not have been contested by any federal or state governmental authority nor by any other third party by formal proceeding. It is understood that, if any contest as aforesaid is brought by formal proceedings, Texas Regional may, but shall not be obligated to, answer and defend such contest.

      5.5 LITIGATION. On the Closing Date, there shall not be any litigation, investigation, inquiry or proceeding pending or threatened in or by any court or governmental agency or authority which might result in action to restrain, enjoin or prohibit consummation of the transaction contemplated by this Agreement or which might result in divestiture, rescission or damages in connection with such transactions or involving any of the assets, properties, business or operations of San Juan Bancshares or any of its subsidiaries which might result in a Material Adverse Effect on the financial condition, results of operations, business or prospects of San Juan Bancshares or any of its subsidiaries. Texas Regional shall have been furnished with a certificate, dated the Closing Date and signed by the President of San Juan Bancshares and each of its subsidiaries, to the effect that no such litigation, investigation, inquiry or proceeding is pending, or, to the best of his or her knowledge, threatened. For purposes of this Agreement, the term "Material Adverse Effect" shall mean any set of circumstances or events which, individually or in the aggregate, would or could constitute or cause a material effect on or to the assets, business, operations, liabilities, profits, or condition (financial or otherwise) of a person, or on the ability of such person to perform its obligations under this Agreement or any related agreements to which such person is a party, or to consummate the transactions contemplated by this Agreement or any related agreement.

      5.6 OPINION OF COUNSEL. Prior to closing, San Juan Bancshares shall deliver to Texas Regional the opinion of San Juan Bancshares' counsel, in form and content satisfactory to Texas Regional, to the effect that

            (i) San Juan Bancshares is a duly organized, validly existing and in good standing as a corporation under the laws of the state of Texas, and is registered as a bank holding company under applicable regulations and requirements of the Federal Reserve Board;

            (ii) the authorized capital stock of San Juan Bancshares consists of 1,000,000 shares of common stock, par value of $1.00 per share, of which a total of 11,239 shares are issued and outstanding, which shares have been validly issued, are fully paid and are nonassessable. To the best knowledge and belief of such counsel, there are no options, warrants, conversion or other rights, agreements or commitments of any kind obligating San Juan Bancshares to issue or sell any shares of its capital stock of any class, or securities convertible into or exchangeable for any such shares, and there are no stock appreciation rights or similar rights outstanding, and no authorization for any of the foregoing has been given;

            (iii) San Juan Delaware is a duly organized, validly existing and in good standing as a corporation under the laws of the state of Delaware, and is registered as a bank holding company under applicable regulations and requirements of the Federal Reserve Board;

            (iv) the authorized capital stock of San Juan Delaware consists of 1,000 shares of capital stock, par value of $0.01 per share, all of which shares are validly issued, fully paid, nonassessable, and owned beneficially and of record by San Juan BancsharesNo shares of preferred stock and no options, warrants, conversion or other rights, agreements or commitments of any kind obligating San Juan Delaware to issue or sell any shares of its capital stock of any class, or securities convertible into or exchangeable for any such shares, are outstanding, and no stock appreciation rights or similar rights are outstanding, and no authorization for any of the foregoing has been given;

            (v) Texas Country Bank is duly organized, validly existing and in good standing as a banking association under the laws of the State of Texas;

            (vi) the authorized capital stock of Texas Country Bank consists of 25,000 shares of capital stock, par value of $0.01 per share, all of which shares are validly issued, fully paid, nonassessable, and owned beneficially and of record by San Juan Delaware. No shares of preferred stock, and no options, warrants, conversion or other rights, agreements or commitments of any kind obligating Texas Country Bank to issue or sell any shares of its capital stock of any class, or securities convertible into or exchangeable for any such shares, are outstanding, and no stock appreciation rights or similar rights are outstanding, and no authorization for any of the foregoing has been given;

            (vii) this Agreement has been duly authorized by all necessary corporate action on the part of San Juan Bancshares, its directors and shareholders, and by San Juan Delaware, its directors and shareholders, and this Agreement constitutes the valid and binding obligation of San Juan Bancshares enforceable in accordance with its terms except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the rights of creditors generally;

            (viii) this Agreement and the consummation of the transaction herein described do not and will not violate, conflict with or constitute a breach of any term, condition, or provision of the Articles of Incorporation or Bylaws of San Juan Bancshares, the Certificate of Incorporation or Bylaws of San Juan Delaware, the Articles of Association or Bylaws of Texas Country Bank, or, to the best knowledge and belief of such counsel, any agreement or instrument to which San Juan

      Bancshares, San Juan Delaware or Texas Country Bank is a party or is bound, or any law, regulation, judgment or order binding on any of them; and

            (ix) the merger of Texas Country Bank with and into Texas State Bank has been duly authorized by all necessary corporate action on the part of Texas Country Bank, its directors and shareholders, and the consummation of the merger of Texas Country Bank with and into Texas State Bank will not violate, conflict with or constitute a breach of any term, condition, or provision of the Articles of Association or Bylaws Texas Country Bank, or, to the best knowledge and belief of such counsel, any agreement or instrument to which San Juan Bancshares, San Juan Delaware or Texas Country Bank is a party or is bound, or any law, regulation, judgment or order binding on any of them.

      5.7 DUE DILIGENCE REVIEW; NO MATERIAL ADVERSE EFFECT. Texas Regional and its employees, agents, attorneys, accountants and other representatives shall be entitled to review and monitor the assets, liabilities, business and prospects of San Juan Bancshares and its subsidiaries during the period from the date hereof to the time of Closing. No change shall have occurred in the condition, financial position or business prospects of San Juan Bancshares or any of its subsidiaries which has had, or which in the exercise of reasonable judgment Texas Regional determines could have, a Material Adverse Effect on such condition, financial position or business prospects.

      5.8 CONSENTS, APPROVALS AND ESTOPPEL CERTIFICATES. Texas Regional shall have received all such consents, approvals, estoppel certificates and other assurances, in each case in form and content reasonably satisfactory to Texas Regional, from any party to an agreement with San Juan Bancshares or any of its subsidiaries, or by which San Juan Bancshares or any of its subsidiaries is bound as a result of an order of any authority, or pursuant to any other legal requirement. Without limiting the generality of the foregoing, Texas Regional shall have received consents and estoppel certificates from each landlord of San Juan Bancshares or any subsidiary of San Juan Bancshares and from each tenant of any of them, consenting (if Texas Regional deems such consent necessary) to the transfer by operation of law of any outstanding lease or rental agreement, attesting to the validity of each lease to which San Juan Bancshares or any subsidiary is a party, the fact that no default exists (or which could with the passage of time or notice could exist) under the lease, and providing for such other matters as may be deemed advisable to Texas Regional.

      5.9    NET    WORTH OF SAN JUAN BANCSHARES AND TEXAS COUNTRY BANK. The
net worth of San Juan Bancshares, calculated in accordance with applicable regulatory requirements, shall be not less than the sum of $4,400,000 plus
(i) net income (but excluding for these purposes any net losses), if any, from June 21, 2002 until the date of Closing (after accounting for the costs and expenses incurred by San Juan Bancshares and its subsidiaries contemplated hereby or incurred in anticipation of the consummation of the transactions herein described and after adjustment to reflect proration of prepaid property taxes); plus (ii) an amount equal to the aggregate fair value of the Trust Property, which is to be contributed to San Juan Bancshares prior to Closing as required by this Agreement. The obligations of Texas Regional shall be conditioned upon receipt of unaudited financial statements as of immediately preceding the Closing (or other date acceptable to both Texas Regional and San Juan Bancshares), prepared in accordance with generally accepted accounting principles consistently applied, of San Juan Bancshares and Texas Country Bank, reflecting confirmation of the foregoing and that there have been no changes in the financial condition of San Juan Bancshares and Texas Country Bank constituting (or that in Texas Regional's reasonable judgment could result in) a Material Adverse Effect on such financial condition, and no such changes shall occur prior to closing. San Juan Bancshares and Texas Country Bank shall not pay any dividends or make any distributions in respect of its capital stock prior to Closing. In the event that the net worth requirement of this paragraph is not met, Texas Regional at its sole election shall be entitled to reduce the number of Closing Shares (and correspondingly decrease the Closing Exchange Ratio) by an amount equal to the quotient when the amount by which the net worth fails to meet the required threshold is divided by $33.33. The number of shares to be delivered to each San Juan Bancshares shareholder shall be reduced proportionately. For purposes of this Agreement, the term "net worth" as of any measurement date shall mean the sum of common stock, surplus and retained earnings of San Juan Bancshares and Texas Country Bank, as determined in accordance with generally accepted accounting principles on a consolidated basis, plus unrecognized securities gains or minus unrecognized securities losses.

      5.10  EXPENSES AND TERMINATION OF CERTAIN AGREEMENTS.

            a. All costs and expenses incurred by Texas Country Bank or by San Juan Bancshares and related to the consummation of the transactions herein described shall be fully paid or accrued by Texas Country Bank and San Juan Bancshares prior to closing.

            b. Without limiting the generality of the foregoing, all of San Juan Bancshares' or Texas Country Bank's data processing contracts (including item processing service contracts), automated teller machine system contracts, employment contracts, employee or contractor severance agreements or policies, incentive compensation arrangements, and other services contracts shall be terminated by San Juan Bancshares or Texas Country Bank prior to closing on a date to be coordinated with Texas Regional, except for the Existing Deferred Compensation Plans. All costs and expenses related to such terminations shall be reflected on the San Juan Bancshares and subsidiary financial statements. In the event that the foregoing costs and expenses incurred by Texas Country Bank and San Juan Bancshares exceeds an aggregate of $100,000, the aggregate number of shares to be issued in the merger transaction will be reduced by a number of shares equal to the quotient when the amount of such excess is divided by $33.33, and the Closing Exchange Ratio shall be reduced proportionately. If Texas Regional requests, the conversion of Texas Country Bank to Texas Regional's data processing system will take place subsequent to receipt of regulatory approval for the merger transactions, but prior to closing, provided that either (i) Texas Regional obtains San Juan Bancshares' consent to the conversion, or (ii) all material conditions to Texas Regional's obligation to close have been satisfied or waived.

      5.11 FAIRNESS OPINION. As and to the extent that Texas Regional shall deem it necessary, appropriate or advisable, Texas Regional shall have received a fairness opinion, in form and content acceptable to Texas Regional in its sole discretion, and rendered by a firm acceptable to Texas Regional in its sole discretion, as to the fairness of the transaction to Texas Regional and the shareholders of Texas Regional. Such fairness opinion shall not have been withdrawn or materially and adversely modified prior to Closing.

      5.12 DECLARATION OF EFFECTIVENESS OF REGISTRATION STATEMENT AND OTHER APPROVALS. The SEC shall have declared effective the registration statement for registration of the transaction pursuant to which shares of Texas Regional Class A Voting Common stock are to be issued to shareholders of San Juan Bancshares, including both the Closing Shares and the Holdback Shares, and there shall be no order or action pending or threatened to withdraw such declaration or to prohibit or otherwise restrict the issuance of such shares, and any and all such actions as Texas Regional may deem necessary or advisable shall have been taken to cause the qualification or registration, by notification or otherwise, of the transaction or the shares in any state in which such qualification or registration is deemed necessary by Texas Regional. Any action required to be taken by Nasdaq to qualify or otherwise approve all such shares for trading on the National Market System shall have been received.

      5.13 TAX OPINION. Texas Regional shall have received an opinion of counsel satisfactory to Texas Regional to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code and no gain or loss will be recognized by the shareholders of San Juan Bancshares to the extent that they receive Texas Regional Class A Voting Common stock solely in exchange for their San Juan Bancshares capital stock in the Merger.


                                    ARTICLE 6

               CONDITIONS TO OBLIGATIONS OF SAN JUAN BANCSHARES


      The obligations of San Juan Bancshares under this Agreement are subject, in the discretion of San Juan Bancshares, to the satisfaction at or prior to the Closing Date, of each of the following conditions:

      6.1 COMPLIANCE WITH REPRESENTATIONS AND COVENANTS. The representations and warranties made by Texas Regional in this Agreement shall have been true in all material respects when made and, except as may otherwise be contemplated or permitted herein, shall be true in all material respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and Texas Regional shall have performed or complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing. San Juan Bancshares shall have been furnished with a certificate dated the Closing Date, signed by the President of Texas Regional, in his capacity as such, to the foregoing effect.

      6.2 SHAREHOLDER APPROVAL. The shareholders of San Juan Bancshares shall have approved the transaction at a duly called meeting of the shareholders.

      6.3 REGULATORY APPROVALS. Texas Regional shall have received approval of the transactions contemplated by this Agreement, including the merger of San Juan Bancshares and San Juan Delaware with and into TRD, and the merger of Texas Country Bank with and into Texas State Bank, from all necessary governmental agencies and authorities, including the Texas Banking Department and the Federal Reserve Board, and such approvals and transactions contemplated hereby shall not have been contested by any federal or state governmental authority nor by any other third party by formal proceeding. It is understood that, if any contest as aforesaid is brought by formal proceedings, San Juan Bancshares may, but shall not be obligated to, answer and defend such contest.

      6.4 LITIGATION. On the Closing Date, there shall not be any litigation, investigation, inquiry or proceeding pending or threatened in or by any court or governmental agency or authority which might result in action to restrain, enjoin or prohibit consummation of the transactions contemplated by this Agreement or which might result in divestiture, rescission or damages in connection with such transactions or which could reasonably be expected to result in a Material Adverse Effect on the financial condition or operations of Texas Regional, and San Juan Bancshares shall have been furnished with a certificate, dated the Closing Date and signed by the President of Texas Regional, in his capacity as such, to the effect that no litigation, investigation, inquiry or proceeding is pending, or, to the best of his knowledge, threatened.

      6.5 DECLARATION OF EFFECTIVENESS OF REGISTRATION STATEMENT. The SEC shall have declared effective the registration statement for registration of the transaction pursuant to which shares of Texas Regional Class A Voting Common stock are to be issued to shareholders of San Juan Bancshares and there shall be no order or action pending or threatened to withdraw such declaration or to prohibit or otherwise restrict the issuance of such shares, and any and all such actions as Texas Regional may deem necessary or advisable shall have been taken to cause the qualification or registration, by notification or otherwise, of the transaction or the shares in any state in which such qualification or registration is deemed necessary by Texas Regional.

      6.6 OPINION OF COUNSEL. Prior to closing, Texas Regional shall deliver to San Juan Bancshares the opinion of Texas Regional's counsel, in form and content satisfactory to San Juan Bancshares, as to the validity of the approvals of the Merger by the board of directors of Texas Regional and by the board of directors and shareholders of TRD.



                                    ARTICLE 7
                           TERMINATION AND ABANDONMENT



      7.1 RIGHT OF TERMINATION. This Agreement and the transactions contemplated hereby may be terminated and abandoned at any time prior the Effective Time (notwithstanding approval thereof by the shareholders of San Juan Bancshares), as follows, and in no other manner:

            A. By the mutual consent of Texas Regional and San Juan Bancshares, duly authorized by the respective boards of directors.

            B. By either San Juan Bancshares or Texas Regional if the conditions precedent to such party's obligations to close specified in Articles 5, 6, 7, and 8 hereof have not been met or waived.

            C. By either San Juan Bancshares or Texas Regional, if the Closing shall not have been accomplished on or before February 14, 2003.

            D. By Texas Regional, at its sole option, if as a result of its review of San Juan Bancshares, Texas Regional determines in good faith that facts, events or circumstances exist which have had, or in the exercise of its reasonable judgment could have, a Material Adverse Effect on the condition, financial position or business prospects of San Juan Bancshares or its subsidiary.

            E. By Texas Regional or San Juan Bancshares if it reasonably determines, in good faith, after consulting with counsel and with the concurrence of the other party, that there is substantial likelihood that any necessary regulatory approval will not be obtained or will be obtained only upon a condition or conditions that make it inadvisable to proceed with the transactions contemplated by this Agreement.

            F. By either party ("Notifying Party") if the other party shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or in any other agreement contemplated hereby, and such failure shall not have been cured within a period of ten (10) calendar days after notice from the Notifying Party, or if any of the representations or warranties of the other party contained herein or therein shall be inaccurate in any material respect.

      7.2 NOTICE OF TERMINATION. The power of termination provided for by
Section 7.1 hereof may be exercised only by a notice given in writing, as provided in Section 9.3 of this Agreement.

      7.3 EFFECT OF TERMINATION. Without limiting any other relief to which either party hereto may be entitled for breach of this Agreement, in the event of the termination and abandonment of this Agreement pursuant to the provisions of Section 7.1 hereof, no party to this Agreement shall have any further liability or obligation in respect of this Agreement, except for (a) liability of a party for expenses pursuant to Section 9.2 hereof, and (b) the provisions of Section 4.11 hereof shall remain applicable.


                                    ARTICLE 8

                               CLOSING OBLIGATIONS


      8.1 TEXAS REGIONAL OBLIGATIONS. At the Closing, Texas Regional shall deliver the following:

            8.1.1 Certificate of Merger, in the form required to be delivered for filing with the Secretary of State of Delaware, pursuant to applicable provisions of the Delaware General Corporation Law, and Articles of Merger in the form required to be delivered for filing with the Secretary of State of Texas, pursuant to applicable provisions of Texas law, providing for the merger of San Juan Bancshares and San Juan Delaware with and into TRD;

            8.1.2 Officer's Certificate, including an incumbency certification and further certifying as to the existence and good standing of the Texas Regional, the accuracy of all representations and warranties of Texas Regional, the approval by the Board of Directors of Texas Regional and TRD of resolutions authorizing and approving the merger transaction;

            8.1.3 Such other documents, certificates, and other items as may be required to be delivered by Texas Regional pursuant to the terms of this Agreement or as may be reasonably requested by San Juan Bancshares to effectuate the transaction herein described;

            8.1.4 Authorization to the Texas Regional transfer agent and registrar to issue and deliver the Closing Shares, after all adjustments have been made as herein described, to the former San Juan Bancshares shareholders;

            8.1.5 An opinion of Texas Regional's counsel in form and substance required by this Agreement and otherwise acceptable to San Juan Bancshares; and



            8.1.6 Such other documents, certificates, and other items as may be required to be delivered by Texas Regional pursuant to the terms of this Agreement or as may be reasonably requested by San Juan Bancshares to consummate the transaction herein described.

      8.2 SAN JUAN BANCSHARES OBLIGATIONS. At the Closing, San Juan Bancshares shall deliver the following to Texas Regional:

            8.2.1 Certificate of Merger, in the form required to be delivered for filing with the Secretary of State of Delaware, pursuant to applicable provisions of the Delaware General Corporation Law, and Articles of Merger in the form required to be delivered for filing with the Secretary of State of Texas, pursuant to applicable provisions of Texas law, providing for the merger of San Juan Bancshares and San Juan Delaware with and into TRD.

            8.2.2 Officer's Certificates of San Juan Bancshares, San Juan Delaware and Texas Country Bank, including an incumbency certification in each case, and further certifying as to the existence and good standing of each entity, the accuracy of all representations and warranties of San Juan Bancshares, the approval by the Board of Directors of each of San Juan Bancshares, San Juan Delaware and Texas Country Bank, and by the shareholders of San Juan Bancshares, by San Juan Bancshares as the sole shareholder of San Juan Delaware, and by San Juan Delaware as the sole shareholder of Texas Country Bank, in each case authorizing and approving the transaction.

            8.2.3 Certificates of Existence of each of San Juan Bancshares (issued by the Secretary of State of Texas), San Juan Delaware (issued by the Secretary of State of Delaware) and Texas Country Bank (issued by the Texas Banking Department) in each case dated as of a date not more than five days prior to the Closing;

            8.2.4 Certificate of Good Standing of each of San Juan Bancshares (issued by the Texas Comptroller of Public Accounts), San Juan Delaware (issued by the Secretary of State of Delaware) and Texas Country Bank (issued by the Texas Comptroller of Public Accounts), in each case dated as of a date not more than ten days prior to the Closing;

            8.2.5 Certificates of adoption of appropriate resolutions, Certificates of Merger, Articles of Merger and other documents as may be required by Texas Regional to effect the merger of San Juan Bancshares and San Juan Delaware with and into TRD, and to effect the merger of Texas Country Bank with and into Texas State Bank;

            8.2.6 An opinion of San Juan Bancshares' counsel in form and substance required by this Agreement and otherwise acceptable to Texas Regional; and

            8.2.7 Such other documents, certificates, and other items as may be required to be delivered by San Juan Bancshares pursuant to the terms of this Agreement or as may be reasonably requested by Texas Regional to consummate the transaction herein described.

      8.3 CLOSING DATE. Each of Texas Regional and San Juan Bancshares agree to use reasonable efforts to cause the merger to be consummated and closed on or prior to November 30, 2002; provided, however, that neither Texas Regional nor San Juan Bancshares shall be liable to the other or to any other person if, for any reason (including any reason in the direct or indirect control of that party), the merger is not closed on or prior to that date.

                                    ARTICLE 9

                                  MISCELLANEOUS

      9.1 BROKERS. Texas Regional and San Juan Bancshares agree that no third party has in any way brought the parties together or been instrumental in the making of this Agreement, and that no person has any lawful claim for any commission, brokerage or finder's fee, or other payment with respect to this Agreement, the merger of Texas Country Bank with and into Texas State Bank, or the transactions contemplated hereby and thereby based on any alleged agreement or understanding between such party and any third person, whether express or implied from the actions of such party. Texas Regional and Texas State Bank will not be responsible for any brokerage or finders fees in connection with the transactions.

      9.2 EXPENSES. No part of the personal expenses incurred by any shareholders of San Juan Bancshares in connection with the transaction contemplated hereby shall be borne by San Juan Bancshares, Texas Country Bank or Texas Regional. San Juan Bancshares shall bear and be responsible for its own attorney's and accountant's fees and other expenses, including the cost of soliciting proxies and conducting the shareholders' meeting called to consider the merger transactions, including attorney's fees for counsel to San Juan Bancshares (all of which must be reasonable in amount and all of which shall be fully paid or accrued prior to closing). Texas Regional shall bear and be responsible for its own attorney's fees and other expenses in connection with the evaluation of the transaction described herein and in connection with the consummation of the transactions contemplated hereby, except as otherwise provided herein.

      9.3 NOTICES. Any notice given hereunder shall be in writing and shall be deemed delivered on the earlier of actual receipt or the time of deposit in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed to the party to whom such notice is to be sent at the following addresses:

      If to Texas Regional or to Texas State Bank, then to:

            Texas Regional Bancshares, Inc.
            3900 North 10th Street, 11th Floor
            McAllen, Texas 78501
            Attention:  Mr. Glen E. Roney
                          Chairman of the Board

            with a copy to:

                  William A. Rogers, Jr.
                  Rogers & Whitley, L.L.P.
                  816 Congress Avenue, Suite 1100
                  Austin, Texas  78701

      If to San Juan Bancshares, San Juan Delaware, Texas Country Bank, or the Principal Shareholders, then to:

            San Juan Bancshares, Inc.
            235 W. 5th Street
            San Juan, Texas 78589

            Attention:  Mr. Travis P. Neely,
                              Chairman of the Board

            with a copy to:

                  Carolyn V. Kelly
                  Jenkens & Gilchrist, a Professional Corporation
                  1445 Ross Avenue, Suite 3200
                  Dallas, Texas  75202

      9.4 ASSIGNMENT; NO THIRD PARTY BENEFICIARIES. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective successors and assigns, and, to the extent required by section 9.10, the directors, officers, and the Principal Shareholders, but shall not be assigned by any party without the prior written consent of the other party. There is no other third party beneficiary to this Agreement.

      9.5 ARTICLE AND OTHER HEADINGS. Article and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      9.6 ENTIRE AGREEMENT. This Agreement embodies the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior arrangements, understandings, agreements or covenants between the parties. This Agreement may only be modified by an instrument in writing executed by both Texas Regional and San Juan Bancshares.

      9.7 WAIVERS. Texas Regional or San Juan Bancshares may, by an instrument in writing, extend the time for or waive the performance of any of the obligations of the other or waive compliance with any of the covenants or conditions contained in this Agreement.

      9.8 GOVERNING LAW. This Agreement shall be governed by the laws of the State of Texas applicable to contracts made and to be performed therein.

      9.9 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which when so executed shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

      9.10 PRINCIPAL SHAREHOLDERS OF SAN JUAN BANCSHARES. Contemporaneously with the execution and delivery hereof, each Principal Shareholder is executing and delivering to Texas Regional a Shareholders Agreement and Irrevocable Proxy in the form of Schedule 9.10. The execution by each of the Principal Shareholders of San Juan Bancshares of the Shareholders Agreement and Irrevocable Proxy is a material consideration to Texas Regional, inducing Texas Regional to execute this Agreement and but for the execution of the Shareholders Agreement and Irrevocable Proxy by each of the Principal Shareholders Texas Regional would not execute this Agreement. Pursuant to the Shareholders Agreement and Irrevocable Proxy, each Principal Shareholder that is a director or executive officer of San Juan Bancshares further acknowledges and agrees that he will be subject to Rule 145 promulgated by the SEC under the 1933 Act, and each agrees not to transfer any Texas Regional stock received by such shareholder in the Merger except in compliance with applicable provisions of the 1933 Act, the 1934 Act and applicable rules and regulations promulgated thereunder, including Rule 145 and applicable provisions of Rule 144. The obligations of the Principal Shareholders described in this paragraph shall survive the closing of the transactions described in this Agreement.


                  [Remainder of page left blank intentionally;
                            signature lines follow.]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

                                    TEXAS REGIONAL BANCSHARES, INC.



ATTEST:                             BY:   /s/ G. E. RONEY
                                        ---------------------------------
                                          GLEN E. RONEY,
                                          CHAIRMAN OF THE BOARD
                                               AND PRESIDENT


  /s/ NANCY SCHULTZ
--------------------------
  Secretary

                                    SAN JUAN BANCSHARES, INC.


ATTEST:                             BY:    /s/ T. P. NEELY
                                        --------------------------------
                                           TRAVIS P. NEELY
                                           CHAIRMAN OF THE BOARD
                                                 AND PRESIDENT

 /s/ JOSEPH F. HETRICK
---------------------------
 Secretary

                                                                      APPENDIX B



                         AGREEMENT AND IRREVOCABLE PROXY


      This Agreement and Irrevocable Proxy (the "Proxy") is dated to be effective as of the ______ day of July, 2002, by and between San Juan Bancshares, Inc. ("San Juan Bancshares"), Texas Regional Bancshares, Inc. ("Texas Regional") and the undersigned shareholder of San Juan Bancshares (the "Shareholder").

      San Juan Bancshares and Texas Regional propose to enter into an Agreement and Plan of Reorganization (the "Agreement and Plan of Reorganization") providing for, among other things, the merger (the "Merger") of San Juan Bancshares with and into Texas Regional Delaware, Inc. in accordance with the terms and provisions of, and subject to the conditions set forth in, the Agreement and Plan of Reorganization. As a result of the Merger all of the outstanding shares of San Juan Bancshares common stock will be converted into the right to receive shares of Texas Regional common stock on the basis set forth in the Agreement and Plan of Reorganization.

      As a material consideration to Texas Regional, to induce Texas Regional to enter into the Agreement and Plan of Reorganization, the Shareholder has agreed to enter into this Proxy. The Shareholder acknowledges that but for his, her or its execution hereof, Texas Regional would not enter into the Agreement and Plan of Reorganization with San Juan Bancshares.

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, including the benefits expected to be derived by the Shareholder as a shareholder of San Juan Bancshares, the Shareholder hereby covenants and agrees as follows:

      1. The Shareholder is the owner, beneficially and of record, of the number of shares of common stock of San Juan Bancshares (the "Shares") identified on the signature page of this Agreement. The Shares represent all of the shares of capital stock of San Juan Bancshares owned, beneficially and of record, by the Shareholder.

      2. Shareholder has had a full opportunity to consider and review the transactions described in the Agreement and Plan of Reorganization and to ask questions of management of each of Texas Regional and San Juan Bancshares. As a result of that review and such other or additional due diligence and other procedures as Shareholder has deemed advisable, Shareholder fully consents to and approves of the transactions described in the Agreement and Plan of Reorganization and hereby agrees to support such transactions and recommend the same to other shareholders of San Juan Bancshares.

      3. Shareholder hereby irrevocably constitutes and appoints Travis P. Neely and Teresa Eoff, and each of them acting individually, with full power of substitution in the premises, as agents, proxies and attorneys-in-fact on behalf of the Shareholder, to vote the Shares in favor of the Merger at the San Juan Bancshares shareholder meeting called to vote on and approve the Merger and at any adjournment thereof. Shareholder hereby further authorizes such agents, proxies and attorneys-in-fact to take such other actions on behalf of Shareholder as they may deem advisable to effect and consummate the transactions described in the Agreement and Plan of Reorganization and to otherwise vote or represent the San Juan Bancshares Shares on any other matters incidental to the consummation of the Merger or incidental to the meeting. SHAREHOLDER ACKNOWLEDGES THAT THE PROXY HEREIN GRANTED IS A PROXY COUPLED WITH AN INTEREST AND IS IRREVOCABLE.

      4. The Shareholder hereby revokes all previous proxies granted with respect to any of the Shares that would conflict with the terms of the Proxy granted hereby.

      5. The Shareholder hereby specifically covenants and agrees to take such actions as may be reasonably requested by Texas Regional in connection with preparation for and consummation of the Merger and related transactions. Without limiting the generality of the foregoing, the Shareholder specifically agrees to cooperate fully with Texas Regional in connection with the registration with the Securities and Exchange Commission of the Texas Regional shares to be issued in connection with the Merger.

      6. The undersigned shareholder acknowledges that if he or she is deemed to be an underwriter under Rule 145 promulgated by the Securities and Exchange Commission ("SEC") pursuant to the Securities Act of 1933, as amended (the "Act"), he or she acknowledges that any future disposition by such shareholder of Texas Regional common stock acquired in the Merger must comply with Rule 145 and applicable provisions of Rule 144 promulgated by the SEC pursuant to the Act.

      7. Under no circumstances shall any sale or other transfer of any of the Shares subject to this Proxy be valid until the proposed transferee thereof shall have executed and become a party to this Proxy and thereby shall have become subject to all of the provisions hereof, unless the requirement is waived by written consent of Texas Regional; provided, however, any failure to so execute this Proxy shall not in any manner restrict the applicability of all of the terms and provisions of this Proxy to the Shares; and notwithstanding any other provisions of this Proxy, no such sale or other transfer of any kind shall result in the nonapplicability of the provisions hereof to any of the Shares.

      8. This Agreement shall terminate at the earliest to occur of (i) the Effective Time of the Merger (as defined in the Agreement and Plan of Reorganization), (ii) the termination of the Agreement and Plan of Reorganization in accordance with its terms, or (iii) February 14, 2003.

      THIS PROXY IS EXECUTED, DELIVERED, AND PERFORMABLE IN HIDALGO COUNTY, TEXAS, AND THE LAWS OF THE STATE OF TEXAS WILL GOVERN THE VALIDITY, CONSTRUCTION, ENFORCEMENT AND INTERPRETATION OF THIS PROXY.

      EXECUTED to be effective as of the date first written above.


Number of shares of                           (Shareholder's signature)
San Juan Bancshares, Inc.
common stock owned
beneficially or of record:


-----------------------                ----------------------------------------
                                        (Typed or printed  name of Shareholder)

Accepted and acknowledged:

TEXAS REGIONAL BANCSHARES, INC.


By: ____________________________
    Glen E. Roney,
    Chairman of the Board



SAN JUAN BANCSHARES, INC.



By: ____________________________
    Travis P. Neely
    President

                                                                      APPENDIX C


                         TEXAS BUSINESS CORPORATION ACT

                          ARTICLES 5.11, 5.12, AND 5.13

ART. 5.11. RIGHTS OF DISSENTING SHAREHOLDERS IN THE EVENT OF CERTAIN CORPORATE ACTIONS

      A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

            (1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

            (2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation if special authorization of the shareholders is required by this Act and the shareholders hold shares of a class or series that was entitled to vote thereon as a class or otherwise;

            (3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

      B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if:

            (1) the shares held by the shareholder are part of a class or series, shares of which are on the record date fixed to determine the shareholders entitled to vote on the plan of merger or plan of exchange:

                (a)   listed on a national securities exchange;

                (b) listed on the Nasdaq Stock Market's National Market System (or successor quotation system) or designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

                (c)   held of record by not less than 2,000 holders;

            (2) the shareholder is not required by the terms of the plan of merger or plan of exchange to accept for the shareholder's shares any consideration that is different than the consideration (other than cash in lieu of fractional shares that the shareholder would otherwise be entitled to receive) to be provided to any other holder of shares of the same class or series of shares held by such shareholder; and

            (3) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for the shareholder's shares any consideration other than:

                (a) shares of a domestic or foreign corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series, shares of which are:

                     (i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange;

                    (ii) approved for quotation as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

                   (iii) held of record by not less than 2,000 holders;

                (b) cash in lieu of fractional shares otherwise entitled to be received; or

                (c) any combination of the securities and cash described in
            Subdivisions (a) and (b) of this subsection.

ART. 5.12.  PROCEDURE FOR DISSENT BY SHAREHOLDERS AS TO SAID CORPORATE ACTIONS

      A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

            (1) (a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

                  (b)With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

            (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty (60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

            (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

      B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

      C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

      D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertified shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

      E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

      F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

      G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in
Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

ART. 5.13.  PROVISIONS AFFECTING REMEDIES OF DISSENTING SHAREHOLDERS

      A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

      B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder's rights under Articles
5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

      C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder's rights under Article
5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article
5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS OF TEXAS REGIONAL BANCSHARES, INC.

Texas Regional's Bylaws include provisions authorizing Texas Regional to indemnify its officers, directors, employees and agents to the full extent permitted by law. Insofar as indemnification for liabilities arising under the securities act may be permitted to directors, officers or persons controlling Texas Regional pursuant to the foregoing provisions, Texas Regional has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 21.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

      (a)   EXHIBIT LIST

             EXHIBIT  DESCRIPTION

            2.1 Agreement and Plan of Reorganization by and between Texas Regional Bancshares, Inc. and San Juan Bancshares, Inc. (incorporated by reference to Exhibit 2.1 to Texas Regional Bancshares' Current Report on Form 8-K filed on August 21, 2002).

            5.1** Opinion of Rogers & Whitley, L.L.P. regarding legality of the securities being registered.

            8.1** Opinion of KPMG LLP regarding certain tax aspects of the merger.

           23.1 Consent of Rogers & Whitley, L.L.P. included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference.

           23.2*      Consent of KPMG LLP.

           24.1 Power of Attorney of Directors and Officers of Texas Regional Bancshares, Inc. included on the signature page of this Form S-4 and incorporated herein by reference.

           99.1**     Form of Proxy Card for San Juan Bancshares, Inc.


           ----------------------------
           *     Filed herewith.
           **    Previously Filed.


      (b)   FINANCIAL STATEMENT SCHEDULES

            Schedules are not included as the required information is either not applicable or is included in the notes to the financial statements which are incorporated herein by reference.

ITEM 22.    UNDERTAKINGS.

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent (20%) change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by Texas Regional pursuant to Section 13 and 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of Texas Regional's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (6) To supply by means of a post-effective amendment all information concerning a company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions of Item 20 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Texas Regional of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy, as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McAllen, State of Texas, on October 18, 2002.

                                    TEXAS REGIONAL BANCSHARES, INC.



                                    By: /s/ G. E. Roney
                                        Glen E. Roney
                                        Chairman of the Board


                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Glen E. Roney as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign and file any and all amendments (including post-effective amendments) to this registration statement with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every other act on behalf of the undersigned required to be done in connection therewith.


      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


             SIGNATURE                               TITLE                                             DATE
           -------------                           ----------                                        ---------

            /s/ G.E. Roney
-------------------------------------
           GLEN E. RONEY                 Chairman of the Board, President,                        October 18, 2002
                                         Chief Executive Officer and Director
                                         (Principal Executive Officer)

          /s/ R. T. Pigott, Jr.
-------------------------------------
         R. T. PIGOTT, JR.               Executive Vice President and Chief                       October 18, 2002
                                         Financial Officer (Principal
                                         Financial Officer)

           /s/ Janie S. Moran
-------------------------------------
        JANIE SANDOVAL MORAN             Controller and Assistant Secretary                       October 18, 2002
                                         (Principal Accounting Officer)


             SIGNATURE                               TITLE                                             DATE
           -------------                           ----------                                        ---------

           /s/ Morris Atlas
-------------------------------------
            MORRIS ATLAS                            Director                                      October 18, 2002


-------------------------------------
          FRANK N. BOGGUS                           Director                                  _____________, 2002


         /s/ Robert G. Farris
-------------------------------------
          ROBERT G. FARRIS                          Director                                      October 18, 2002


   /s/ C. Kenneth Landrum, M.D.
-------------------------------------
      C. KENNETH LANDRUM, M.D.                      Director                                      October 18, 2002


          /s/ David L. Lane
-------------------------------------
           DAVID L. LANE                            Director                                      October 18, 2002



-------------------------------------
       JACK H. MAYFIELD, JR.                        Director                                  _____________, 2002



       /s/ Julie G. Uhlhorn
-------------------------------------
          JULIE G. UHLHORN                          Director                                      October 18, 2002


          /s/ Jack Whetsel
-------------------------------------
            JACK WHETSEL                            Director                                      October 18, 2002


-------------------------------------
        MARIO MAX YZAGUIRRE                         Director                                  _____________, 2002



        (a) EXHIBIT LIST


            EXHIBIT   DESCRIPTION

            2.1 Agreement and Plan of Reorganization by and between Texas Regional Bancshares, Inc. and San Juan Bancshares, Inc. (incorporated by reference to Exhibit 2.1 to Texas Regional Bancshares' Current Report on Form 8-K filed on August 21, 2002).

            5.1** Opinion of Rogers & Whitley, L.L.P. regarding legality of the securities being registered.

            8.1** Opinion of KPMG LLP regarding certain tax aspects of the merger.

           23.1 Consent of Rogers & Whitley, L.L.P. included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference.

           23.2*      Consent of KPMG LLP.

           24.1 Power of Attorney of Directors and Officers of Texas Regional Bancshares, Inc. included on the signature page of this Form S-4 and incorporated herein by reference.

           99.1**     Form of Proxy Card for San Juan Bancshares, Inc.

        (b) FINANCIAL STATEMENT SCHEDULES

            Schedules are not included as the required information is either not applicable or is included in the notes to the financial statements which are incorporated herein by reference.

           ----------------------------
           *     Filed herewith.
           **    Previously Filed.